  As filed with the Securities and Exchange Commission on July 22, 1997
                                                     REGISTRATION NO. 333-24189
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                  GFSI, INC.
            (Exact name of registrant as specified in its charter)

                               ----------------

        DELAWARE                   2396                      74-2810748
     (State or other    (Primary Standard Industrial        (I.R.S. Employer
     jurisdiction of        Classification Number)      Identification Number)
    incorporation or
      organization)


                                  GFSI, INC.
                             9700 COMMERCE PARKWAY
                             LENEXA, KANSAS 66219
                                 913-888-0445
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                               JOHN L. MENGHINI
                                  GFSI, INC.
                             9700 COMMERCE PARKWAY
                             LENEXA, KANSAS 66219
                                 913-888-0445
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                               ----------------

                                With a copy to:
                            JAMES B. CARLSON, ESQ.
                             MAYER, BROWN & PLATT
                                 1675 BROADWAY
                           NEW YORK, NEW YORK 10019
                                (212) 506-2515

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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                                           PROPOSED
                                           MAXIMUM    PROPOSED
                                           OFFERING   MAXIMUM
   TITLE OF EACH CLASS OF        AMOUNT     PRICE    AGGREGATE    AMOUNT OF
         SECURITIES              TO BE        PER     OFFERING   REGISTRATION
      TO BE REGISTERED         REGISTERED   UNIT(1)   PRICE(1)       FEE
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9 5/8% Series B Senior Sub-
 ordinated Notes Due 2007..   $125,000,000   100%   $125,000,000  $37,878.79(2)

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(1) Estimated solely for the purposes of calculating the registration fee.
(2) Previously paid.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 22, 1997

PROSPECTUS
                                   GFSI, INC.
OFFER TO EXCHANGE ITS 9 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2007, WHICH
     HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, FOR ANY AND ALL OF ITS
        OUTSTANDING 9 5/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2007. NOTWITHSTANDING THE DESIGNATION OF THE NOTES AS SENIOR SUBORDINATED NOTES,
THE COMPANY HAS NOT ISSUED, AND DOES NOT HAVE ANY CURRENT FIRM ARRANGEMENTS TO ISSUE, ANY SIGNIFICANT INDEBTEDNESS TO WHICH THE NOTES WOULD BE SENIOR, AND THE NOTES WILL BE EFFECTIVELY SUBORDINATE TO ESSENTIALLY ALL OF THE OUTSTANDING INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES. THE COMPANY DOES NOT HAVE ANY CURRENT OR PENDING ARRANGEMENTS OR AGREEMENTS TO INCUR ANY ADDITIONAL SIGNIFICANT INDEBTEDNESS TO WHICH THE NOTES WOULD BE SUBORDINATE.

  GFSI, Inc., a Delaware corporation ("GFSI" or the "Company") and a direct, wholly-owned subsidiary of GFSI Holdings, Inc., a Delaware corporation ("Holdings" or "Parent"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer"), to exchange up to $125 million aggregate principal amount of 9 5/8% Series B Senior Subordinated Notes due 2007 (the "New Notes"), of the Company for a like principal amount of the Company's issued and outstanding 9 5/8% Series A Senior Subordinated Notes due 2007 (the "Old Notes" and collectively with the New Notes, the "Notes"), with the holders (each holder of Old Notes, a "Holder") thereof. The New Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by all of the Company's future Restricted Subsidiaries (as defined). The terms of the New Notes are substantially identical to the terms of the Old Notes that are to be exchanged therefor. See "Description of the Notes." The Company will receive no proceeds in connection with the Exchange Offer. Upon the occurrence of a Change of Control, the Company will be required, subject to certain conditions, to make an offer to purchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have, or will have access to, sufficient funds to repurchase the Notes or to pay the holders of the Notes. See "Risk Factors--Change of Control Provisions; Limitations on Rights of Repayment," "Description of Securities-- Certain Covenants," "--Certain Definitions" and "Mandatory Offers to Purchase Senior Notes--Change of Control."

  Prior to the Exchange Offer, there has been no established trading market for the Old Notes or the New Notes. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. Following the consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligations to such holders to provide for the registration of the Old Notes under the Securities Act. See "The Exchange Offer--Consequences of Not Exchanging Old Notes."

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON         , 1997, UNLESS EXTENDED.
                                             (Cover continued on following page)

                                  -----------

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS" ON PAGE 15 OF THIS PROSPECTUS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                  The date of this Prospectus is       , 1997

  The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including indebtedness under the New Credit Agreement, and pari passu or senior in right of payment to any future subordinated indebtedness of the Company. As of March 28, 1997, the aggregate principal amount of Senior Indebtedness of the Company to which the Notes would have been subordinated would have been approximately $68.0 million. The Indenture will permit the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. See "Description of Notes."

  The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on
         , 1997, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

  The Old Notes were issued and sold on February 27, 1997 (the "Old Note Offering"), in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in
Section 4(2) of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under a Registration Rights Agreement (as defined) between the Company and the Initial Purchasers (as defined). The New Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture (as defined), which governs both the Old Notes and the New Notes. The form and terms (including principal amount, interest rate, maturity and ranking) of the New Notes are the same as the form and terms of the Old Notes, except that the New Notes (i) will be registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes, (ii) will not be entitled to registration rights and (iii) will not provide for any Liquidated Damages (as defined). See "The Exchange Offer--Registration Rights; Liquidated Damages."

  The Company is making the Exchange Offer pursuant to the registration statement of which this Prospectus is a part in reliance upon the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Based on these interpretations by the staff of the Commission, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by Holders thereof (other than (i) any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes.

  By tendering, each Holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes are acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date (as defined), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

                                    SUMMARY

  The following summary is qualified in its entirety by reference to and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the Company's business and pro forma data give effect to the Transactions (as defined). Unless the context indicates or otherwise requires, references in this Prospectus to the "Company" are to GFSI, Inc. and its predecessor, Winning Ways, Inc., and references to a fiscal year are to the twelve months ended June 30 of such year.

                                  THE COMPANY

  The Company, which operates primarily under the brand name GEAR For Sports(R) ("GEAR"), is a leading designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, colleges and professional sports. The Company, which was founded in 1974, custom designs and decorates an extensive line of high-end outerwear, fleecewear, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage. The Company markets its products to over 13,000 active customer accounts through its well-established and diversified distribution channels, rather than through the price sensitive mass merchandise, discount and department store distribution channels. The Company believes that it has been able to compete successfully because of its ability to create diverse and innovative designs, provide excellent customer service, leverage its GEAR brand name and differentiate its products on the basis of quality.

  From fiscal 1991 to fiscal 1996, the Company's net sales increased from $94.7 million to $169.3 million from internal growth, representing a compound annual growth rate ("CAGR") of 12.3% and an actual annual growth rate of 24.8%, 2.5%, 5.8%, 15.6% and 14.3% for the fiscal years of 1992, 1993, 1994, 1995, and 1996, respectively. During the same period, the Company's EBITDA (as defined) grew from $17.9 million to $36.0 million, representing a CAGR of 15.0% and an actual annual growth rate of 28.5%, 7.7%, 8.7%, 18.2% and 13.5% for the fiscal years of 1992, 1993, 1994, 1995, and 1996, respectively. The Company's EBITDA margin for the period increased from 18.9% to 21.3% with an actual annual growth rate of 2.6%, 5.2% 2.9%, 1.9% and (0.5%) for the fiscal years of 1992, 1993, 1994,
1995, and 1996, respectively. At the same time, the Company's net income increased from $14.5 million to $30.2 million, representing a CAGR of 15.8% and an actual annual growth rate of 24.4%, 10.9%, 10.2% 18.6% and 15.3% for the fiscal years of 1992, 1993, 1994, 1995, and 1996 respectively. The Company's cash flows from operating activities increased from $14.4 million to $34.0 million for the same periods, representing CAGR of 18.7% and an actual annual growth rate of (22.6%), 88.4%, 16.4% 2.2% and 42.2% for the fiscal years of 1992, 1993, 1994, 1995, and 1996, respectively. The Company believes it has achieved a record of strong sales and EBITDA growth and stable operating margins primarily due to its: (i) leading positions in niche markets;
(ii) diversified and stable customer base; (iii) superior product quality and customer service; (iv) broad product portfolio; (v) value-added design and manufacturing capabilities; and (vi) innovative management. The Company expects to continue to grow by leveraging the strength of the GEAR brand name to expand its product lines and access underpenetrated segments of its markets. The Company believes that it is less vulnerable to earnings fluctuations than typical apparel manufacturers and marketers because: (i) the Company designs and custom manufactures basic, classic products with low fashion risk; (ii) consumer demand for sportswear and activewear continues to increase; and (iii) the Company's products are customized based on firm customer orders, minimizing its risk of excess inventory.

  The Company markets its products primarily through four separate divisions, each of which serves distinct distribution channels and utilizes a salesforce with a specialized knowledge of its particular markets and customers. The Company's network of approximately 140 independent sales representatives and over 70 in-house artists and graphic designers work directly with the Company's customers to create innovative sportswear and activewear products to meet customer specifications. The Company's four divisions include:

[ ] The Resort Division (40.0% of fiscal 1996 net sales) is a leading marketer of custom logoed sportswear and activewear to over 6,100 active customer accounts, including destination resorts, family entertainment companies, hotel chains, golf clubs, cruise lines, casinos and United States military bases. The division's customers include widely recognized names such as The Walt Disney Company, Universal Studios, The Ritz Carlton, Pebble Beach, Princess Cruise Lines and The Mirage. The Company believes that the breadth of its coordinated product line and its national scope provide it with a distinct competitive advantage in the resort market. See "Business--Sales Divisions--Resort Division."

[ ] The Corporate Division (27.9% of fiscal 1996 net sales) is a leading marketer of corporate identity sportswear and activewear for use by a diverse group of corporations in incentive and promotional programs as well as for office casual wear and uniforms. The division services over 3,500 active customer accounts, including Toyota, Hershey, Dr Pepper/7Up, Anheuser-Busch, MCI and Exxon. The Company believes that it has an advantage over its competitors because it is one of the few national brand name suppliers of sportswear and activewear focused on the corporate market. In addition, the Company recently formed Tandem Marketing to leverage its existing corporate customer base by developing and administering corporate fulfillment programs. The Company typically implements corporate fulfillment programs in conjunction with a catalogue featuring a full line of both apparel and non-apparel merchandise customized with the corporate customer's name, logo or message. See "Business--Sales Divisions--Corporate Division."

[ ] The College Bookstore Division (22.3% of fiscal 1996 net sales) is a leading marketer of custom designed, embroidered and silk-screened sportswear and activewear products to over 2,300 active customer accounts, including nearly every major college and university in the United States. The division's largest accounts include each of the major college bookstore lease operators, such as Barnes & Noble College Bookstores, as well as high volume, university managed bookstores, such as the University of Notre Dame, the University of Southern California, Yale University, the University of Michigan and the United States Air Force and Naval academies. The National Association of College Stores has selected the Company as "Vendor of the Year" three times, an honor no other supplier has won more than once. See "Business--Sales Divisions-- College Bookstore Division."

[ ] The Sports Specialty Division (3.7% of fiscal 1996 net sales), established in 1994, has entered into licensing agreements to design, manufacture and market sportswear and activewear bearing the names, logos and insignia of professional sports leagues and teams as well as major sporting events. The Company's licensors include, among others, Major League Baseball ("MLB"), the National Basketball Association ("NBA"), the National Hockey League ("NHL"), NASCAR and The Breeder's Cup. The division targets the upscale adult sports enthusiast through the Company's existing distribution channels as well as through new channels such as stadium stores and team retail outlets. The division markets its products to over 600 active customer accounts, including the Indianapolis Motor Speedway, the Chicago Bulls, the Cleveland Indians, the Boston Bruins and Madison Square Garden. See "Business--Sales Divisions--Sports Specialty Division."

  FINANCIAL CHARACTERISTICS. The Company's business has the following financial characteristics:

[ ] Diverse and Stable Customer Base. The Company sells to its niche markets through a diverse base of over 13,000 active customer accounts. In fiscal 1996, no single account represented more than 2.5% of net sales, and the Company's top ten customers which include various large corporations, major universities and destination resorts, accounted for less than 13% of net sales. Accordingly, the Company believes that the loss of any single customer would not have a material adverse effect on the Company and that none of its customers is, individually, material to the Company's operations. The number of active customer accounts increased from approximately 5,600 in fiscal 1991 to over 13,000 in fiscal 1996. New potential end-users of the Company's products are added each year as new customers visit resorts and participate in other leisure activities, corporations continue to expand their identity and promotional programs and new students enroll at colleges and universities. See "Business--Financial Characteristics"

 [] Strong Sales and EBITDA Growth. From fiscal 1991 to fiscal 1996, the
    Company's net sales increased from $94.7 million to $169.3 million from internal growth, representing a CAGR of 12.3% and an actual annual growth rate of 24.8%, 2.5%, 5.8%, 15.6% and 14.3% for the fiscal years of 1992,
    1993, 1994, 1995, and 1996, respectively. During the same period, the Company's EBITDA (as defined) grew from $17.9 million to $36.0 million, representing a CAGR of 15.0% and an actual annual growth rate of 28.5%, 7.7%, 8.7% 18.2% and 13.5% for the fiscal years of 1992, 1993, 1994,
    1995, and 1996, respectively. The Company's EBITDA margin for the period increased from 18.9% to 21.3% with an actual annual growth rate of 2.6%, 5.2%, 2.9%, 1.9% and (0.5%) for the fiscal years of 1992, 1993, 1994,
    1995, and 1996, respectively. The Company believes that this growth can be attributed to: (i) its focus on niche markets where competition is generally based on product and service quality rather than price; (ii) operating leverage resulting from the introduction of new products in established distribution channels; and (iii) its focus on manufacturing efficiencies. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Results of Operations."

 [] Low Capital Expenditures. The Company concentrates on the high value-added production processes of custom design, embroidery, silk-screening and other finishing elements at its state-of-the-art manufacturing facilities. The capital intensive process of manufacturing unfinished garments ("blanks") and other items is outsourced to a network of foreign and domestic independent manufacturers who comply with the Company's stringent specifications. As a result, the Company maintains low fixed costs and requires limited annual capital expenditures. From fiscal 1992 to fiscal 1996, total annual capital expenditures averaged approximately $3 million, or an average of 2.2% of net sales and 10.5% of EBITDA for such years. See "Selected Historical Financial Data."

 [] Historically Non-Cyclical Business. The Company has not experienced a reduction of its business as a result of past general economic downturns. The Company believes that its record of consistent growth is a result of the relatively non-cyclical nature of its primary market segments as well as its competitive position as a supplier of high quality, customized products that are less susceptible to consumer price sensitivity. The Company believes that the diversity of its products, distribution channels and markets also minimizes its exposure to particular customers, economic cycles and geographic concentration.

  BUSINESS STRATEGY. The Company's objective is to continue to increase sales, EBITDA and operating margins, and is based upon the following strategic elements:

 [] Superior Product Quality and Customer Service. Each of the Company's divisions focuses on high-end, customized sportswear, activewear and related products. The Company's products uniquely address each account's specific requirements, while providing the end-user with a high quality product. The Company's ability to maintain consistency in product quality and customer service, regardless of order size, enables it to effectively service a broad range of customers. With over 70 in-house artists and graphic designers and state-of-the-art manufacturing and distribution facilities, the Company believes that it provides products and service that are superior to those of its competitors in each of its markets.

 [] Leading Position in Multiple Niche Markets. The Company has a leading position in the resort, corporate and college bookstore markets. The Company's superior service and product customization enable it to more effectively serve the particular needs of these customers. As a result, the Company believes that: (i) it is one of the few national competitors in the highly fragmented resort and leisure market; (ii) it has a leading share of the corporate identity market, where it competes primarily with smaller local and regional companies as well as a few national competitors; and (iii) it has the second largest share of the college bookstore market.

  . Leveraging the GEAR For Sports(R) Brand Name. The Company leverages its
    GEAR brand name by introducing new products through its established distribution channels. For example, the Company recently introduced new headwear, sports luggage and Baby GEAR product lines. The Company believes that the GEAR brand name is widely recognized by customers and end-users in each of its markets and enjoys a reputation for high quality products. The Company intends to continue to leverage this brand name recognition through its existing distribution channels as well as through alternative distribution channels and markets.

  . Efficient Operations. The Company uses its state-of-the-art facilities to design, embroider and screenprint a significant portion of its products. In addition, the Company uses independent contractors to manufacture its blanks and, where appropriate, to provide other value-added manufacturing services in order to maximize sourcing flexibility while minimizing overhead costs and fixed charges. Only one of these independent contractors supplies such services exclusively to the Company. The Company does not have a contract with this independent contractor. The Company minimizes the risk of excess inventory by designing and manufacturing its products against firm customers orders.

  . Experienced Management Team with Significant Equity Ownership. The
    Company's management team has extensive experience in the sportswear and activewear business. The top five senior executives have each been with the Company for at least 13 years and have combined industry experience of over 115 years. Approximately 20 members of the management team contributed an aggregate of $13.6 million in exchange for 50% of the capital stock of the Company's parent, GFSI Holdings, Inc. ("Holdings"). The management team will have significant incentive to continue to increase the Company's sales and EBITDA as a result of their substantial equity ownership and performance based incentive compensation programs that the Company intends to implement.

                                ----------------

  The Company was incorporated in the state of Delaware on January 15, 1996. On February 27, 1997, the Company effected a merger with Winning Ways, Inc. ("Winning Ways"), a Missouri corporation, in which Winning Ways merged with and into the Company. The Company's principal executive offices are located at 9700 Commerce Parkway, Lenexa, Kansas 66219 and its telephone number is (913) 888-0445.

                                THE TRANSACTIONS

  Holdings and GFSI, a wholly-owned subsidiary of Holdings, were organized by affiliates of The Jordan Company ("TJC") and management, including Jordan/Zalaznick Capital Corporation, A. Richard Caputo, Jr., John W. Jordan II, David W. Zalaznick, MCIT PLC, Leucadia Investors, Inc., Jonathan F. Boucher, Adam E. Max, John R. Lowden, James E. Jordan, Paul Rodzevik and Douglas Zych (each of which may be deemed to be affiliates of TJC), John L. Menghini, Robert G. Shaw, Robert M. Wolff, Larry D. Graveel, Michael H. Gary, Martin Becker, Terry Glenn, Kirk Kowalewski, Mark Schimpf, Anthony Gagliano, David Churchman, Dave Geneens, Steve Arnold, Frank Pikus, Jason Krakow, Carl Allard, Howie Ellis, Scott Durham, Tom Martin, John White, Sue Agnitsch, Dave Hosier and Jim Keaton (each of which are members of management), to effect the acquisition of Winning Ways. Pursuant to an agreement for the purchase and sale of stock, dated as of January 24, 1997 (the "Acquisition Agreement"), Holdings and GFSI acquired all of the issued and outstanding capital stock of Winning Ways on February 27, 1997, and Winning Ways immediately thereafter merged with and into GFSI.

  The aggregate purchase price for Winning Ways was $242.3 million consisting of $173.1 million in cash at closing, a post closing payment at April 30, 1997, of $10.0 million and the repayment of $59.2 million of the Winning Ways' Existing Indebtedness (as defined) including a $2.4 million prepayment penalty. To finance the Acquisition, including approximately $11.5 million of related fees and expenses: (i) TJC, its affiliates and MCIT PLC (collectively, the "Jordan Investors") and certain members of management (the "Management Investors") invested $52.2 million in Holdings and Holdings contributed $51.4 million of this amount in cash to the

Company (the "Equity Contribution"); (ii) the Company consummated the offering of Old Notes in the aggregate principal amount of $125.0 million (the "Offering"); and (iii) the Company entered into a credit agreement (the "New Credit Agreement"), providing for borrowings of up to $115.0 million, of which approximately $68.0 million was outstanding and $22.9 million was utilized to cover outstanding letters of credit at Closing. The Equity Contribution is comprised of: (i) a contribution of $13.6 million from the Jordan Investors to Holdings in exchange for cumulative preferred stock of Holdings due 2009 ("Holdings Preferred Stock") and approximately 50% of the common stock of Holdings; (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the common stock of Holdings; and (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for subordinated notes of Holdings (the "Holdings Subordinated Notes"). Approximately $0.8 million of the contribution from the Management Investors was financed by loans from Holdings. Consummation of the Offering was conditioned upon the concurrent consummation of the Acquisition, the Equity Contribution and the initial borrowings under the New Credit Agreement. For additional information, see "The Transactions" and "Use of Proceeds."

  The Company's predecessor, Winning Ways, terminated its income tax reporting status as an S-Corporation immediately prior to the Closing of the Transactions on February 27, 1997. Immediately prior to the Closing, Winning Ways distributed to its shareholders $26.1 million, representing the accumulated and undistributed S-Corporation earnings of the Company as of February 27, 1997. The Company recognized, with a post-closing adjustment, $1.0 million in net deferred income tax liabilities upon the conversion from S-Corporation to C-Corporation status for income tax reporting purposes. The Company does not anticipate any future material adverse tax liabilities arising from this distribution.

                               THE EXCHANGE OFFER

Securities Offered..........  $125,000,000 principal amount of 9 5/8% Series B
                              Senior Subordinated Notes due 2007. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain Liquidated Damages provisions relating to the Old Notes described below under "--Summary Description of the New Notes."

Issuance of Old Notes;
 Registration Rights........  The Old Notes were issued on February 27, 1997 to
                              Donaldson, Lufkin & Jenrette Securities
                              Corporation and Jefferies & Company, Inc.
                              (collectively, the "Initial Purchasers"), which placed the Old Notes with "qualified institutional buyers" (as such term is defined in Rule 144A promulgated under the Securities Act). In connection therewith, the Company executed and delivered for the benefit of the holders of Old Notes a certain registration rights agreement (the "Registration Rights Agreement"), pursuant to which the Company agreed (i) to file a registration statement (the "Registration Statement") on or prior to 90 days after February 27, 1997 with respect to the Exchange Offer and
                              (ii) to use their best efforts to cause the Registration Statement to be declared effective by the Commission on or prior to 150 days after February 27, 1997. In certain circumstances, the Company will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes by the holders thereof. If the Company does not comply with its obligations under the Registration Rights Agreement, it will be required to pay Liquidated Damages to holders of the Old Notes under certain circumstances. See "The Exchange Offer--Registration Rights; Liquidated Damages." Holders of Old Notes do not have any appraisal rights in connection with the Exchange Offer.

The Exchange Offer..........  The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy the obligations of the Company contained in the Registration Rights Agreement. Based upon the position of the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. By tendering, each Holder, which is not a broker-dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale for such New Notes. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. See "Risk Factors."

Procedures for Tendering....
                              Tendering holders of Old Notes must complete and sign the Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes. Holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. Letters of Transmittal and certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Procedures for Tendering Old Notes."

Tenders, Expiration Date;
 Withdrawal...............  The Exchange Offer will expire the earlier of (i)
                            5:00 p.m., New York City time, on             ,
                            1997 or (ii) the date when all Old Notes have been tendered, or such later date and time to which it is extended, provided it may not be extended
                            beyond             , 1997. The tender of Old Notes
                            pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" and "--Withdrawal Rights."

Certain Conditions to the
 Exchange Offer...........  The Exchange Offer is subject to certain customary conditions, all of which may be waived by the Company, including the absence of

                            (i) threatened or pending proceedings seeking to restrain the Exchange Offer or resulting in a material delay to the Exchange Offer; (ii) a general suspension of trading on any national securities exchange or in the over-the-counter market; (iii) a banking moratorium; (iv) a commencement of war, armed hostilities or other similar international calamity directly or indirectly involving the United States; and (v) change or threatened change in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company. The Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, if at any time before the acceptance of such Old Notes for exchange or the exchange of New Notes for such Old Notes, any of the foregoing events occurs which, in the sole judgment of the Company, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange. In the event the Company asserts or waives a condition to the Exchange Offer which constitutes a material change to the terms of the Exchange Offer, the Company will disclose such change in a manner reasonably calculated to inform prospective investors of such change, and will extend the period of the Exchange Offer by five business days. If the Company fails to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, it will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities (as defined) by the holders thereof who satisfy certain conditions. If the Company fails to consummate the Exchange Offer or file a Shelf Registration Statement in accordance with the Registration Rights Agreement, the Company will pay Liquidated Damages to each holder of Transfer Restricted Securities until the cure of all defaults. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. See "The Exchange Offer--Registration Rights; Liquidated Damages" and "--Certain Conditions to the Exchange Offer."

Federal Income Tax
 Consequences.............  In the opinion of Mayer, Brown & Platt, tax counsel to the Company, for Federal income tax purposes, the exchange pursuant to the Exchange

                              Offer will not result in any income, gain or loss to the Holders or the Company. See "Certain Federal Income Tax Considerations" for a dicussion of the material Federal income tax consequences expected to result from the Exchange Offer.

Use of Proceeds.............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Appraisal Rights............  Holders of Old Notes will not have dissenters'
                              rights or appraisal rights in connection with the Exchange Offer.

Exchange Agent..............  Fleet National Bank is serving as Exchange Agent in connection with the Exchange Offer.

                  CONSEQUENCES OF NOT EXCHANGING THE OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. See "Risk Factors--Consequences of Exchange and Failure to Exchange" and "The Exchange Offer--Consequences of Exchanging Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  Notwithstanding the designation of the Notes as Senior Subordinated Notes, the Company has not issued, and does not have any current firm arrangements to issue, any significant indebtedness to which the Notes would be senior, and the Notes will be effectively subordinate to essentially all of the outstanding indebtedness of the Company and its subsidiaries. The Company does not have any current or pending arrangements or agreements to incur any additional significant indebtedness to which the Notes would be subordinate.

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not
consummated by        1997, subject to certain exceptions, with respect to the
first 90-day period immediately following thereafter, the Company will be obligated to pay Liquidated Damages to each Holder of Old Notes in an amount equal to $.05 per week for each $1,000 principal amount of Old Notes, as applicable, held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until the Exchange Offer is consummated, or any other Registration Default (as defined) is cured, up to a maximum of $.40 per week for each $1,000 principal amount of Old Securities, as applicable.

  The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from February 27, 1997. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from February 27, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date which occurs on or after consummation of the Exchange Offer.

                                 THE NEW NOTES

Issuer......................  GFSI, Inc.

Securities Offered..........  $125 million aggregate principal amount of 9 5/8%
                              Series B Senior Subordinated Notes due 2007.

Maturity....................  March 1, 2007.

Interest....................  The Old Notes bear interest and the New Notes will bear interest at a rate of 9 5/8% per annum, payable semi-annually in cash in arrears on each March 1 and September 1, commencing on the first such date to occur after the Expiration Date.

Optional Redemption.........  On or after March 1, 2002, the Notes will be redeemable at the option of the Company, in whole or in part, at any time at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to March 1, 2000, the Company may redeem up to 40% of the original aggregate principal amount of the Notes with the net proceeds of one or more Equity Offerings (as defined) at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. See "Description of Notes--Redemption of Notes."

Mandatory Redemption........  Except after the passage of certain events, the
                              Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Notes. See "Description of Notes--Mandatory Offers to Purchase Notes."

Change of Control...........  Upon the occurrence of a Change of Control (as defined), each holder of Notes will have the right to require the Company to purchase such holder's Notes pursuant to an Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. Certain transactions with affiliates of the Company may not be deemed to be a Change of Control. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except as described under "Description of Notes--Mandatory Offers to Purchase Notes," the Indenture does not contain provisions that permit the holders of Notes to require the Company to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management.

Guarantees..................  The Notes will be fully and unconditionally guaranteed (the "Note Guarantees"), jointly and severally, on a senior subordinated basis, by all of the Company's future Restricted Subsidiaries (the "Guarantors"). As of the date of the Indenture (as defined), the Company does not have any Subsidiaries (as defined).

Ranking.....................  The Notes will be general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, including Indebtedness (as defined) under the New Credit Agreement, and pari passu or senior in right of payment to any future subordinated Indebtedness of the Company. As of March 28, 1997, the aggregate principal amount of Senior Indebtedness of the Company to which the Notes would have been subordinated would have been approximately $68.0 million. The indenture pursuant to which the Notes will be issued (the "Indenture") will permit the Company and its subsidiaries to incur additional Indebtedness, including Senior Indebtedness, subject to certain limitations, including a specified Cash Flow Coverage Ratio (as defined). See "Description of Notes--Certain Covenants" and "Description of Certain Indebtedness."

                              The Company believes that prepayment of the Notes pursuant to a Change of Control would constitute a default under the New Credit Agreement. In the event a Change of Control occurs, the Company will likely be required to refinance the Indebtedness outstanding under the New Credit Agreement and the Notes. If there is a Change of Control, any Indebtedness under the New Credit Agreement could be accelerated, which Indebtedness is secured and effectively ranks senior to the Notes. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Notes given the Company's high leverage. See "Risk Factors-- Leverage and Debt Service."

Certain Covenants...........  The Indenture contains the following material covenants which limit the ability of the Company and its Restricted Subsidiaries to: (i) pay dividends or make certain other Restricted Payments (as defined); (ii) incur additional Indebtedness; (iii) encumber or sell assets; (iv) enter into certain guarantees of Indebtedness;
                              (v) enter into transactions with affiliates; and
                              (vi) merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. In addition, under certain circumstances, the Company is required to offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase with the proceeds of certain Asset Sales (as defined). See "Description of Notes--Certain Covenants" and "--Mandatory Offers to Purchase Notes--Asset Sales."

Satisfaction and              The Indenture contains provisions which would
 Discharge..................  allow the Company to terminate all of its and any future guarantors obligations under the Notes, any guarantees of Notes and the Indenture, including the covenants contained in the Indenture, except for certain specified obligations. In order to exercise this option with respect to the Notes outstanding, the Company must irrevocably deposit in trust with the trustee money or U.S. Government obligations
                              (as defined) for the payment of principal of and premium and unpaid interest and

                              Liquidated Damages, if any, on the Notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions. See "Description of Notes-- Satisfaction and Discharge of the Indenture."

                                  RISK FACTORS

  Holders of Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors." Risk factors which Holders of Old Notes should evaluate include the consequences of exchanging and not exchanging Old Notes for New Notes, the Company's leverage and coverage, the ranking of the Notes among other indebtedness of the Company, the Company's dependence on intercompany transfers to meet its debt service and other obligations, the Company's limited operating history and the limited relevance of its historical financial information, the restrictive covenants contained in the Indenture and the New Credit Agreement, the absence of a market for the New Notes, the ability of the Company to purchase the Notes upon a Change of Control, the influence of the Company's principal stockholders and fraudulent transfer considerations.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

   The discussions set forth within may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. Factor's that could cause the Company's actual results in future periods to differ materially include, but are not limited to, those which may be discussed herein, as well as those discussed or identified from time to time in the Company's filings with the Commission.

  The following table presents summary: (i) historical operating and other data of the Company for the fiscal years ended June 30, 1992, 1993, 1994, 1995 and 1996, and the nine months ended March 31, 1996, and March 28, 1997; (ii) historical balance sheet data of the Company for the fiscal years, ended June 30, 1992, 1993, 1994, 1995 and 1996, and the nine months ended March 28, 1997;
and (iii) pro forma data for fiscal 1996, and the nine months ended March 28, 1997. The historical financial statements of the Company for fiscal 1992, 1993, 1994 and 1995 have been audited by Donnelly Meiners Jordan Kline, and the historical financial statements for fiscal 1996 have been audited by Deloitte & Touche LLP. The historical data of the Company for the nine months ended March 31, 1996, and March 28, 1997 have been derived from, and should be read in conjunction with, the unaudited financial statements of the Company and the related notes thereto, which are included elsewhere in this Prospectus. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the nine months ended March 28, 1997 are not necessarily indicative of the results of operations to be expected for the full year. The pro forma income statement data of the Company for the nine months ended March 28, 1997, and the year ended June 30, 1996 have been prepared as if the Transactions had occurred on the first day of such period. The summary pro forma data does not purport to represent what the Company's results of operations or financial position would have been if the Transactions had been completed as of the date or for the periods presented, nor does such data purport to represent the results of operations for any future period. The summary financial data set forth below should be read in conjunction with "The Transactions," "Selected Historical Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," the unaudited pro forma financial statements and the historical financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

  Effective February 27, 1997, Winning Ways, Inc., merged with and into GFSI, Inc., a new entity with no previous operations, with GFSI, Inc. as the surviving entity. The statements of income data and other data presented below includes historical information of Winning Ways, Inc. through the merger date and the merged entity subsequent, thereto.

                                  FISCAL YEAR ENDED JUNE 30,           NINE MONTHS ENDED
                         -------------------------------------------- -------------------
                                                                      MARCH 31, MARCH 28,
                           1992     1993     1994     1995     1996     1996      1997
                         -------- -------- -------- -------- -------- --------- ---------
STATEMENTS OF INCOME
 DATA:
Net sales............... $118,187 $121,131 $128,171 $148,196 $169,321 $132,068  $ 144,182
Gross profit............   47,079   50,936   53,724   63,327   72,013   57,347     64,060
Operating expenses......   25,949   28,201   29,151   34,428   39,179   30,030     33,835
Operating income........   21,130   22,735   24,573   28,899   32,834   27,317     30,225(/3/)
BALANCE SHEET DATA (AS
 OF PERIOD END):
Cash and cash
 equivalents............ $    527 $    219 $    132 $    112 $    140           $   5,569
Total assets............   64,520   67,510   70,176   76,938   78,711              98,446
Long-term debt,
 including current
 portion................   22,760   19,157   27,242   24,915   22,276             190,000
Total stockholders'
 equity deficiency......   27,489   27,502   29,429   32,106   34,479            (121,608)
PRO FORMA DATA(5):
Operating Income........                                     $ 32,980           $  30,155
Net Income..............                                     $  8,368           $   9,618

OTHER DATA:
EBITDA(1)............... $22,960  $24,733  $26,876  $31,759  $36,035  $29,696  $32,769
Cash flows from
 operating activities...  11,138   20,985   24,431   23,905   34,000   28,424   25,821
Cash flows from
 investing activities...  (2,149)  (2,163)  (2,597)  (4,255)  (2,480)  (1,238)  (1,566)
Cash flows from
 financing activities...  (8,995) (19,130) (21,921) (19,669) (31,493) (25,277) (18,826)
Depreciation and
 amortization...........   1,830    1,998    2,303    2,860    3,201    2,379    2,544
Capital expenditures....   2,149    2,304    2,856    4,989    2,611    1,360    2,512
EBITDA margin(2)........    19.4%    20.4%    21.0%    21.4%    21.3%    22.5%    22.7%
Ratio of earnings to
 fixed charges(4).......     7.6x     9.1x    10.0x    11.4x    12.6x    13.4x     9.1x

--------------------
(1) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles ("GAAP"), it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.

(2) EBITDA margin represents EBITDA as a percentage of net sales.

(3) The operating income presented for the nine months ended March 28, 1997 does not include the extraordinary loss related to the early extinguishment of debt in the amount of $2,474 ($1,484 on an after-tax basis). See the unaudited statements of income and the related notes thereto included elsewhere in this prospectus.

(4) The ratio of earnings to fixed charges computed on a pro forma basis would have been 1.8x and 2.1x for the fiscal year ended June 30, 1996 and the nine months ended March 28, 1997, respectively. Adjustments to pro forma fixed charges include the additional interest expense related to the new indebtedness incurred upon completion of the Acquisition. See "The Transactions." Adjustments to pro forma pretax income from operations include a reduction in depreciation expense related to the sale of the corporate aircraft and reduction of insurance expense due to the liquidation of officer life insurance policies.

(5) See "GFSI, Inc. Unaudited Pro Forma Statements of Income."

                                 RISK FACTORS

  Holders of the Old Notes should carefully consider the following risk factors, as well as other information set forth in this Prospectus, before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Exchange and Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any rights under the Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Not Exchanging Old Notes."

  Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties in other transactions substantially similar to the Exchange Offer, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or
(iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. The Company has not, however, sought its own no-action letter from the staff of the Commission. Although there has been no indication of any change in the staff's position, there can be no assurance that the staff of the Commission would make a similar determination with respect to the resale of the New Notes. By tendering, each Holder which is not a broker-dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such person's business,
(ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes, and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements. See "The Exchange Offer--Purpose of the Exchange Offer."

LEVERAGE AND DEBT SERVICE

  Upon consummation of the Transactions, the Company has substantial indebtedness and debt service obligations. At March 28, 1997, the Company's total indebtedness, including current portion, was approximately $193.0 million and its net capital deficiency was $121.6 million. In addition, subject to the restrictions under the New Credit Agreement and the Indenture, the Company may incur additional indebtedness, including Senior Indebtedness, from time to time. See "The Transactions," "Capitalization" and "Description of Notes--Limitation on Incurrence of Indebtedness."

  The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited; and (iii) the Company's level of indebtedness could limit its flexibility to react to changes in its operating environment and economic conditions generally.

  The Company's ability to pay principal of and interest and Liquidated Damages, if any, on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the New Credit Agreement or a successor facility. Additionally, the Company may be required to refinance a portion of the principal of the Notes prior to their maturity and, if the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Securities."

SUBORDINATION

  The Notes will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including all obligations under the New Credit Agreement. Upon any acceleration of the maturity of the Notes or upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be first entitled to receive payment in full in cash or Marketable Securities (as defined) of all Obligations (as defined) due or to become due thereon before the Holders of Notes will be entitled to receive any payment with respect to the Notes. In addition, upon the occurrence of a payment default or certain other defaults in respect of outstanding Senior Indebtedness, Holders of Notes may be prevented from receiving payments with respect to the Notes for an extended period. The Indenture will limit, but not prohibit, the incurrence by the Company and its Restricted Subsidiaries of additional Senior Indebtedness. At March 28, 1997, the Company had approximately $68.0 million in principal amount of Senior Indebtedness outstanding and had additional availability under the New Credit Agreement of approximately $47.0 million, subject to certain financial ratios and compliance with certain other conditions.

CONTROL BY PRINCIPAL STOCKHOLDERS AND CERTAIN TRANSACTIONS

  After the consummation of the Transactions, the Company's executive officers and directors (and their respective affiliates, including TJC) (collectively, the "Principal Stockholders") will own a majority of the issued and outstanding capital stock of Holdings. See "Principal Stockholders." The Principal Stockholders, if voting together, will have sufficient voting power to elect the entire Board of Directors of each of Holdings and the Company, exercise control over the business, policies and affairs of Holdings and the Company, and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval such as any amendment to the certificate of incorporation of the Company (the "Certificate of Incorporation"), the authorization of additional shares of capital stock, and any merger, consolidation, sale of all or substantially all of the assets of the Company and could prevent or cause a change of control of the Company, all of which may adversely affect the Company and holders of the Notes.

  Messrs. Jordan, Zalaznick and Caputo, all directors of Holdings and the Company, are partners of TJC. In addition, the Company will maintain affiliate transactions with certain members of senior management and, upon the consummation of the Offering, the Company and Holdings will enter into certain affiliate transactions with

TJC, including the TJC Agreement. While certain of these affiliate transactions could give rise to conflicts of interest, the Company does not believe that such conflicts of interest would have a material adverse impact on the Company. Pursuant to a policy adopted by the Company upon the closing of the Transactions, future transactions involving such conflicts of interest must be approved by a majority of the disinterested members of the Board of Directors. See "Certain Transactions."

  In addition, pursuant to the Stockholders Agreement (as defined), all of the holders of Common Stock of the Company prior to the Exchange Offer (the "Stockholders"), have agreed to vote all of their shares of Common Stock for the election of directors designated by certain Stockholders. Further, the Stockholders Agreement contains prohibitions and restrictions on the transfer by the Stockholders including certain co-sale rights and rights of first refusal for the Company and each Stockholder to purchase the shares of Common Stock prior to transfer by any other Stockholder which could prevent or cause a change of control of the Company. See "Principal Stockholders" and "Management--Stockholders Agreement."

RESTRICTIVE COVENANTS

  The Indenture contains certain material covenants which will restrict, among other things, the Company's ability to pay dividends or make certain other Restricted Payments, to incur additional Indebtedness, to encumber or sell assets, to enter into transactions with affiliates, to enter into certain guarantees of Indebtedness, to merge or consolidate with any other entity and to transfer or lease all or substantially all of its assets. See "Description of Notes--Certain Covenants." In addition, the New Credit Agreement will contain other and more restrictive covenants and will prohibit the Company from prepaying other indebtedness, including the Notes.

  The indebtedness outstanding under the New Credit Agreement will be secured by liens on substantially all of the personal property and certain real property of the Company. The New Credit Agreement includes certain covenants that, among other things, restrict: (i) the making of investments, loans and advances and the paying of dividends and other restricted payments; (ii) the incurrence of additional indebtedness; (iii) the granting of liens, other than liens created pursuant to the New Credit Agreement and certain permitted liens; (iv) mergers, consolidations, and sales of all or a substantial part of the Company's business or property; (v) the sale of assets; (vi) the making of capital expenditures; and (vii) operating lease rentals. The New Credit Agreement also requires the Company to comply with certain financial ratios, including minimum interest coverage, minimum fixed charge coverage and maximum leverage ratios. The ability of the Company to comply with these and other provisions of the New Credit Agreement may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the New Credit Agreement, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under the New Credit Agreement, together with accrued interest, to be due and payable and the Company could be prohibited from making payments of interest and principal on the Notes until the default is cured or all Senior Indebtedness is paid or satisfied in full. If the Company were unable to repay such borrowings, such lenders could proceed against their collateral. If the indebtedness under the New Credit Agreement were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes. See "Description of Notes" and "Description of Certain Indebtedness--New Credit Agreement."

CHANGE OF CONTROL

  In the event of a Change of Control, each holder of Notes will be entitled to require the Company to purchase any or all of the Notes held by such holder at the price stated herein. See "Description of Notes--Mandatory Offers to Purchase Notes--Change of Control" and "--Certain Definitions--Change of Control." The Company expects that prepayment of the Notes following a Change of Control would constitute a default under the New Credit Agreement. In the event that a Change of Control occurs, the Company would likely be required to refinance the indebtedness outstanding under the New Credit Agreement and the Notes. However, because of the change of control and subordination provisions of the Notes, and the change of control provisions, covenants and default provisions in the New Credit Agreement, the Company must repay any indebtedness outstanding under the New Credit Agreement (or obtain an appropriate waiver) prior to repurchasing any Notes. There can be no assurance that the Company would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to the Company.

  The holders of Notes have limited rights to require the Company to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. In addition, because the obligations of the Company with respect to the Notes are subordinated to Senior Indebtedness of the Company and all obligations of the Company's future subsidiaries, existing or future Senior Indebtedness of the Company or obligations of the Company's future subsidiaries may prohibit the Company from repurchasing or redeeming any of the Notes upon a Change of Control. Moreover, the ability of the Company to repurchase or redeem the Notes following a Change of Control will be limited by the Company's then-available resources. Accordingly, the Change of Control provision is likely to be of limited usefulness in such situations. The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of holders of at least a majority in principal amount of the Notes. See "Description of Notes--Mandatory Offers to Purchase Notes--Change of Control." As a result, the Change of Control purchase feature of the Notes may in certain circumstances discourage or make more difficult a sale or takeover of the Company and, thus, the removal of incumbent management.

  The Company's Senior Indebtedness may contain prohibitions of certain events which would constitute a Change of Control. In addition, the exercise by the holders of the Notes of their right to require the Company to repurchase the Notes could cause a default under such other indebtedness even if the Change of Control itself does not. Finally, the Company's ability to pay cash to the holders of the Notes upon a repurchase may be limited by the Company's then existing financing resources.

ABSENCE OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON TRANSFERS

  The New Notes are being offered to Holders of the Old Notes. The Old Notes were issued on February 27, 1997 to a small number of institutional investors and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A. The New Notes are new securities for which there currently is no market. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market making at any time without notice. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given that an active market will develop for any of the Notes or as to the liquidity of the trading market for any of the Notes. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling such Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a trading market develops for the Notes, future trading prices of such Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

FRAUDULENT TRANSFER CONSIDERATIONS

  Under fraudulent transfer law, if a court were to find, in a lawsuit by an unpaid creditor or representative of creditors of the Company, that the Company received less than fair consideration or reasonable equivalent value for incurring the indebtedness represented by the Notes, and, at the time of such incurrence, the Company (i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital or (iii) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature, such court could, among other things, (a) void all or a portion of the Company's obligations to the holders of the Notes and/or (b) subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of the Company, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all of its liabilities were greater than the value of all of its property at a fair valuation, or if the present fair salable value of the debtor's assets were less than the amount required to repay its probable liability on its debts as they become absolute and mature. There can be no assurance as to what standard a court would apply in order to determine solvency. To the extent that proceeds from the sale of the Notes are used to repay Existing Indebtedness, a court may find that the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the Indebtedness represented thereby.

ENFORCEABILITY OF SUBSIDIARY GUARANTEES

  The Company's obligations under the Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis (the "Note Guarantees"), by all of the Company's future Restricted Subsidiaries (the "Guarantors"). The Company believes that the Note Guarantees, when incurred, will be incurred for proper purposes and in good faith. Notwithstanding the Company's belief however, if a court of competent jurisdiction in a suit by an unpaid creditor or representative of creditors (such as a trustee in bankruptcy or debtor-in-possession) were to find that, at the time of the incurrence of a Note Guarantee, a Guarantor (i) was insolvent or was rendered insolvent by reason of such issuance, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, (iii) intended to incur, or believe that it would incur, debts beyond its ability to pay such debts as they matured, or (iv) intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could among other things: (a) void all or a portion of such Guarantor's obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full or at all and/or (b) subordinate such Guarantor's obligations to the holders of the Notes to other existing and future indebtedness of such Guarantor, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. Among other things, a legal challenge of a Note Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes.

SATISFACTION AND DISCHARGE

  The Indenture contains provisions which would allow the Company to terminate all of its and any future Guarantors obligations under the Notes, any Note Guarantees and the Indenture, including the covenants contained in the Indenture, except for certain specified obligations. In order to exercise this option with respect to the Notes outstanding, the Company must irrevocably deposit in trust with the trustee money or U.S. Government obligations (as defined in the indenture) for the payment of principal of and premium and unpaid interest and Liquidated Damages, if any, on the Notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions. See "Description of Notes--Satisfaction and Discharge of the Indenture."

DEPENDENCE UPON LICENSING ARRANGEMENTS

  The Company's business is dependent, in part, upon licensing agreements pursuant to which the Company is granted the right to use certain names, logos, emblems and other proprietary marks of licensors on the Company's products. In fiscal 1996, the Company had 262 active licensing agreements with licensors. Products manufactured and sold under the Company's licensing agreements represented approximately 14% of the Company's total net sales in fiscal 1996.

  The length of the Company's license agreements vary, but typically are one to three years. In addition, under the licensing agreements with certain licensors such as MLB, the NBA and the NHL, the licensor may terminate the agreement in the event of a change in control of the Company. To the extent that the Company is unable to renew licenses scheduled to expire or to obtain the consent of certain licensors to the change of control in connection with the Acquisition, the loss of such licenses could have a material adverse effect on the business, operating results, cash flows and financial condition of the Company. See "Business--Licenses."

COMPETITION

  The sportswear and activewear industry is highly competitive with respect to price, product quality and speed and convenience of service. The Company's ability to compete in each of its market depends, in part, on its ability to source quality blanks from suppliers and to recruit and maintain a high quality sales force. There can be no assurance that the Company will be able to maintain its current network of suppliers or its sales force or continue to compete successfully with other competitors, some of which may have greater resources, including financial resources, than the Company. To the extent that any of the Company's competitors offer higher quality products, better service or more attractive pricing, it could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Sales Divisions" and "--Design, Manufacturing and Materials Sourcing."

SEASONALITY

  Historically, Company sales have been seasonal with higher sales during the first half of its fiscal year (July to December) primarily due to increased sales in the Company's College Bookstore division during this period. In fiscal 1996, net sales of the Company during the first and second half of the fiscal year were approximately 57% and 43%, respectively. As a result, the Company is required to predict appropriate inventory levels for the upcoming seasonal demand. To the extent that the Company under-orders inventories, sales and profits could be lost. To the extent that the Company over-orders inventories, the Company may be forced to sell the inventory at reduced prices or to write off the excess inventory as obsolete which could have a material adverse effect on the Company's business, results of operations and financial condition. Any seasonality problems experienced by the Company in the past did not have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Results of Operation and Financial Condition--Seasonality and Inflation" and "Description of Certain Indebtedness--New Credit Agreement."

FOREIGN SOURCING

  The Company currently sources approximately 85% of its blanks through its foreign suppliers located in China, Taiwan, Korea, Malaysia, Hong Kong, Singapore, Indonesia, Pakistan, Honduras, Israel, Fiji and Mexico. Honduras supplies 16% of the blanks sourced by foreign suppliers, while concentrations from other countries are insignificant. These foreign suppliers provide supplies to the Company through short term purchase orders supported by letters of credit. The majority of these foreign suppliers do not supply such services exclusively to the Company and there are no contracts between any of the foreign suppliers and the Company. As a result, the Company may be adversely affected by political instability resulting in (i) the disruption of trade from foreign countries in which the Company's suppliers are located,
(ii) the imposition of additional regulations relating to imports, duties, taxes and other charges on imports, (iii) decreases in the value of the dollar against foreign currencies or (iv) restrictions on the transfer of funds. These and other factors could result in the interruption of production by the Company's foreign suppliers or a delay in the receipt of the products by the Company in the United States. There have been no material problems encountered with these foreign suppliers in the past. The Company's future performance may be subject to such factors, which are beyond the Company's control, and there can be no assurance that such factors would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Design, Manufacturing and Materials Sourcing."

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its success is largely dependent on the abilities and experience of its senior management team. The loss of services of one or more of these senior executives could adversely affect the Company's ability to retain quality suppliers of blanks, maintain tight inventory controls and effectively manage the overall operations of the Company, any of which could adversely affect the financial performance of the Company. In addition, the Company believes that its continued success depends upon its ongoing ability to attract and retain qualified management and employees, particularly in its sales and customer service areas. The loss of a key manager could also adversely affect the financial performance of the Company. The Company does not currently maintain key man life insurance for any key personnel. The Company has entered into an employment agreement with Robert M. Wolff, the Chairman of the Company. See "Management," "Business--Employees" and "Certain Transactions--Wolff Employment Agreement."

ENVIRONMENTAL MATTERS

  The Company's facilities are subject to a broad range of federal, state and local environmental laws and requirements, including those governing discharges to the air and water, the handling of disposal of solid and hazardous substances and wastes and remediation of contamination associated with the release of hazardous substances at the Company's facilities and offsite disposal locations. The Company has made, and will continue to make, expenditures to comply with such laws and requirements. The Company believes, based upon information currently available to management, that it is currently in compliance with all applicable environmental laws and requirements and that the Company will not require material capital expenditures to maintain its environmental compliance during fiscal 1997 or in the foreseeable future. However, future events, such as changes in existing laws and regulations or the discovery of contamination at the Company's facilities, may give rise to additional compliance or remediation costs which could have a material adverse effect on the Company's results of operations or financial condition. Moreover, the nature of the Company's business exposes it to some risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with any such claims.

FACTORS AFFECTING OPERATIONS

  The financial performance of the Company is dependent, in part, on the overall health of the markets it serves. A future downturn in any one market could reduce demand for, and prices of, customized sportswear and activewear products, including those manufactured by the Company. As a result, a significant downturn in any one market could have a material adverse effect on the Company's business, results of operations and financial conditions.

  The Company's College Bookstore division sells sportswear and activewear primarily through on-campus bookstores, most of which also offer sportswear and activewear products distributed by one or more of the Company's major competitors. Historically, on-campus bookstores have been owned and operated by the colleges and universities. During the last several years, however, an increasing number of campus bookstores have been leased to companies engaged in retail bookstore operations, primarily Barnes & Noble College Bookstores Inc., Follett Corporation and Nebraska Book Co. If any of these operators of campus bookstores were to grant exclusive rights to one of the Company's competitors, or if for any other reason the Company were unable to continue selling its products through these college bookstore operators, the Company would be forced to establish alternative distribution channels such as direct marketing and off-campus bookstores, which could have a material adverse effect on the operating results of the Company.

NEW MANAGEMENT INFORMATION SYSTEM

  The Company is currently upgrading its existing management information system ("MIS") with a new system designed to improve the overall efficiency of the Company's operations and to enable management to more closely track the financial performance of each of its sales and operating areas. Any difficulty with the installation or initial operation of the new MIS could interfere with the Company's inventory purchasing and control, sales or customer service, which could adversely affect the Company's business, results of operations and financial condition.

                               THE TRANSACTIONS

  Holdings and GFSI, a wholly-owned subsidiary of Holdings, were organized by affiliates of The Jordan Company and management to effect the acquisition of Winning Ways. Pursuant to the Acquisition Agreement, Holdings and GFSI acquired all of the issued and outstanding capital stock of Winning Ways, and Winning Ways immediately thereafter merged with and into GFSI.

  The aggregate purchase price for Winning Ways was $242.3 million, consisting of $173.1 million in cash at closing, a post-closing payment at April 30, 1997 of $10.0 million and the repayment of $59.2 million of the Company's Existing Indebtedness including a $2.4 million prepayment penalty. To finance the Acquisition, including approximately $11.5 million of related fees and expenses: (i) the Jordan Investors and Management Investors invested $52.2 million in Holdings and Holdings contributed $51.4 million of this amount in cash to the Company; (ii) the Company consummated the Offering; and (iii) the Company entered into the New Credit Agreement providing for borrowings of up to $115.0 million, of which $68.0 million was outstanding and $22.9 million was utilized to cover outstanding letters of credit at Closing. The Equity Contribution is comprised of: (i) a contribution of $13.6 million from the Jordan Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the common stock of Holdings; (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the common stock of Holdings; and (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for Holdings Subordinated Notes. Approximately $0.8 million of the contribution from the Management Investors was financed by loans from Holdings. Consummation of the Offering was conditioned upon the concurrent consummation of the Acquisition, the Equity Contribution and the initial borrowings under the New Credit Agreement.

  Consummation of the Acquisition was subject to the satisfaction or waiver of the following conditions set forth in the Acquisition Agreement, including:
(i) obtaining financing for the Acquisition; (ii) the absence of any material adverse change in the business of the Company; (iii) the receipt of certain third party consents and approvals; and (iv) other customary conditions, of which (i), (ii) and (iii) represented all of the material conditions. None of these material conditions were waived.

  The Company's predecessor, Winning Ways, terminated its income tax reporting status as an S-Corporation immediately prior to the Closing of the Transactions on February 27, 1997. Immediately prior to the Closing, Winning Ways distributed to its shareholders $26.1 million, representing the accumulated and undistributed S-Corporation earnings of the Company as of February 27, 1997. The Company recognized with a post-closing adjustment $1.0 million in net deferred income tax liabilities upon the conversion from S-Corporation to C-Corporation status for income tax reporting purposes. The Company does not anticipate any future material adverse tax liabilities arising from this distribution and conversion.

  The Equity Contribution, the consummation of the Offering, the execution of the New Credit Agreement, the consummation of the Acquisition and the repayment of the Company's Existing Indebtedness are collectively referred to herein as the "Transactions."

  The following chart depicts the organizational structure and common equity interest in Holdings and the Company following consummation of the Transactions.



                [CHART DEPICTING THE ORGANIZATIONAL STRUCTURE
                   AND COMMON EQUITY INTEREST IN HOLDINGS]

                                USE OF PROCEEDS

  The Company will not receive any proceeds in connection with the Exchange Offer. The gross proceeds from the Old Notes Offering of approximately $125.0 million, together with the Equity Contribution of approximately $51.4 million and borrowings by the Company of approximately $68.0 million under the New Credit Agreement, were used by the Company to: (i) fund the cash portion of the purchase price payable in connection with the Acquisition; (ii) repay in full certain Existing Indebtedness; and (iii) pay fees and expenses in connection with the Transactions.

  The following table sets forth the sources and uses of funds in connection with the Transactions (in millions).

      SOURCES OF FUNDS:
        New Credit Agreement(1)......................................... $ 68.0
        New Senior Subordinated Notes due 2007..........................  125.0
        Equity Contribution from GFSI Holdings, Inc.(2).................   51.4
        Existing Cash Balances In The Business..........................    9.4
                                                                         ------
          Total sources................................................. $253.8
                                                                         ======
      USES OF FUNDS:
        Cash purchase price of the Acquisition.......................... $183.1
        Repayment of Existing Indebtedness(3)...........................   59.2
        Fees and expenses(4)............................................   11.5
                                                                         ------
          Total uses.................................................... $253.8
                                                                         ======

---------------------
(1) At Closing, the Company entered into the New Credit Agreement which provides for a Term Loan A (as defined) in the principal amount of $40.0 million, a Term Loan B (as defined) in the principal amount of $25.0 million and a Revolver (as defined) in the principal amount of $50.0 million. At Closing, the Company borrowed approximately $68.0 million, consisting of $65.0 million under the term loans and $3.0 million under the Revolver. The undrawn amount of $47.0 million under the Revolver is available for working capital and general corporate purposes, including the issuance of approximately $22.9 million of letters of credit at Closing, subject to the achievement of certain financial ratios and compliance with certain conditions. See "Description of Certain Indebtedness--New Credit Agreement."

(2) The Equity Contribution is comprised of: (i) a contribution of $13.6 million from the Jordan Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings;
    (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings; and (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for the Holdings Subordinated Notes. Approximately $0.8 million of the contribution from the Management Investors will be financed by loans from Holdings.

(3) See "Description of Certain Indebtedness--Existing Indebtedness."

(4) Includes estimated discounts, commissions and fees and expenses incurred in connection with the Transactions, including fees payable to TJC. See "Certain Transactions--The Jordan Company."

                                CAPITALIZATION
                            (DOLLARS IN THOUSANDS)

  The following table sets forth the capitalization of the Company as of March 28, 1997. The table should be read in conjunction with the financial statements of the Company and related notes thereto included elsewhere in this Prospectus. See "The Transactions," "Selected Historical Financial Data," the unaudited pro forma financial statements of the Company and the historical financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                  MARCH 28,
                                                                    1997
                                                                  ---------
Cash and cash equivalents........................................ $   5,569
                                                                  =========
Short-term debt.................................................. $   3,000
                                                                  =========
Long-term debt (including current portion):
  New Credit Agreement(1)........................................    65,000
  Senior Subordinated Notes due 2007.............................   125,000
                                                                  ---------
    Total long-term debt.........................................   190,000
Stockholders' equity (deficit):
  Common stock...................................................       --
  Additional paid in capital.....................................    49,939
  Retained earnings (accumulated deficit)(2).....................  (171,547)
                                                                  ---------
    Total net capital deficiency(2)..............................  (121,608)
                                                                  ---------
    Total capitalization......................................... $  68,392
                                                                  =========

---------------------
For additional information, see "Description of Certain Indebtedness--Existing Indebtedness."

(1) At Closing, the Company entered into the New Credit Agreement which provides for a Term Loan A in the principal amount of $40.0 million, a Term Loan B in the principal amount of $25.0 million and a Revolver in the principal amount of $50.0 million. At Closing, the Company borrowed approximately $68.0 million, consisting of $65.0 million under the term loans and $3.0 million under the Revolver, and utilized $22.9 million of the Revolver to cover outstanding letters of credit. Term Loan A matures in 2002, Term Loan B matures in 2004 and the Revolver matures in 2002. For additional information, see "Description of Certain Indebtedness--New Credit Agreement."

(2) The net capital deficiency of $121.6 million is a result of the adjustment to stockholders' equity for the difference between the book value of the net assets of the Company at Closing and the $242.3 million purchase price paid for the Company. For additional information, see "The Transactions" and the unaudited pro forma financial statements and related notes thereto included elsewhere in this Prospectus.

                      SELECTED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following table presents selected: (i) historical operating and other data of the Company for fiscal 1992, 1993, 1994, 1995 and 1996, and the nine months ended March 31, 1996 and March 28, 1997; and (ii) historical balance sheet data of the Company for the fiscal years ended June 30, 1992, 1993, 1994, 1995 and 1996, and as of March 28, 1997. The historical financial statements for the Company for fiscal 1992, 1993, 1994 and 1995 have been audited by Donnelly Meiners Jordan Kline, and the historical financial statements for fiscal 1996 have been audited by Deloitte & Touche LLP. The historical data of the Company at and for the nine months ended March 31, 1996 and March 28, 1997 have been derived from, and should be read in conjunction with, the unaudited financial statements of the Company and the related notes thereto, which are included elsewhere in this Prospectus. In the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The results of operations for the nine months ended March 28, 1997 are not necessarily indicative of the results of operations to be expected for the full year. The selected financial data set forth below should be read in conjunction with "The Transactions," "Summary Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," the unaudited pro forma financial statements and the historical financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

  Effective February 27, 1997, Winning Ways, Inc. merged with and into GFSI, Inc., a new entity with no previous operations, with GFSI, Inc. as the surviving entity. The statements of income data and other data presented below includes historical information of Winning Ways, Inc. through the merger date and the merged entity subsequent, thereto.

                                  FISCAL YEARS ENDED JUNE 30,                NINE MONTHS ENDED
                          ------------------------------------------------  --------------------
                                                                            MARCH 31,  MARCH 28,
                            1992      1993      1994      1995      1996      1996       1997
                          --------  --------  --------  --------  --------  ---------  ---------
STATEMENTS OF INCOME DA-
 TA:
 Net sales..............  $118,187  $121,131  $128,171  $148,196  $169,321  $132,068   $144,182
 Gross profit...........    47,079    50,936    53,724    63,327    72,013    57,347     64,060
 Operating expenses.....    25,949    28,201    29,151    34,428    39,179    30,030     33,835
                          --------  --------  --------  --------  --------  --------   --------
 Operating income.......    21,130    22,735    24,573    28,899    32,834    27,317     30,225
 Other income (ex-
  pense)................    (3,053)   (2,680)   (2,468)   (2,679)   (2,608)   (2,047)    (3,279)
                          --------  --------  --------  --------  --------  --------   --------
 Income before income
  taxes and extraordi-
  nary item.............    18,077    20,055    22,105    26,220    30,226    25,270     26,946
 Pro forma income tax
  expense(1)............     7,412     8,223     9,063    10,750    12,393    10,361     12,034
 Extraordinary item, net
  of tax benefit(6).....                                                                  1,484
                          --------  --------  --------  --------  --------  --------   --------
 Pro forma net in-
  come(1)...............  $ 10,665  $ 11,832  $ 13,042  $ 15,470  $ 17,833  $ 14,909   $ 13,428
                          ========  ========  ========  ========  ========  ========   ========
PRO FORMA DATA(7):
 Operating Income.......                                          $ 32,980             $ 30,155
 Net income.............                                             8,368                9,618
BALANCE SHEET DATA (AS
 OF PERIOD END):
 Cash and cash equiva-
  lents ................  $    527  $    219  $    132  $    112  $    140               $   5,569
 Total assets...........    64,520    67,510    70,176    76,938    78,711                  98,446
 Long-term debt, includ-
  ing current portion...    22,760    19,157    27,242    24,915    22,276                 190,000
 Total stockholders' eq-
  uity (deficiency).....    27,489    27,502    29,429    32,106    34,479                (121,608)
OTHER DATA:
 Cash flows from operat-
  ing activities........  $ 11,138  $ 20,985  $ 24,431  $ 23,905  $ 34,000  $ 28,424   $ 25,821
 Cash flows from invest-
  ing activities........    (2,149)   (2,163)   (2,597)   (4,255)   (2,480)   (1,238)    (1,566)
 Cash flows from financ-
  ing activities........    (8,995)  (19,130)  (21,921)  (19,669)  (31,493)  (25,277)   (18,826)
 EBITDA(2)..............    22,960    24,733    26,876    31,759    36,035    29,696     32,769
 Depreciation and amor-
  tization..............     1,830     1,998     2,303     2,860     3,201     2,379      2,544
 Capital expenditures...     2,149     2,304     2,856     4,989     2,611     1,360      2,512
 EBITDA margin(3).......      19.4%     20.4%     21.0%     21.4%     21.3%     22.5%      22.7%
 Ratio of earnings to
  fixed charges(4)......       7.6x      9.1x     10.0x     11.4x     12.6x     13.4x       9.1x
 Distributions to
  shareholders per
  share(5)..............  $  10.10  $  16.91  $  16.70  $  19.82  $  23.37  $  15.37   $ 167.23

(footnotes on the following page)

---------------------
(1) Prior to the Acquisition, the Company was an S-Corporation and therefore was not subject to federal and certain state income taxes. The statements of income data presented includes an unaudited adjustment for income taxes which represents the approximate income tax expense that would have been recorded if the Company had been a C-Corporation, assuming a combined federal and state income tax rate of 41%. Subsequent to the Acquisition, the Company's combined federal and state income tax rate was 40%.

(2) EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with GAAP, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.

(3) EBITDA margin represents EBITDA as a percentage of net sales.

(4) The ratio of earnings to fixed charges computed on a pro forma basis would have been 1.8x and 2.1x for the fiscal year ended June 30, 1996 and the nine months ended March 28, 1997, respectively. Adjustments to pro forma fixed charges include the additional interest expense related to the new indebtedness incurred upon completion of the Acquisition. See "The Transactions." Adjustments to pro forma pretax income from operations include a reduction in depreciation expense related to the sale of the corporate aircraft and reduction of insurance expense due to the liquidation of officer life insurance policies.

(5) On July 10, 1992, the Company declared a 5-for-1 stock split. All distributions per share information has been restated to reflect this stock split.

(6) The statement of income data presented for the nine months ended March 28, 1997 includes an extraordinary loss related to the early extinguishment of debt in the amount of $2,474 ($1,484 on an after-tax basis). See the unaudited statements of income and the related notes thereto included elsewhere in this prospectus.

(7) See "GFSI, Inc. Unauditied Pro Forma Statements of Income."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  The discussions set forth within may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. Factor's that could cause the Company's actual results in future periods to differ materially include, but are not limited to, those which may be discussed herein, as well as those discussed or identified from time to time in the Company's filings with the Commission.

OVERVIEW

  The Company is a leading designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, colleges and professional sports. The Company, which was founded in 1974, custom designs and decorates an extensive line of high-end outerwear, fleecewear, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage. The Company markets its products to over 13,000 active customer accounts through its well-established and diversified distribution channels, rather than through the price sensitive mass merchandise, discount and department store distribution channels.

  The Company markets its products primarily through four separate divisions, each of which serves distinct distribution channels and utilizes a salesforce with a specialized knowledge of its particular markets and customers. The Company's four divisions include: (i) the Resort division (40.0% of fiscal 1996 net sales); (ii) the Corporate division (27.9% of fiscal 1996 net sales);
(iii) the College Bookstore division (22.3% of fiscal 1996 net sales); and
(iv) the Sport Specialty division (3.7% of fiscal 1996 net sales).

  The Company believes that it has been able to compete successfully because of its ability to create diverse and innovative designs, provide excellent customer service, leverage its GEAR brand name and differentiate its products on the basis of quality. From fiscal 1991 to fiscal 1996, the Company's net sales increased from $94.7 million to $169.3 million from internal growth, representing a CAGR of 12.3% and an actual annual growth rate of 24.8%, 2.5%, 5.8%, 15.6% and 14.3% for the fiscal years of 1992, 1993, 1994, 1995, and
1996, respectively. During the same period, the Company's EBITDA (as defined) grew from $17.9 million to $36.0 million, representing a CAGR of 15.0% and an actual annual growth rate of 28.5%, 7.7%, 8.7%, 18.2% and 13.5% for the fiscal years of 1992, 1993, 1994, 1995, and 1996, respectively. The Company's EBITDA margin for the period increased from 18.9% to 21.3% with an actual annual growth rate of 2.6%, 5.2%, 2.9%, 1.9% and (0.5%) for the fiscal years of 1992, 1993, 1994, 1995, and 1996, respectively. At the same time,the Company's net income increased from $14.5 million to $30.2 million, representing a CAGR of 15.8% and an actual annual growth rate of 24.4%, 10.9%, 10.2%, 18.6% and 15.3%
for the fiscal years of 1992, 1993, 1994, 1995, and 1996, respectively. The Company's cash flows from operating activities increased form $14.4 million to $34.0 million for the same periods, representing a CAGR of 18.7% and an actual annual growth rate of (22.6%), 88.4%, 16.4%, 2.2% and 42.2% for the fiscal years of 1992, 1993, 1994, 1995, and 1996, respectively.

  EBITDA represents operating income plus depreciation and amortization. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with GAAP, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.

SALES DIVISIONS

  The Company markets its products, which include custom designed fleecewear, jackets, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage, through four sales divisions (dollars in millions):

                                                        FISCAL 1996 NET SALES
                                                        ----------------------
                                                                       % OF
     DIVISION                   CUSTOMERS                  SALES      TOTAL
 ----------------- ----------------------------------   ----------- ----------
 Resort            Destination resorts, family          $      67.7       40.0%
                   entertainment companies, hotel
                   chains, golf clubs, cruise lines,
                   and casinos
 Corporate         Large and small companies serving           47.2       27.9
                   a variety of industries
 College Bookstore Major colleges and universities as          37.7       22.3
                   well as college bookstore lease
                   operators
 Sports Specialty  Sports specialty stores and                  6.3        3.7
                   catalogues, stadium stores, and
                   professional sports teams and
                   their staffs
 Other             Various institutions,                       10.3        6.1
                   organizations and individuals
                                                        ----------- ----------
                                                        $     169.3      100.0%
                                                        =========== ==========

  The following sets forth the amount and percentage of net sales for each of the periods indicated (dollars in millions):

                               FISCAL YEAR ENDED JUNE 30,              NINE MONTHS ENDED
                         ----------------------------------------  --------------------------
                                                                    MARCH 31,     MARCH 31,
                             1994          1995          1996          1996          1997
                         ------------  ------------  ------------  ------------  ------------
Resort..................  50,228 39.2%  60,047 40.5%  67,739 40.0%  50,076 37.9%  50,836 35.3%
Corporate...............  30,241 23.6%  38,316 25.9%  47,167 27.9%  36,098 27.3%  42,318 29.4%
Bookstore...............  35,982 28.1%  37,823 25.5%  37,733 22.3%  34,240 25.9%  34,001 23.6%
Sports Specialty........   1,458  1.1%   3,154  2.1%   6,342  3.7%   4,715  3.6%   7,899  5.5%
Other...................  10,262  8.0%   8,794  5.9%  10,192  6.0%   6,939  5.3%   9,128  6.3%
                         -------       -------       -------       -------       -------
Total................... 128,171       148,134       169,173       132,068       144,182
                         =======       =======       =======       =======       =======

RESULTS OF OPERATIONS

  The following table sets forth certain historical financial information of the Company, expressed as a percentage of net sales, for fiscal 1994, 1995 and 1996 and the nine months ended March 31, 1996, and March 28, 1997:

                               FISCAL YEAR ENDED JUNE 30,     NINE MONTHS ENDED
                               ----------------------------  -------------------
                                                             MARCH 31, MARCH 28,
                                 1994      1995      1996      1996      1997
                               --------  --------  --------  --------- ---------
Net sales.....................    100.0%    100.0%    100.0%   100.0%    100.0%
Gross profit..................     41.9      42.7      42.5     43.4      44.4
EBITDA........................     21.0      21.4      21.3     22.5      22.7
Operating income..............     19.2      19.5      19.4     20.7      21.0

 NINE MONTHS ENDED MARCH 28, 1997 COMPARED TO NINE MONTHS ENDED MARCH 31, 1996

  Net Sales. Net sales for the nine months ended March 28, 1997 increased 9.2% to $144.2 million from $132.1 million in the nine months ended March 31, 1996. The increase in net sales primarily reflects increases in net sales at each of the Company's Resort, Corporate and Sports Specialty divisions of 1.5%, 17.2%, and 67.5%, respectively, and was partially offset by a slight decrease in the net sales at the College Bookstore division. These increases were driven primarily by volume increases due to continued account expansion and the introduction of new product lines through each distribution channel.

  Gross Profit. Gross profit for the nine months ended March 28, 1997 increased 11.9% to $64.1 million from $57.3 million in the nine months ended March 31, 1996, primarily as a result of the net sales increase described above. Gross profit as a percentage of net sales increased to 44.4% in the nine months ended March 28, 1997, from 43.4% in the nine months ended March 31, 1996. The increase in margin reflects a decrease in the cost of materials sold, as a percentage of net sales, from 49.7% in the nine months ended March 31, 1996 to 48.3% in the nine months ended March 28, 1997. These changes were driven primarily by growth in the Resort and Corporate divisions, which focus on higher margin, production intensive embroidered products.

  Operating Expenses. Operating expenses for the nine months ended March 28, 1997 increased 12.7% to $33.8 million from $30.0 million in the nine months ended March 31, 1996. Operating expenses as a percentage of net sales increased to 23.5% for the nine months ended March 28, 1997, from 22.7% in the nine months ended March 31, 1996. The increase in operating expenses, as a percentage of net sales, is primarily due to an increase in non-recurring MIS consulting charges associated with the installation of the Company's new MIS system which increased from $438,000 in the nine months ended March 31, 1996 to $1.8 million in the nine months ended March 28, 1997.

  EBITDA. EBITDA for the nine months ended March 28, 1997 increased 10.4% to $32.8 million from $29.7 million in the nine months ended March 31, 1996, primarily as a result of the net sales increase described above. EBITDA as a percentage of net sales increased slightly to 22.7% in the nine months ended March 28, 1997 from 22.5% in the nine months ended March 31, 1996. This increase in margin reflects the change in gross profit described above partially offset by an increase in selling and general and administrative expenses.

  Operating Income. Operating income for the nine months ended March 28, 1997 increased 10.6% to $30.2 million from $27.3 million in the nine months ended March 31, 1996, primarily as a result of the net sales increase described above. Operating income as a percentage of net sales increased to 21.0% in the nine months ended March 28, 1997, from 20.7% in the nine months ended March 31, 1996. This increase in operating income reflects the change in EBITDA described above.

  Other Income (Expense). Other expense for the nine months ended March 28, 1997 increased 65.0% to $3.3 million from $2.0 million in the nine months ended March 31, 1996, primarily as a result of increased interest expense associated with the Company's recapitalization and subsequent issuance of the $125 million Senior Subordinated Notes and borrowings of $68.0 million under the New Credit Agreement. The effect of derivative financial instruments serve to minimize savings in interest rates on floating rate debt. Interest rate fluctuations and their effect were immaterial for the periods presented. A reasonable likely change in the underlying rate, price or index would not have a material impact on the financial position of the Company.

  Income Taxes. An income tax provision of $1,319,000 was recorded for the nine months ended March 28, 1997 due to the Company's change in tax status from an S-Corporation to a C-Corporation for income tax reporting purposes which was effective February 27, 1997. Company earnings subsequent to February 27, 1997 are subject to corporate income taxes. The effect of the change in income tax reporting status from an S-Corporation to a C-Corporation was $993,621 and $325,379 of the income tax provision was related to operations, subsequent to the change in tax status.

  Extraordinary Item. The Company recognized an extraordinary loss for the nine months ended March 28, 1997 of $2.5 million ($1.5 million on an after-tax basis) which consisted of a penalty incurred in the prepayment of the Company's mortgage and a write-off of previously capitalized deferred financing costs.

  Net Income. Net income for the nine months ended March 28, 1997 was $24.1 million compared to $25.3 million in the nine months ended March 31, 1996. The decrease in net income is primarily the result of interest expense, income taxes, and the extraordinary item as all mentioned above.

 FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1995

  Net Sales. Net sales for fiscal 1996 increased 14.2% to $169.3 million from $148.2 million in fiscal 1995. The increase in net sales primarily reflects sales increases in the Resort, Corporate and Sport Specialty divisions of 12.8%, 23.1% and 101.1%, respectively, and was offset in part by a slight decrease in net sales in the College Bookstore division. These increases were primarily driven by unit volume increases resulting from account expansion, further penetration of existing accounts and certain new product introductions.

  Gross Profit. Gross profit for fiscal 1996 increased 13.7% to $72.0 million from $63.3 million in fiscal 1995 primarily as a result of the net sales increase described above. Gross profit as a percentage of net sales decreased slightly to 42.5% in fiscal 1996 from 42.7% in fiscal 1995. This moderate decline in margin reflects slight increases in the cost of materials sold, as a percentage of net sales, from 49.9% in fiscal 1995 to 50.0% in fiscal 1996 and the cost of production, as a percentage of net sales, from 7.4% in fiscal 1995 to 7.5% in fiscal 1996. These slight changes reflect a relatively consistent product mix from fiscal 1995 to fiscal 1996.

  Operating Expenses. Operating expenses for fiscal 1996 increased 14.0% to $39.2 million from $34.4 million in fiscal 1995. Since certain of these costs are fixed in nature, operating expenses as percentage of net sales decreased to 23.1% for fiscal 1996, from 23.2% for fiscal 1995.

  EBITDA. EBITDA for fiscal 1996 increased 13.2% to $36.0 million from $31.8 million in fiscal 1995 primarily as a result of the net sales increase described above. EBITDA as a percentage of net sales decreased slightly to 21.3% in fiscal 1996 from 21.4% in fiscal 1995. This moderate decline in margin reflects the change in gross profit described above and increased operating expenses, which included $625,000 of non-recurring MIS consulting charges associated with the installation of the Company's new MIS system.

  Operating Income. Operating income for fiscal 1996 increased 13.5% to $32.8 million from $28.9 million in fiscal 1995 primarily as a result of the net sales increase described above. Operating income as a percentage of net sales decreased slightly to 19.4% in fiscal 1996 from 19.5% in fiscal 1995. This moderate decline in margin reflects the change in EBITDA described above.

  Other Income (Expense). Other expense for fiscal 1996 decreased 3.7% to $2.6 million from $2.7 million in fiscal 1995. The decrease in expense reflects a 4% increase in interest expense from $2.5 million in fiscal 1995 to $2.6 million in fiscal 1996 offset by gains on disposals of fixed assets in fiscal 1996 as opposed to losses on disposals of fixed assets in fiscal 1995. The effect of derivative financial instruments serve to minimize savings in interest rates on floating rate debt. Interest rate fluctuations and their effect were immaterial for the periods presented. A reasonable likely change in the underlying rate, price or index would not have a material impact on the financial position of the Company.

  Income Taxes. Due to the Company's tax status during the period as an S-Corporation under provisions of the Internal Revenue Code, no corporate income taxes were recorded as the shareholders were taxed individually on the Company's taxable income.

  Net Income. Net income for fiscal 1996 increased 15.3% to $30.2 million from $26.2 million in fiscal 1995, primarily as a result of the increase in net operating results described above.

 FISCAL YEAR ENDED JUNE 30, 1995 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1994

  Net Sales. Net sales for fiscal 1995 increased 15.6% to $148.2 million from $128.2 million in fiscal 1994. The increase in net sales reflects sales increases at the Company's College Bookstore, Resort, Corporate and Sport Specialty divisions of 5.5%, 19.7%, 27.0% and 91.3%, respectively. These increases were primarily driven by unit volume increases at each of the Company's three existing sales divisions resulting from account expansion, further penetration of existing accounts and certain new product introductions. In addition, net sales increased as a result of the completion of the first full fiscal year of the Sports Specialty division.

  Gross Profit. Gross profit for fiscal 1995 increased 17.9% to $63.3 million from $53.7 million in fiscal 1994 primarily as a result of the net sales increase described above. Gross profit as a percentage of net sales increased to 42.7% in fiscal 1995 from 41.9% in fiscal 1994. This increase in profit reflects a decrease in the cost of materials sold, as a percentage of net sales, to 49.9% in fiscal 1995 from 51.6% in fiscal 1994. This decrease was offset by an increase in the cost of production, as a percentage of net sales, to 7.4% in fiscal 1995 from 6.5% in fiscal 1994. These changes were driven primarily by growth in the Resort and Corporate divisions, which focus on higher margin, production intensive embroidered products.

  Operating Expenses. Operating expenses for fiscal 1995 increased 17.8% to $34.4 million from $29.2 million in fiscal 1994. Operating expenses as a percentage of net sales increased to 23.2% for fiscal 1995, from 22.7% for fiscal 1994. The increase in operating expenses reflects an increase in selling expenses due to the Company's continued focus on the Corporate division, offset by a decrease in general and administrative expenses as a percentage of net sales.

  EBITDA. EBITDA for fiscal 1995 increased 18.2% to $31.8 million from $26.9 million in fiscal 1994 primarily as a result of the net sales increase described above. EBITDA as a percentage of net sales increased to 21.4% in fiscal 1995 from 21.0% in fiscal 1994. This increase in margin reflects the changes in gross profit described above, offset by a slight increase in operating expenses as a percent of net sales. The increase in operating expenses reflects an increase in selling expenses due to the Company's continued focus on the Corporate division, offset by a decrease in general and administrative expenses as a percentage of net sales.

  Operating Income. Operating income for fiscal 1995 increased 17.6% to $28.9 million from $24.6 million in fiscal 1994 primarily as a result of the net sales increase described above. Operating income as a percentage of net sales increased to 19.5% in fiscal 1995 from 19.2% in fiscal 1994. This increase in margin reflects the change in EBITDA described above.

  Other Income (Expense). Other expense for fiscal 1995 increased 8.0% to $2.7 million from $2.5 million in fiscal 1994. The increase in expense reflects increases in both interest expense and losses on disposals of fixed assets from fiscal 1995 to fiscal 1996. The effect of derivative financial instruments serve to minimize savings in interest rates on floating rate debt. Interest rate fluctuations and their effect were immaterial for the periods presented. A reasonable likely change in the underlying rate, price or index would not have a material impact on the financial position of the Company.

  Income Taxes. Due to the Company's tax status during the period as an S-Corporation under provisions of the Internal Revenue Code, no corporate income taxes were recorded as the shareholders were taxed individually on the Company's taxable income.

  Net Income. Net income for fiscal 1995 increased 18.6% to $26.2 million from $22.1 million in fiscal 1994, primarily as a result of the increase in operating results described above.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided by operating activities for the nine months ended March 28, 1997 was $25.8 million compared to cash provided of $28.4 million for the nine months ended March 31, 1996. The decrease in net cash provided by operating activities was principally the result of a decrease in net income, as previously discussed, in addition to higher accounts receivable balances resulting from increased sales. Cash provided by operating activities in fiscal 1996, 1995 and 1994 was $34.0 million, $23.9 million and $24.4 million, respectively. Changes in working capital resulted in cash sources (uses) of $0.9 million, $(4.8) million and $0.7 million in fiscal 1996, 1995 and 1994, respectively. The increase in cash provided by operating activities to fiscal 1996 from fiscal 1995 resulted from increases in net income and accounts payable and accrued expenses, coupled with a decrease in inventories which were offset by an increase in accounts receivable. The increase in cash provided by operating activities to fiscal 1995 from fiscal 1994 resulted from increased net income.

  Cash used in investing activities for the nine months ended March 28, 1997 was $1.6 million compared to cash used of $1.2 million for the nine months ended March 31, 1996. The increase in cash used was a result of an increase in capital expenditures to $2.5 million in the nine months ended March 28, 1997, compared to $1.4 million for the nine months ended March 31, 1996, partially offset by proceeds from the sale of the corporate aircraft to a shareholder of the Company for its fair value of approximately $900,000. The increase in capital expenditures relates to the purchase of software related to the Company's new MIS system in the amount of $1.0 million during the nine months ended March 28, 1997 of which no purchases were made in the prior year comparative period. The Company typically makes capital expenditures related to the maintenance and improvement of manufacturing facilities and processing equipment. Capital expenditures in fiscal 1996, 1995 and 1994 were $2.6 million, $5.0 million and $2.9 million, respectively. Capital expenditures in fiscal 1995 include the $1.6 million purchase of a corporate aircraft from a non-affiliate of the Company and were therefore in excess of the Company's normal capital expenditure requirements.

  Cash used in financing activities for the nine months ended March 28, 1997 was $18.8 million compared to cash used of $25.3 million for the nine months ended March 31, 1996. The cash used in financing activities at March 28, 1997 resulted from the cash used to complete the recapitalization transactions as previously described net of new borrowings under the New Credit Agreement. See the "Transactions". Cash used in financing activities in the prior year period was primarily used to make Subchapter S distributions to the Company's stockholders and scheduled loan principal payments. Net cash used in financing activities in fiscal 1996, 1995 and 1994 was $31.5 million, $19.7 million and $21.9 million, respectively. The cash was used primarily to make Subchapter S distributions to the Company's stockholders in each of fiscal 1996, 1995 and 1994.

  The Company believes that cash flow from operating activities and borrowings under the New Credit Agreement will be adequate to meet the Company's short-term and long-term liquidity requirements prior to the maturity of its credit facilities in 2007, although no assurance can be given in this regard. The Company has no material capital commitments over the next twelve months. Under the New Credit Agreement, the Revolver provides $50 million of revolving credit availability (of which $3 million was borrowed as of March 28, 1997 and approximately $36.7 million was utilized for outstanding commercial and stand-by letters of credit).

  Pursuant to the terms of the acquisition agreement, the purchase price paid for the Company was subject to a closing date balance sheet adjustment. As a result of this closing date balance sheet adjustment, the Company paid its former owners approximately $10.0 million on April 30, 1997, which was paid to members of current management. The members of current management, including beneficial owners, who received this payment are Robert Wolff, John Menghini, Robert Shaw, Larry Graveel, Mike Gary, Barry Golden, Tony Gagliano, Kirk Kowalewski, Mark Schimpf, Terry Glenn, David Churchman, David Geenens, Steve Arnold, Lee Ann Stevens, Bill DiRocco, Mary Cimpl, and Jason Krakow. The closing date balance sheet adjustment was partially funded with proceeds received by the Company from the surrender value of officer's life insurance of $5.3 million with the difference funded by a $3.0 million borrowing under the Revolver and the balance from existing cash in the business.

  Following the Closing, the Company anticipates paying dividends to Holdings to enable Holdings to pay corporate income taxes, interest on Holdings Subordinated Notes, fees payable under the TJC Agreement and certain other ordinary course expenses incurred on behalf of the Company. Holdings is dependent upon the cash flows of the Company to provide funds to service the indebtedness represented by $25.0 million of Holdings Subordinated Notes. The annual cash flow requirements to service Holdings Subordinated Notes is $3 million (principal due in balloon payment in 2008). Additionally, Holdings' cumulative non-cash preferred stock dividends will total $3.2 million annually. Holdings Preferred Stock may be redeemed at stated value ($27.0 million) plus accrued dividends with mandatory redemption in 2009.

  The Company monitors market risk with respect to the derivative instruments entered into by the Company, including the value of such instruments, by regularly consulting with its senior financial managers. The Company enters into such agreements for hedging purposes and not with a view toward speculating in the underlying instruments. Accordingly, any reasonably likely change in the level of the underlying rate, price or index would not be likely to have either a favorable or adverse impact on the Company's business, operations or financial condition, including with respect to interest expense.

NEW ACCOUNTING STANDARDS

  Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was implemented on July 1, 1996. The adoption of this statement did not have a material impact on the Company's financial position or results of operations.

  SFAS No. 128, "Earnings per Share," was issued in February 1997. This Statement establishes standards for computing and presenting earnings per share by replacing the presentation of primary earnings per share with a presentation of basic earnings per share. This Statement is effective for the Company's fiscal 1998 financial statements, including interim periods; earlier application is not permitted. The Company does not expect the implementation of this Statement to have a material impact on the Company's financial statements.

  SFAS No. 130, "Reporting Comprehensive Income," was issued in June 1997. This Statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement is effective for the Company's fiscal 1998 financial statements. The Company does not expect the implementation of this Statement to have a material impact on its financial position or results of operations.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," was issued in June 1997. This Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for the Company's fiscal 1998 financial statements. The Company does not expect the implementation of the disclosure requirements of this Statement to have a material impact on the Company's financial statements.

SEASONALITY AND INFLATION

  The Company experiences seasonal fluctuations in its sales and profitability, with generally higher sales and gross profit in the first and second quarters of its fiscal year. In fiscal 1996, net sales of the Company during the first half and second half of the fiscal year were approximately 57% and 43%, respectively. The seasonality of sales and profitability is primarily due to higher volume at the College Bookstore division during the first two fiscal quarters. Sales and profitability at the Company's Resorts, Corporate and Sports Specialty divisions typically show no significant seasonal variations. As the Company continues to expand into other markets in its Resorts, Corporate and Sports Specialty divisions, seasonal fluctuations in sales and profitability are expected to decline.

  The impact of inflation on the Company's operations has not been significant to date. However, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company's operating results.

                                   BUSINESS

  The Company, which operates primarily under the brand name GEAR For Sports(R), is a leading designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, colleges and professional sports. The Company, which was founded in 1974, custom designs and decorates an extensive line of high-end outerwear, fleecewear, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage. The Company markets its products to over 13,000 active customer accounts through its well-established and diversified distribution channels, rather than through the price sensitive mass merchandise, discount and department store distribution channels. The Company believes that it has been able to compete successfully because of its ability to create diverse and innovative designs, provide excellent customer service, leverage its GEAR brand name and differentiate its products on the basis of quality. For the nine months ended March 28, 1977, the Company generated net sales and Adjusted EBITDA of $144.2 million and $32.8 million, respectively.

  From fiscal 1991 to fiscal 1996, the Company's net sales increased from $94.7 million to $169.3 million from internal growth, representing a CAGR of 12.3% and an actual annual growth rate of 24.8%, 2.5%, 5.8%, 15.6% and 14.3% for the fiscal years of 1992, 1993, 1994, 1995, and 1996, respectively. During the same period, the Company's EBITDA (as defined) grew from $17.9 million to $36.0 million, representing a CAGR of 15.0% and an actual annual growth rate of 28.5%, 7.7%, 8.7%, 18.2% and 13.5% for the fiscal years of 1992, 1993,
1994, 1995, and 1996, respectively. The Company's EBITDA margin for the period increased from 18.9% to 21.3% with an actual annual growth rate of 2.6%, 5.2%, 2.9%, 1.9% and (0.5%) for the fiscal years of 1992, 1993, 1994, 1995, and
1996, respectively. At the same time, the Company's net income increased from $14.5 million to $30.2 million, representing a CAGR of 15.8% and an actual annual growth rate of 24.4%, 10.9%, 10.2%, 18.6% and 15.3% for the fiscal years of 1992, 1993, 1994, 1995, and 1996, respectively. The Company's cash flows from operating activities increased from $14.4 million to $34.0 million for the same periods, representing a CAGR of 18.7% and an actual annual growth rate of (22.6%), 88.4%, 16.4%, 2.2% and 42.2% for the fiscal years of 1992,
1993, 1994, 1995, and 1996, respectively. The Company believes it has achieved a record of strong sales and EBITDA growth and stable operating margins primarily due to its: (i) leading positions in niche markets; (ii) diversified and stable customer base; (iii) superior product quality and customer service;
(iv) broad product portfolio; (v) value-added design and manufacturing capabilities; and (vi) innovative management. The Company expects to continue to grow by leveraging the strength of the GEAR brand name to expand its product lines and access underpenetrated segments of its markets. The Company believes that it is less vulnerable to earnings fluctuations than typical apparel manufacturers and marketers because: (i) the Company designs and custom manufactures basic, classic products with low fashion risk; (ii) consumer demand for sportswear and activewear continues to increase; and (iii) the Company's products are customized based on firm customer orders, minimizing its risk of excess inventory.

  The Company markets its products primarily through four separate divisions, each of which serves distinct distribution channels and utilizes a salesforce with a specialized knowledge of its particular markets and customers. The Company's network of approximately 140 independent sales representatives and over 70 in-house artists and graphic designers work directly with the Company's customers to create innovative sportswear and activewear products to meet customer specifications.

FINANCIAL CHARACTERISTICS

  The Company's business has the following financial characteristics:

 [] Diverse and Stable Customer Base. The Company sells to its niche markets through a diverse base of over 13,000 active customer accounts. In fiscal 1996, no single account represented more than 2.5% of net sales, and the Company's top ten customers which include various large corporations, major universities and destination resorts, accounted for less than 13% of net sales. Accordingly, the Company believes that the loss of any single customer would not have a material adverse effect on the Company and that none of its customers is, individually, material to the Company's operations. The number of active customer accounts increased from approximately 5,600 in fiscal 1991 to over 13,000 in fiscal 1996. New potential end-users of the Company's products are added each year as new customers visit resorts and participate in other leisure activities, corporations continue to expand their identity and promotional programs and new students enroll at colleges and universities.

 [] Strong Sales and EBITDA Growth. From fiscal 1991 to fiscal 1996, the Company's net sales increased from $94.7 million to $169.3 million from internal growth, representing a CAGR of 12.3% and an actual growth rate of 24.8%, 2.5%, 5.8%, 15.6% and 14.3% for the fiscal years of 1992,
     1993, 1994, 1995, and 1996, respectively. During the same period, the Company's EBITDA (as defined) grew from $17.9 million to $36.0 million, representing a CAGR of 15.0% and an actual annual growth rate of 28.5%, 7.7%, 8.7%, 18.2% and 13.5% for the fiscal years of 1992, 1993, 1994,
     1995, and 1996, respectively. The Company's EBITDA margin for the period increased from 18.9% to 21.3% with an actual annual growth rate of 2.6%, 5.2%, 2.9%, 1.9% and (0.5%) for the fiscal years of 1992, 1993, 1994,
     1995, and 1996, respectively. The Company believes that this growth can be attributed to: (i) its focus on niche markets where competition is generally based on product and service quality rather than price; (ii) operating leverage resulting from the introduction of new products in established distribution channels; and (iii) its focus on manufacturing efficiencies.

 [] Low Capital Expenditures. The Company concentrates on the high value-added production processes of custom design, embroidery, silk-screening and other finishing elements at its state-of-the-art manufacturing facilities. The capital intensive process of manufacturing unfinished garments ("blanks") and other items is outsourced to a network of foreign and domestic independent manufacturers who comply with the Company's stringent specifications. As a result, the Company maintains low fixed costs and requires limited annual capital expenditures. From fiscal 1992 to fiscal 1996, total annual capital expenditures averaged approximately $3 million, or an average of 2.2% of net sales and 10.5% of EBITDA for such years.

 [] Historically Non-Cyclical Business. The Company has not experienced a reduction of its business as a result of past general economic downturns. The Company believes that its record of consistent growth is a result of the relatively non-cyclical nature of its primary market segments as well as its competitive position as a supplier of high quality, customized products that are less susceptible to consumer price sensitivity. The Company believes that the diversity of its products, distribution channels and markets also minimizes its exposure to particular customers, economic cycles and geographic concentration.

BUSINESS STRATEGY

  The Company's objective is to continue to increase sales, EBITDA and operating margins, and is based upon the following strategic elements:

 [] Superior Product Quality and Customer Service. Each of the Company's divisions focuses on high-end, customized sportswear, activewear and related products. The Company's products uniquely address each account's specific requirements, while providing the end-user with a high quality product. The Company's ability to maintain consistency in product quality and customer service, regardless of order size, enables it to effectively service a broad range of customers. With over 70 in-house artists and graphic designers and state-of-the-art manufacturing and distribution facilities, the Company believes that it provides products and service that are superior to those of its competitors in each of its markets.

 [] Leading Position in Multiple Niche Markets. The Company has a leading position in the resort, corporate and college bookstore markets. The Company's superior service and product customization enable it to more effectively serve the particular needs of these customers. As a result, the Company believes that: (i) it is one of the few national competitors in the highly fragmented resort and leisure market; (ii) it has a leading share of the corporate identity market, where it competes primarily with smaller local and regional companies as well as a few national competitors; and (iii) it has the second largest share of the college bookstore market.

 [] Leveraging the GEAR For Sports(R) Brand Name. The Company leverages its GEAR brand name by introducing new products through its established distribution channels. For example, the Company recently introduced new headwear, sports luggage and Baby GEAR product lines. The Company believes that the GEAR brand name is widely recognized by customers and end-users in each of its markets and enjoys a reputation for high quality products. The Company intends to continue to leverage this brand name recognition through its existing distribution channels as well as through alternative distribution channels and markets.

 [] Efficient Operations. The Company uses its state-of-the-art facilities to design, embroider and screenprint a significant portion of its products. In addition, the Company uses independent contractors to manufacture its blanks and, where appropriate, to provide other value-added manufacturing services in order to maximize sourcing flexibility while minimizing overhead costs and fixed charges. Only one of these independent contractors supplies such services exclusively to the Company. The Company does not have a contract with this independent contractor. The Company minimizes the risk of excess inventory by designing and manufacturing its products against firm customers orders.

 [] Experienced Management Team with Significant Equity Ownership. The Company's management team has extensive experience in the sportswear and activewear business. The top five senior executives have each been with the Company for at least 13 years and have combined industry experience of over 115 years. Approximately 20 members of the senior management team contributed an aggregate of $13.6 million in exchange for 50% of the capital stock of the Company's parent, Holdings. The management team will have significant incentive to continue to increase the Company's sales and EBITDA as a result of their substantial equity ownership and performance based incentive compensation programs that the Company intends to implement.

SALES DIVISIONS

  The Company markets its products, which include custom designed fleecewear, jackets, polo shirts, T-shirts, woven shirts, sweaters, shorts, headwear and sports luggage, through four sales divisions (dollars in millions):

                                                        FISCAL 1996 NET SALES
                                                        ----------------------
                                                                       % OF
     DIVISION                   CUSTOMERS                  SALES      TOTAL
 ----------------- ----------------------------------   ----------- ----------
 Resort            Destination resorts, family          $      67.7       40.0%
                   entertainment companies, hotel
                   chains, golf clubs, cruise lines,
                   and casinos
 Corporate         Large and small companies serving           47.2       27.9
                   a variety of industries
 College Bookstore Major colleges and universities as          37.7       22.3
                   well as college bookstore lease
                   operators
 Sports Specialty  Sports specialty stores and                  6.3        3.7
                   catalogues, stadium stores, and
                   professional sports teams and
                   their staffs
 Other             Various institutions,                       10.3        6.1
                   organizations and individuals
                                                        ----------- ----------
                                                        $     169.3      100.0%
                                                        =========== ==========

  The following sets forth the amount and percentage of net sales for each of the periods indicated (dollars in millions):

                               FISCAL YEAR ENDED JUNE 30,              NINE MONTHS ENDED
                         ----------------------------------------  --------------------------
                                                                    MARCH 31,     MARCH 31,
                             1994          1995          1996          1996          1997
                         ------------  ------------  ------------  ------------  ------------
Resort..................  50,228 39.2%  60,047 40.5%  67,739 40.0%  50,076 37.9%  50,836 35.3%
Corporate...............  30,241 23.6%  38,316 25.9%  47,167 27.9%  36,098 27.3%  42,318 29.4%
Bookstore...............  35,982 28.1%  37,823 25.5%  37,733 22.3%  34,240 25.9%  34,001 23.6%
Sports Specialty........   1,458  1.1%   3,154  2.1%   6,342  3.7%   4,715  3.6%   7,899  5.5%
Other...................  10,262  8.0%   8,794  5.9%  10,192  6.0%   6,939  5.3%   9,128  6.3%
                         -------       -------       -------       -------       -------
Total................... 128,171       148,134       169,173       132,068       144,182
                         =======       =======       =======       =======       =======

  The Company believes that it enjoys distinct competitive advantages in each of its sales divisions because of its ability to quickly deliver high quality, customized products and provide excellent customer service. The Company operates state-of-the-art design, embroidery and screenprint manufacturing and distribution facilities which management believes have set the standard in the sportswear and activewear industry for product quality and response time to orders and re-orders. Most orders for new product designs can be filled in four weeks and re-orders rarely take longer than two weeks. This allows the Company's retail customers to carry less inventory, increase merchandise turnover and reduce the risk of obsolete merchandise.

  Resort Division. The Resort division is a leading marketer of custom logoed sportswear and activewear to over 6,100 active customer accounts, including destination resorts, family entertainment companies, hotel chains, golf clubs, cruise lines, casinos and United States military bases. The division's customers include widely recognized names such as The Walt Disney Company, Universal Studios, The Ritz Carlton, Pebble Beach, Princess Cruise Lines and The Mirage.

  The Resort division, with fiscal 1996 net sales of $67.7 million, accounted for 40.0% of total net sales. The Resort division's net sales have grown from $50.2 million in fiscal 1994 to $67.7 million in fiscal 1996, representing a CAGR of 16.1%. The division's net sales have remained relatively constant as a percentage of total net sales, increasing slightly from 38.9% in fiscal 1994 to 40.0% in fiscal 1996. In fiscal 1996, the top ten accounts of the Resort division combined for approximately 22% of the division's net sales.

  The Company distributes its Resort division products through its national sales force of approximately 70 independent sales agents, of which approximately 5% represent the Company on an exclusive basis. There are no contracts with any of the independent sales agents who represent the Company on an exclusive basis. The Company believes that it is well known and respected in the resort and leisure industry because of its quick turnaround for new orders and re-orders along with its product innovation and quality and high level of service.

  The Company believes that future growth in its Resort division will come from increased penetration of the golf, military, hotel and gaming segments of the industry, and through new product introductions such as headwear, sports luggage and Baby GEAR products for infants and toddlers.

  Corporate Division. The Corporate division is a leading marketer of corporate identity sportswear and activewear for use by a diverse group of corporations in incentive and promotional programs as well as for office casual wear and uniforms. The division services over 3,500 active customer accounts, including Toyota, Hershey, Dr Pepper/7Up, Anheuser-Busch, MCI and Exxon. In addition, the Company recently formed Tandem Marketing, which develops and administers corporate fulfillment programs on behalf of its major corporate customers. The Company's corporate fulfillment programs involve providing its customers with a complete line of branded merchandise which is marketed to the customer's clients and employees. For example, Toyota may engage the Company to provide embroidered leisurewear which is then sold or otherwise provided to Toyota's customers and prospective customers.

  The Corporate division, with fiscal 1996 net sales of $47.2 million, accounted for 27.9% of total net sales. The Corporate division's net sales have grown from $30.2 million in fiscal 1994 to $47.2 million in fiscal 1996, representing a CAGR of 25.0%. The division's net sales as a percentage of total net sales have increased from 23.4% in fiscal 1994 to 27.9% in fiscal 1996, primarily as a result of the increased penetration of the underserved corporate identity market and increased sales by Tandem Marketing.

  The Company believes that it has an advantage over its competitors because it is one of the few brand name suppliers of sportswear and activewear focused on the corporate market. The Corporate division markets its products to various segments within the corporate market. Products are sold by the Company's national sales force of over 50 independent sales agents, of which approximately 10% represent the Company on an exclusive basis, directly to corporate customers in connection with corporate incentive programs, employee pride and recognition initiatives, corporate meetings and outings, company retail stores and catalogue programs and dealer incentive programs. There are no contracts with any of the independent sales agents who represent the Company on an exclusive basis. In fiscal 1996, approximately 85% of the division's sales were directly to corporations and the remaining 15% were to jobbers, who then resold the Company's products to corporations. Jobbers are people who buy goods in quantity from manufacturers and sell them directly to dealers.

  The Company, through Tandem Marketing, leverages its existing corporate customer base to market a full line of products, including articles of merchandise imprinted or otherwise customized with the corporation's name, logo or message. These products include sportswear and activewear designed and manufactured by the Company, as well as other premium merchandise such as glassware and stationary items. Currently, Tandem Marketing has active catalogue programs with Lexus, Visa, Pirelli Tire, State Farm, Principal Financial and Shelter Insurance. In fiscal 1996, Tandem Marketing accounted for approximately $3.0 million, or 6.4%, of the Corporate division's net sales, of which approximately 65% were derived from products designed and manufactured by the Company.

  The Company believes that significant opportunity for future growth exists within the Corporate division through: (i) further penetration of its existing corporate customers; (ii) targeting the thousands of unserved corporations located in the division's key markets; and (iii) growth in the sales of Tandem Marketing. In addition, the Company believes a specific opportunity exists within the uniform market, as corporations switch from traditional uniforms to more casual, higher quality sportswear and activewear.

  College Bookstore Division. The College Bookstore division is a leading marketer of custom designed, embroidered and silk-screened sportswear and activewear products to over 2,300 active customer accounts, including nearly every major college and university in the United States. The division's largest accounts include each of the major college bookstore lease operators, such as Barnes & Noble College Bookstores, Inc., as well as high volume, university managed bookstores, such as the University of Notre Dame, the University of Southern California, Yale University, the University of Michigan and the United States Air Force and Naval academies. The National Association of College Stores has selected the Company as "Vendor of the Year" three times, an honor no other supplier has won more than once.

  The College Bookstore division, with fiscal 1996 net sales of $37.7 million, accounted for 22.3% of total net sales. The College Bookstore division's net sales have grown from $35.9 million in fiscal 1994 to $37.7 million in fiscal 1996, representing a CAGR of 2.5%. As the Company has expanded into other markets, the College Bookstore division's net sales as a percent of total net sales has decreased from 28.0% in fiscal 1994 to 22.3% in fiscal 1996.

  The Company believes that the top five competitors in the College Bookstore division are Champion Sports, Jansport VF Corp., Cotton Exchange, Russell Athletic and MV Sports and that they constitute approximately 20.0%, 9.5% 8.6%, 7.6% and 7.1%, respectively, of the market share in the College Bookstore division in fiscal 1996.

  The Company believes that future growth in its College Bookstore division will come primarily from new product introductions such as headwear, sports luggage and Baby GEAR products as well as from general demographic trends. The U.S. Department of Education projects significant growth in the number of college and university students through 2006, following a modest decline in enrollment from 1992 to 1996. The Company believes that the projected increase in college and university enrollment, in the event such increase does in fact occur, may have a positive effect on the Company's business, results of operations and financial condition. However, there can be no assurance that any such projected growth will occur, and, if so, at such rates.

  Sports Specialty Division. The Sports Specialty division, with fiscal 1996 net sales of $6.3 million, accounted for 3.7% of total net sales. Established in 1994, the division has entered into licensing agreements to design, manufacture and market sportswear and activewear bearing the names, logos and insignia of professional sports leagues and teams as well as major sporting events. The Company's licensors include, among others, MLB, the NBA, the NHL, NASCAR and the Breeder's Cup. The division targets the upscale adult sports enthusiast through the Company's existing distribution channels as well as through new channels such as stadium stores and team retail outlets. The division markets its products to over 600 active customer accounts, including the Indianapolis Motor Speedway, the Chicago Bulls, the Cleveland Indians, the Boston Bruins and Madison Square Garden.

INDUSTRY OVERVIEW

  The sportswear industry in which the Company participates encompasses a broad assortment of merchandise, including activewear and outerwear products such as sweatshirts and jackets. While activewear products have traditionally been associated with athletic-related activities, over the past two decades such products have been increasingly accepted by consumers for a variety of leisure and work-related activities. Activewear products have experienced significant sales growth over this time period due to both this increased acceptance and consumers' increased pursuit of physical fitness and active lifestyles. Moreover, activewear products have registered a number of significant improvements in product characteristics that have contributed to enhanced consumer appeal, including improvements in fabric weight, blends, quality of construction, size, style and color availability.

  The sportswear and activewear market is characterized by a low fashion risk as compared to other apparel markets. While substantial opportunity exists for product innovation and differentiation, basic garment styles are not driven by trends or fads. In those market segments where products have a lower relative labor cost content, such as fleecewear and outerwear, the industry is also characterized by barriers to entry as larger capital requirements, sourcing relationships, brand-name recognition and established customer relationships limit the entry of new competitors. Foreign competition is limited due to the short delivery times required for inventory control by retail customers.

  Sportswear and activewear is distributed through a wide variety of channels, including department stores, chain stores, mass merchandisers, discount retailers and specialty retailers. The Company, however, has avoided many of these larger mass distribution channels and has instead focused on the following niche markets, where the competition has been highly fragmented and generally based more on quality of service and product rather than on price.

  Resort Market. The Company has defined the resort market to include products sold through niche market retailers at destination resorts, family entertainment companies, hotel chains, cruise lines, casinos and United States military bases. Products sold in this market are typically adorned with the name of the resort and include a full range of activewear and related items. The Company believes that this market is highly fragmented and served primarily by local and regional competitors. In addition, the Company has found that national competitors in this market generally focus on specific market segments, offering a limited range of products.

  Corporate Market. The corporate identity market is represented by companies or large organizations which purchase articles of merchandise imprinted or otherwise customized with the organization's name, logo or message. These products are used for building corporate identity, marketing, employee incentives or development of goodwill for a targeted audience. The Company believes that future growth in this market will be fueled, in part, by the continued acceptance of activewear products in the workplace. The Company believes that it is one of the few brand name suppliers of sportswear and activewear focused on the corporate market.

  College Bookstore Market. The Company believes that the college bookstore apparel market is relatively mature and stable. The Company estimates that the top five suppliers to this market have an aggregate market share of approximately 50%, with the share of each such competitor remaining relatively constant over the last five years. Demand in this market is driven primarily by demographic trends such as the number of entering college and university students. As the following table illustrates, the U.S. Department of Education projects significant growth in the numbers of college and university students through 2006, following a modest decline in enrollment from 1992 to 1996. However, there can be no assurance that any such projected growth will occur, and, if so, at such rates.

          HISTORICAL AND PROJECTED COLLEGE AND UNIVERSITY ENROLLMENT



     [LOGO OF HISTORICAL AND PROJECTED COLLEGE AND UNIVERSITY ENROLLMENT]

 Source: U.S. Department of
      Education, National Center for
      Education Statistics, Fall
      Enrollment in Colleges and
      Universities surveys and
      Integrated Postsecondary
      Education Data System surveys.
      (November, 1995)

  Professional Sports Licensed Apparel Market. Most of the North American professional sports leagues, including MLB, the NBA, the NFL and the NHL, as well as other sports organizations and events, license the right to sell products adorned with the insignia of its leagues, teams or events. These licensed product sales have grown significantly since the mid-1980's through aggressive management of the licensing programs and increased marketing efforts. Much of the growth in demand for licensed sports apparel has been advanced by increased television programming and sporting event attendance, as well as introduction of a wide variety of products and styles. Although demand has been impacted in recent years by labor disputes in the professional sports leagues, the Company expects this growth to continue with the resolution of the labor disputes and continued expansion of the professional sports leagues to new geographic markets.

  The number of competitors in the licensed apparel market has expanded with an increase in the number of licenses granted by the professional sports leagues in recent years. These licenses represent significant barriers to entry as the professional leagues appear less likely to enter into licensing agreements with new entrants. The industry has also been experiencing consolidation in recent years as larger companies have been acquiring smaller competitors.
(STUDENTS IN MILLIONS)

PRODUCTS

  The Company's extensive product offerings include: (i) fleecewear; (ii) outerwear; (iii) polo shirts, woven shirts and sweaters; (iv) T-shirts and shorts; and (v) other apparel items and accessories. These products are sold in each of the Company's four markets and are currently offered in over 400 combinations of style and color. While its products are generally characterized by a low fashion risk, the Company attempts to incorporate the latest trends in style, color and fabrics with a heavy emphasis on innovative graphics to create leading-edge fashion looks.

  The Company believes that the quality and breadth of its product lines and its innovative logo designs represent significant competitive advantages in its markets. In order to further capitalize on these advantages, the Company intends to continue to expand both the depth and breadth of its product lines. Currently, the Company has major product introductions in headwear, sports luggage and Baby GEAR products for infants and toddlers.

  The following illustrates the attributes of the Company's current product lines:

  Fleecewear. The Company's fleecewear products represented approximately 34% of net sales for fiscal 1996. Current styles offered by the Company include classic crew sweatshirts, cowl neck tops, half-zip pullovers, hooded tops, vests, henleys and bottoms. Products are constructed of a wide range of quality fabrics including combed cotton, textured fleece, ribbed knit cotton and inside out fleece. The resulting product line offers customers a variety of styles ranging from relaxed, functional looks to more sophisticated, casual looks.

  Outerwear. The Company's outerwear products represented approximately 27% of net sales for fiscal 1996. These products are designed to offer consumers contemporary styling, functional features and quality apparel. Products offerings include a variety of weights and styles, including heavy nylon parkas, denim jackets, corduroy hooded pullovers, nylon windshirts and water-resistant poplin jackets. The Company also provides a number of functional features such as adjustable cuffs, windflaps, vented backs, drawstring bottoms and heavyweight fleece lining.

  Polo Shirts, Woven Shirts and Sweaters. The Company's polo shirt, woven shirt and sweater products represented approximately 22% of net sales for fiscal 1996. The Company's products in this category are designed to be suitable for both leisure and work-related activities with full range of materials and styles.

  T-Shirts and Shorts. The Company's T-shirt and shorts products represented approximately 15% of net sales for fiscal 1996. The Company's products are designed to address consumer needs for comfort, fit and function while providing innovative logo designs. The Company offers a full line of T-shirts and shorts in a variety of styles, fabrics and colors.

  Other. The Company also sells headwear, sports luggage, a line of children's products and a number of other miscellaneous apparel items. In addition, through its Tandem Marketing division, the Company distributes a full line of corporate fulfillment products. Sales of "Other" items represented approximately 2% of net sales for fiscal 1996.

DESIGN, MANUFACTURING AND MATERIALS SOURCING

  The Company operates state-of-the-art design, embroidery and screenprint manufacturing and distribution facilities in Lenexa, Kansas.

  The Company's design group consists of more than 70 in-house artists and graphic designers who work closely with each customer to create the product offering and customization that fulfills the account's needs. The design group is responsible for presenting new ideas to each account in order to continually generate new products. This design function is a key element in the Company's ability to provide value-added services and maintain superior relations with its customers. Once the design and logo specifications have been determined, the Company's in-plant manufacturing process begins. This manufacturing process consists of embroidery and/or screenprinting applications to Company-designed non-decorative apparel ("blanks"). Substantially all of the screenprinting and a significant portion of the embroidery operations are performed by the Company in its Lenexa, Kansas facilities. In addition, the Company outsources embroidery work to Impact Design, Inc. and Kansas Custom Embroidery, each an affiliate of the Company, as well as to independent contractors, when necessary. See "Certain Transactions." The Company maintains the most updated machinery and equipment available in order to ensure superior product quality and consistency.

  All of the Company's blanks are sourced and manufactured to the Company's specifications by third party vendors. The Company closely monitors each of its vendors in order to ensure that its specifications and quality standards are met. A significant portion of the Company's blanks are contract manufactured in various off-shore plants. The Company's imported items are currently manufactured in China, Taiwan, Korea, Malaysia, Hong Kong, Singapore, Indonesia, Pakistan, Honduras, Israel, Fiji and Mexico. No foreign country has a manufacturing concentration above 20%. Approximately 16% of its blanks are contract manufactured in the United States. The Company has long-standing contractual relationships with most of its eight independent buying agents who assist the Company in its efforts to control garment quality and delivery. None of these agents represent the Company on an exclusive basis. The Company has independent buying agents in each foreign country where it purchases blanks. See "Risk Factors--Foreign Sourcing."

COMPETITION

  The Company's primary competitors vary within each of its four distinct markets. In the resort and leisure market, there are few national competitors and even fewer that operate in all of the varied segments in which the Company operates. In the corporate identity market, there are several large manufacturers of corporate identity products. The Company believes it is one of the few manufacturers and marketers of corporate identity products that specializes in the activewear product segment. In the college bookstore market, the top five competitors hold an aggregate market share of approximately 50%, and the Company believes the market share of each such competitor has remained relatively constant over the last five years. In the sports specialty market, the Company competes with a large number of manufacturers of licensed sportswear. The Company believes, however, that it is one of the few manufacturers of sports specialty products with a primary focus on the adult sports enthusiast.

  The following table sets forth the Company's primary competitors in each of its markets:

        MARKET                          PRIMARY COMPETITORS
   ----------------- --------------------------------------------------------
   Resort            Highly fragmented--primarily local and regional
                     competitors
   Corporate         HA-LO Marketing, Hermann Marketing, Swingster (American
                     Marketing Industries)
   College Bookstore Champion Products, Jansport (VF Corp.), Cotton Exchange,
                     Russell Athletic, M.V. Sports
   Sports Specialty  Champion Products, Russell Corporation, Starter

  Competition in each of the Company's markets generally is based on product design and decoration, customer service and overall product quality. The Company believes that it has been able to compete successfully because of its ability to create diverse and innovative designs, provide excellent customer service, leverage its GEAR brand name and differentiate its products on the basis of quality.

EMPLOYEES

  The Company employs over 640 people at its two facilities in Lenexa, Kansas, of which approximately 30 are members of management, 280 are involved in either product design, customer service, sales support or administration and 330 are involved in manufacturing. In an effort to adjust employment levels in accordance with its production schedule and reduce its operating costs, the Company has instituted a voluntary time off program under which management occasionally grants a limited number of employees extended time off (typically four to six weeks). During extended time off periods, employees remain on call and continue to receive employee benefits such as health insurance, but do not receive hourly wages. None of the Company's employees is covered by a collective bargaining agreement. The Company believes that the dedication of its employees is critical to its success, and that its relations with its employees are excellent.

TRADEMARKS

  The Company markets its products primarily under the GEAR For Sports(R) trademarked brand name. In addition, the Company markets its products under, among others, the Pro GEAR(R), Tandem Marketing(R), Big Cotton(R) and Winning Ways(R) trademarks. The Company is currently applying for a trademark for its Baby GEAR brand name. However, there can be no assurance that the Company's application will be approved. Generally, the Company's trademarks will remain in effect as long as the trademark is used by the Company and the required renewals are obtained.

  The Company licenses its GEAR For Sports(R) trademark to Softwear Athletics, Inc. ("Softwear") to produce and distribute GEAR For Sports(R) adult sportswear and activewear, headwear and sports luggage products in Canada in accordance with a license agreement (the "Softwear License Agreement"). Pursuant to the Softwear License Agreement, Softwear has obtained an exclusive, non-transferable and non-assignable license to manufacture, advertise and promote adult apparel, headwear and bags in Canada. The Softwear License Agreement had an initial term of eighteen months, ending September 30, 1995, but has been extended by Softwear, at its option, for two successive one year terms. In consideration for the license grant, Softwear pays the Company an annual royalty calculated as the greater of: (i) $300,000 or (ii) 10% of Net Sales (as defined therein) to non-affiliates. Such royalty payments are made to the Company on a quarterly basis. In addition, for three years after the termination of the Softwear License agreement, Softwear will be prohibited from selling products covered by the Softwear License Agreement or other similar products to any Softwear customer who was not a Softwear customer prior to the commencement of the Softwear License Agreement. The Company expects to renew the license, which is scheduled to expire in fiscal 1998, on terms comparable to those under the Softwear License Agreement.

LICENSES

  The Company markets its products, in part, under licensing agreements, primarily in its College Bookstore and Sports Specialty divisions. In fiscal 1996, net sales under the Company's 262 active licensing agreements totalled $23.8 million, or approximately 14% of the Company's net sales. In fiscal 1996, $20.4 million of College Bookstore division net sales, representing approximately 54% of the division's net sales and 12% of total net sales, were recorded under this division's 214 licensing agreements. In addition, in fiscal 1996, $1.6 million of Sports Specialty division net sales, representing approximately 25% of the division's net sales and 1% of total net sales, were recorded under licensing agreements. The Company's licensing agreements are mostly with (i) high volume, university managed bookstores such as the University of Notre Dame, the University of Southern California and the University of Michigan, (ii) professional sports leagues such as MLB, the NBA and the NHL and (iii) major sporting events such as the Ryder Cup and the Indianapolis 500. Such licensing agreements are generally renewable every one to three years with the consent of the licensor.

PROPERTIES

  The Company owns each of its two properties: its 250,000 square foot headquarters and manufacturing facility in Lenexa, Kansas and its 100,000 square foot manufacturing and distribution facility located approximately two miles from its headquarters. Approximately 200,000 square feet and 100,000 square feet of the headquarter/manufacturing facility and manufacturing/distribution facility, respectively, are devoted to the design and manufacture of the Company's products and to customer service. The Company believes that the two facilities (along with the embroidery facilities used by the two affiliate companies) provide the Company with sufficient space to support its expected expansion over the next several years.

LITIGATION

  From time to time, the Company is involved in routine litigation incidental to its business. The Company is not a party to any pending or threatened legal proceeding which would have a material adverse effect on the Company's results of operations, cash flows or financial condition.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following sets forth the names and ages of the Company's directors and executive officers and the positions they hold as of the date of this
Prospectus:

      NAME                AGE                      POSITION WITH COMPANY
      ----                ---                      ---------------------
Robert M. Wolff.........   62 Chairman
John L. Menghini........   47 President, Chief Operating Officer and Director
Robert G. Shaw..........   46 Senior Vice President, Finance and Human Resources and Director
Larry D. Graveel........   48 Senior Vice President, Merchandising and Director
Michael H. Gary.........   44 Senior Vice President, Sales Administration
A. Richard Caputo, Jr...   31 Director
John W. Jordan II.......   49 Director
David W. Zalaznick......   43 Director

  Set forth below is a brief description of the business experience of each director and executive officer of the Company including each person's principal occupations and employment during the past five years, the name and principal business of any corporation or other organization in which such occupations and employment were carried on and whether such corporation or organization is a parent, subsidiary or other affiliate of the registrant. Also set forth below are any other directorships held by each director in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

  Robert M. Wolff has served as Chairman of the Company since its inception in 1974.

  John L. Menghini has served as President, Chief Operating Officer and a director of the Company since 1984. Prior to that, Mr. Menghini served as a merchandise manager of the Company since 1977.

  Robert G. Shaw has served as Senior Vice President, Finance and Human Resources and a director of the Company since 1993. Prior to that, Mr. Shaw held several management positions with the Company since 1976, including Vice President of Finance.

  Larry D. Graveel has served as a director of the Company since February 1997 and as Senior Vice President, Merchandising of the Company since 1993. Prior to that, Mr. Graveel served as a merchandising manager of the Company since 1984.

  Michael H. Gary has served as Senior Vice President, Sales Administration of the Company since 1993. Prior to that, Mr. Gary held several management positions in sales administration with the Company since 1982.

  A. Richard Caputo, Jr. has served as a director of the Company since February 1997. Mr. Caputo is a managing partner of TJC, a private merchant banking firm, with which he has been associated since 1990. Mr. Caputo is also a director of AmeriKing, Inc. as well as other privately held companies.

  John W. Jordan II has served as a director of the Company since February 1997. Mr. Jordan is a managing partner of TJC, which he founded in 1982. Mr. Jordan is also a director of Jordan Industries, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Apparel Ventures, Inc., AmeriKing, Inc., Motors and Gears, Inc. and Rockshox, Inc. as well as other privately held companies.

  David W. Zalaznick has served as a director of the Company since February 1997. Mr. Zalaznick has been a managing partner of TJC since 1982. Mr. Zalaznick is also a director of Jordan Industries, Inc., Carmike Cinemas, Inc., American Safety Razor Company, Apparel Ventures, Inc., Marisa Christina, Inc., AmeriKing, Inc., Motors and Gears, Inc. and The Great American Cookie Company as well as other privately held companies.

STOCKHOLDERS AGREEMENT

  In connection with the Acquisition, Holdings, the Management Investors and the Jordan Investors entered into a subscription and stockholders agreement (the "Stockholders Agreement") which sets forth certain rights and restrictions relating to the ownership of Holdings stock and agreements among the parties thereto as to the governance of Holdings and, indirectly, GFSI.

  The Stockholders Agreement contains material provisions which, among other things and subject to certain exceptions, including any restrictions imposed by applicable law or by the Company's debt agreements, (i) provide for put and call rights in the event a Stockholder (as defined therein) is no longer employed by the Company, (ii) restrict the ability of all Stockholders to transfer their respective ownership interests, other than with respect to transfers to Permitted Transferees (as defined therein), including rights of first refusal and tag along rights held by each of the remaining stockholders,
(iii) grant drag along rights to Selling Stockholders (as defined therein) in which the holders of 75% or more of the common stock of Holdings who agree to transfer their stock in an arms-length transaction to a nonaffiliated party may require the remaining stockholders to sell their stock on the same terms and conditions and (iv) grant each Stockholder piggyback registration rights to participate in certain registrations initiated by Holdings.

  The Stockholders Agreement also contains certain material governance provisions which, among other things, (i) provide for the election of three directors (the "Management Directors") nominated by the Management Investors, three directors (the "Jordan Directors") nominated by the Jordan Investors and one director nominated by the Stockholders, (ii) prohibit the removal of the Management Directors other than by the Management Investors or the Jordan Directors other than by the Jordan Investors and (iii) require the approval of at least five directors of certain fundamental transactions affecting Holdings or GFSI, including any proposed dissolution, amendment to the certificate of incorporation or by-laws or merger, consolidation or sale of all or substantially all of the assets of Holdings or GFSI. The provisions described under "Stockholders Agreement" represent all of the material provisions of such agreement.

BOARD OF DIRECTORS

  Liability Limitation. The Certificate of Incorporation provides that a director of the Company shall not be personally liable to it or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. In accordance with the Delaware General Corporation Law, the Certificate of Incorporation does not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director for voting or assenting to an unlawful distribution, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. The Delaware General Corporation Law does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. Any amendment to these provisions of the Delaware General Corporation Law will automatically be incorporated by reference into the Certificate of Incorporation and the Bylaws, without any vote on the part of its stockholders, unless otherwise required.

  Indemnification Agreements. Simultaneously with the consummation of the Offering, the Company and each of its directors entered into indemnification agreements. The indemnification agreements provide that the Company will indemnify the directors against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company, or serving at the request of the Company in any other capacity for or on behalf of the Company; provided that (i) such director acted in good faith and in a manner not opposed to the best interest of the Company, (ii) with respect to any criminal proceedings had no reasonable cause to believe his or her conduct was unlawful, (iii) such director is not finally adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, unless the court views in light of the circumstances the director is nevertheless entitled to indemnification, and (iv) the indemnification does not relate to any liability arising under Section 16(b) of the

Exchange Act, or the rules or regulations promulgated thereunder. With respect to any action brought by or in the right of the Company, directors may also be indemnified to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company.

  Director Compensation. After the consummation of the Offering, each director of the Company will receive $20,000 per year for serving as a director of the Company. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the aggregate compensation paid and accrued to the Company's top five executive officers for services rendered to the Company during each of the three most recent fiscal years. The executive officers include Robert M. Wolff, Chairman, John L. Menghini, President and Chief Operating Officer, Robert G. Shaw, Senior Vice President, Finance and Human Resources, Larry D. Graveel, Senior Vice President, Merchandising and Michael H. Gary, Senior Vice President, Sales Administration.

                                        FISCAL                    OTHER ANNUAL
POSITION                                 YEAR   SALARY   BONUS   COMPENSATION(1)
--------                                ------ -------- -------- ---------------
Robert M. Wolff........................  1996  $240,000 $      0     $40,019
 Chairman                                1995   240,000  288,000      41,518
                                         1994   240,000  600,000      49,337
John L. Menghini.......................  1996   225,000  300,000      31,136
 President and Chief                     1995   225,000  300,000      32,502
 Operating Officer                       1994   200,000  300,000      41,244
Robert G. Shaw.........................  1996   150,000  120,000      31,353
 Senior Vice President and               1995   125,000  100,000      32,558
 Chief Financial Officer                 1994   108,000  100,000      37,723
Larry D. Graveel.......................  1996   170,000  120,000      27,416
 Senior Vice President                   1995   145,000  120,000      28,915
                                         1994   120,000  120,000      37,734
Michael H. Gary........................  1996   150,000  120,000      28,579
 Senior Vice President                   1995   125,000  100,000      30,078
                                         1994   100,000  100,000      34,526

----------
(1) Other annual compensation consists of car allowances, profit sharing, group medical benefits and individual beneficiary life insurance premiums paid by the Company.

EMPLOYMENT/NONCOMPETITION AGREEMENTS

  Wolff Employment Agreement. Effective upon the consummation of the Transactions, the Company entered into an Employment Agreement with Robert M. Wolff (the "Wolff Employment Agreement"). Pursuant to the Wolff Employment Agreement, Mr. Wolff will serve as Chairman of the Company for a ten-year period ending on the tenth anniversary of the Acquisition. In exchange for his services, the Company will compensate Mr. Wolff with a base salary of $140,000 per annum, subject to annual increases set forth in the Wolff Employment Agreement, to provide him with certain employee benefits comparable to that received by other Company senior executives, including the use of Company cars, and to reimburse him for expenses incurred in connection with the performance of his duties as Chairman. In the event that Mr. Wolff no longer provides services to the Company due to his dismissal for Cause (as defined in the Wolff Employment Agreement), he will no longer be entitled to any compensation from the Company as of the date of his dismissal, subject to certain rights of appeal.

  Wolff Noncompetition Agreement. Effective upon the consummation of the Transactions, Holdings entered into a Noncompetition Agreement with Robert M. Wolff (the "Wolff Noncompetition Agreement"). Pursuant to the Wolff Noncompetition Agreement, Mr. Wolff will not, directly or indirectly, (i) (a) engage in or have any active interest in any sportswear or activewear business comparable to that of the Company or (b) sell to, supply, provide goods or services to, purchase from or conduct business in any form with the Company or Holdings for a ten-year period ending on the tenth anniversary of the Acquisition, (ii) disclose at any time other than to the Company or Holdings any Confidential Information (as defined in the Wolff Noncompetition Agreement) and (iii) engage in any business with the Company or Holdings through an affiliate for as long as Mr. Wolff or any member of his family is the beneficial owner of Holdings' capital stock. In exchange for his covenant not to compete, Holdings will pay Mr. Wolff $250,000 per annum for a period of ten years. In the event that the Wolff Noncompetition Agreement is terminated for Cause (as defined in the Wolff Noncompetition Agreement), Holdings will no longer be obligated to make any payment to Mr. Wolff, but Mr. Wolff will remain obligated to comply with the covenants set forth in the Wolff Noncompetition Agreement until its expiration on the tenth anniversary of the Acquisition.

COMPENSATION PHILOSOPHY

  The Board of Directors is responsible for making decisions concerning the salaries and the annual bonus plan that governs the compensation paid to all executive officers of the Company. The Board of Directors has devoted considerable attention to developing the Company's compensation philosophy which embodies four primary objectives:

    1. to provide incentives based on value delivered to the Company's stockholders and customers;

    2. to clearly connect individual executive pay action with performances;

    3. to maintain a system of rewards that is competitive with industry standards and

    4. to attract, motivate and retain executives of the highest quality.

  The Company's compensation programs reflect the commitment to the mission, values and performance of the Company. Continuous review and refinement of the Company's compensation practices in response to the changing business environment will serve to reinforce this commitment.

  The most important performance yardstick in the Company's compensation program is the Company's ability to deliver long-term value to stockholders through appreciation in share price, cash flow and earnings. On an ongoing basis, the compensation program is tested and refined to ensure a high correlation between the level of compensation and these measures. Achieving desirable stockholder returns over a sustained period of time requires management's attention to a number of financial, operational and strategic elements which enables the Company to focus on the on-going requirements of the customer. The Company's compensation program, therefore, focuses executives on actions that directly impact stockholder return in the long-term and serve the needs of the Company's customers.

  Multiple sources of information are used to evaluate and establish appropriate compensation practices, including data from benchmark companies within the industry to assess the Company's relative performance and compensation levels. Benchmark companies are selected by meeting multiple criteria including product lines, markets served revenue size, revenue source and comparable operations. Consistent with the Company's compensation philosophy, the Board of Directors will position its executive compensation targets competitive with the benchmark companies. Annual executive compensation will be below, at or above the competitive target depending on individual and Company performance.

  The Company's executive compensation program has two components--base salary and annual incentives, each of which are primary designed to reward current performance.

DESCRIPTION OF COMPENSATION PROGRAMS

  The following briefly describes the role of each element of compensation:

 Base Salary

  Base Salary are at levels sufficient to attract and retain qualified executives. To accomplish these goals, the base salaries are generally targeted within a competitive range of average base salaries for similar positions in benchmark companies within the industry. Aggregate base salary increases are intended to parallel increases in the pay levels of industry as a whole. Individual executive salary increases will strongly reflect the individual's level of performance and, to a lesser extent, trends with the industry.

 Annual Incentive

  The Company's executive annual incentive plan serves to recognize and reward executives for taking actions that build the value of the Company, by generating competitive total returns to stockholders, and providing value-added services to the Company's customers. The annual incentive awards are awarded in December of each year and are based on the Company's achievement of certain operating objectives including, among others, sales, net income and return on equity. The annual incentive for the Chairman of the Company is based on the above factors and the discretion of the Board of Directors.

COMPENSATION ADMINISTRATION

  The Company follows an annual cycle to administer each of the components of executive compensation. The integrity of the Company's compensation program relies on a rigorous annual performance evaluation process.

  Certain executive officers also serve as Management Directors. The Company does not believe that this gives rise to conflicts of interest as the Chairman is responsible for suggesting compensation decisions for the Company's executive officers, other than himself. At the same time, a majority of the Board of Directors, which includes three directors who are not executive officers and whose compensation is not influenced by the Chairman or the other executive officers, is responsible for making compensation decisions for the Chairman.

INCENTIVE COMPENSATION PLAN

  The Company will adopt on or prior to January 1, 1998, an incentive compensation plan (the "Incentive Plan"), which will provide for annual cash bonuses payable based on a percentage of EBITA (as defined in the Incentive
Plan), if certain EBITA targets are met.

                            PRINCIPAL STOCKHOLDERS

  All of the outstanding common stock of the Company is owned by Parent. The table below sets forth as of February 27, 1997 certain information regarding beneficial ownership of the common stock of Parent held by (i) each of its directors and executive officers who own shares of common stock of Parent,
(ii) all directors and executive officers of Parent as a group and (iii) each person known by Parent to own beneficially more than 5% of its common stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of common stock of Parent indicated as beneficially owned by them, except as otherwise noted.

                                                          AMOUNT OF BENEFICIAL
                                                              OWNERSHIP(1)
                                                          --------------------
                                                          NUMBER OF PERCENTAGE
                                                           SHARES     OWNED
                                                          --------- ----------
EXECUTIVE OFFICERS AND DIRECTORS:
Robert M. Wolff(2)(3)....................................     60.0      3.0%
John L. Menghini(2)(4)...................................    257.0     12.9
Robert G. Shaw(2)(5).....................................    235.0     11.8
Larry D. Graveel(2)(6)...................................    110.0      5.5
Michael H. Gary(2)(7)....................................    110.0      5.5
John W. Jordan II(8)(9)..................................  78.3125      3.9
David W. Zalaznick(8)....................................  78.3125      3.9
A. Richard Caputo, Jr.(8)................................     50.0      2.5
All directors and executive officers as a group (8
 persons)................................................  978.625     48.9%
OTHER PRINCIPAL STOCKHOLDERS:
MCIT PLC(10).............................................    500.0     25.0%
Leucadia Investors, Inc.(11).............................    125.0      6.3%

--------
(1) Calculated pursuant to Rule 13d-3(d) under the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of February 27, 1997, there were 2,000 shares of common stock of Parent issued and outstanding.
(2) The address of each of Messrs. Wolff, Menghini, Shaw, Graveel and Gary is c/o GFSI, Inc., 9700 Commerce Parkway, Lenexa, Kansas 66219.
(3) All shares are held by the Robert M. Wolff Trust, of which Mr. Wolff is a trustee.
(4) 197 shares are held by the John Leo Menghini Revocable Trust, of which Mr. Menghini is a trustee. The remaining 60 shares are held in trust for family members of Mr. Menghini.
(5) 175 shares are held by the Robert Shaw Living Trust, of which Mr. Shaw is a trustee. The remaining 60 shares are held by Robert Shaw as custodian of family members.
(6) All shares are held by the Larry D. Graveel Revocable Trust, of which Mr. Graveel is a trustee.
(7) 90 shares are held by Michael H. Gary Revocable Trust, of which Mr. Gary is a trustee. The remaining 20 shares are held in trust for family members of Mr. Gary.
(8) The address of each of Messrs. Jordan, Zalaznick and Caputo is c/o The Jordan Company, 9 West 57th Street, New York, NY 10019.
(9) All shares are held by the John W. Jordan II Revocable Trust, of which Mr. Jordan is trustee.
(10) The principal address of MCIT PLC is c/o The Jordan Company, 9 West 57th Street, New York, NY 10019.
(11) The principal address of Leucadia Investors, Inc. is 315 Park Avenue South, New York, NY 10010.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement, which requires the Company to use its best efforts to effect the Exchange Offer. See "--Registration Rights."

  The Company is making the Exchange Offer in reliance upon the position of the staff of the Commission set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based on these interpretations by the staff of the Commission, the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or (iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. By tendering, each Holder which is not a broker dealer will represent to the Company that, among other things, the person receiving the New Notes, whether or not such person is the Holder, (i) will acquire the New Notes in the ordinary course of such person's business, (ii) has no arrangement or understanding with any person to participate in a distribution of the New Notes and (iii) is not engaged in and does not intend to engage in a distribution of the New Notes. If any Holder or any such other person has an arrangement or understanding with any person to participate in a distribution of such New Notes, is engaged in or intends to engage in a distribution of such New Notes, is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or acquired the Old Notes as a result of market making or other trading activities, then such Holder or any such other person (i) can not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless such sale is made pursuant to an exemption from such requirements.

  Holders of Old Notes not tendered will not have any further registration rights and the Old Notes not exchanged will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the markets for the Old Notes could be adversely affected.

  NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  In connection with the issuance of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers of the Old Notes.

  Holders of New Notes (other than as set forth below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, Holders of Old Notes are entitled to certain registration rights. Under the Registration Rights Agreement, the Company has agreed, for the benefit of the Holders of the Old Notes, that it will, at its cost, (i) within 90 days after the date of the original issue of the Old Notes, file the Registration Statement with the Commission and (ii) within 150 days after the date of original issuance of the Old Notes, use its best efforts to cause such Registration Statement to be declared effective under the Securities Act. The Registration Statement of which this Prospectus is a part constitutes the Registration Statement. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities (as defined) notifies the Company within the specified time period that (A) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (B) due to a change in law or policy it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Registration Statement is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and acquired the Notes directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Transfer Restricted Securities by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Note, until (i) the date of which such Transfer Restricted Security has been exchanged in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Transfer Restricted Security for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the Prospectus contained in the Registration Statement, (iii) the date on which such security has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such security is distributed pursuant to Rule 144 under the Act.

  The Registration Rights Agreement also provides that, (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Registration Statement was declared effective by the Commission, New Securities in exchange for all Transfer Restricted Securities tendered prior thereto in the Exchange Offer and (ii) if obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and use its best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 120 days after such obligation arises. The Company shall use its best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the third anniversary of the Closing Date or such shorter period that will terminate when all the Senior Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement. If (a) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or
(d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week for each $1,000 principal amount of Senior Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.40 per week for each $1,000 principal amount of Senior Notes, as applicable. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Transfer Restricted Securities will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Securities included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means the earlier
of (i) 5:00 p.m., New York City time, on      , 1997 or (ii) the date when all
Old Notes have been tendered; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended; provided further that in no event will the
Exchange Offer be extended beyond      , 1997. The Company may extend the
Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

  As of the date of this Prospectus, $125,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about      , 1997, to all Holders of
Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and rights to receive Liquidated Damages. See "-- Registration Rights; Liquidated Damages." The Old Notes were, and the New Notes will be, issued under the Indenture and all such Notes are entitled to the benefits of the Indenture.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer". The Company will give oral or written notice of any amendment, nonacceptance or termination to the Holders of the Old Notes as promptly as practicable. Any amendment to the Exchange Offer will not limit the right of Holders to withdraw tendered Old Notes prior to the Expiration Date. See "--Withdrawal Rights."

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange
Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Fleet National Bank (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along, with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification. The Exchange Agent intends to use reasonable efforts to give notification of such defects and irregularities.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representatives capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder and such person has no arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, or acquired the Old Notes as a result of market making or other trading activities, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer." For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes, or, if no interest has been paid on the Old Notes, from February 27, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal and (iii) all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, or if Old Notes are submitted for a greater amount than the Holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such nonexchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) designated by the tendering Holder as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this

Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if
(i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form of the corresponding exhibit to the Registration Statement of which this Prospectus constitutes a part (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account with such Book-Entry Transfer Facility specified by the Holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange
Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have an adverse effect on the value of the Old Notes or the New Notes.

Holders of Old Notes will have registration rights and the right to Liquidated Damages as described under "--Registration Rights; Liquidated Damages" if the Company fails to consummate the Exchange Offer.

  To the Company's knowledge as of the date of this Prospectus, none of the above events has occurred.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In the event the Company asserts or waives a condition to the Exchange Offer which constitutes a material change to the terms of the Exchange Offer, the Company will disclose such change in a manner reasonably calculated to inform prospective investors of such change, and will extend the period of the Exchange Offer by five business days.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

  Fleet National Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal and Notices of Guaranteed Delivery should be directed to the Exchange Agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

               Deliver to: Fleet National Bank, Exchange Agent:

BY MAIL:                     By Overnight Courier:         By Hand:



Fleet National Bank          Fleet National Bank           Fleet National Bank
Mail Code: CTOPT06D          Mail Code: CTOPT06D           Corporate Trust
Corporate Trust              Corporate Trust Operations     Operations
 Operations                    Department                   Department
 Department                  1 Talcott Plaza, 6th Floor    Customer Service
P.O. Box 1440                Hartford, Connecticut 06120   Window
Hartford,                                                  1 Talcott Plaza,
Connecticut 06143                                          5th Floor

                             By Facsimile:
                                                           Hartford,
                                                           Connecticut 06120

                             (860) 986-7908


  DELIVERY OF A LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

  The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, registration, and legal fees, will be paid by the Company and are estimated to be approximately $60,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

APPRAISAL RIGHTS

  HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based upon no-action letters issued by the staff of the Commission to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold or otherwise transferred by a Holder thereof (other than any (i) Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), (ii) an Initial Purchaser who acquired the Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act, or
(iii) a broker-dealer who acquired the Old Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of such New Notes. However, the Company has not sought its own no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes, and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, or required the Old Notes as a result of market making or other trading activities, such Holder (i) could not rely on the relevant determinations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed to register or qualify the sale of the New Notes in such jurisdictions only in limited circumstances and subject to certain conditions.

ACCOUNTING TREATMENT

  The exchange of the New Notes for the Old Notes will have no impact on the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. Expenses of the Exchange Offer and expenses related to the Old Notes will be amortized, pro rata, over the term of the New Notes.

                             DESCRIPTION OF NOTES

GENERAL

  The Notes will be issued pursuant to the Indenture between the Company and Fleet National Bank, as trustee (the "Trustee"), in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of original issuance of the Notes. The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The Company's obligations under the Indenture and the Notes will be fully and unconditionally guaranteed jointly and severally, on a senior subordinated basis (the "Note Guarantees") by any future Restricted Subsidiaries (the "Guarantors"). See "--Note Guarantees." As of the date of the Indenture, the Company will not have any Subsidiaries. Under certain circumstances, the Company will be able to designate any Subsidiaries formed by the Company or acquired by the Company after the original issuance of the Notes as Non-Restricted Subsidiaries. Non-Restricted Subsidiaries will not be Guarantors and will not be subject to many of the restrictive covenants set forth in the Indenture.

  The Notes will be limited to $125,000,000 in aggregate principal amount and will mature on March 1, 2007. The Notes will bear interest at the rate set forth on the front cover of this Offering Memorandum. Interest on the Notes is payable semi-annually in cash in arrears on March 1 and September 1 in each year, commencing September 1, 1997, to holders of record of Notes at the close of business on February 15 or August 15 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

  Principal of and premium, interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. Holders of Notes must surrender their Notes to the Paying Agent to collect principal payments, and the Company may pay principal and interest by check and may mail checks to a holder's registered address; provided that all payments with respect to Global Notes and with respect to Certificated Notes, the holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. The Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with certain transfers or exchanges. See "--Transfer and Exchange." The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to holders of Notes, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

SUBORDINATION

  The payment of principal of and premium, interest and Liquidated Damages, if any, on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or Marketable Securities of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. The Indenture will permit the incurrence of additional Senior Indebtedness in the future.

  Upon any acceleration of the maturity of the Notes or upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignement for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceeding of the Company, the holders of all Senior Indebtedness will be first entitled to receive payment in full in cash or Marketable Securities (as defined) of all Obligations (as defined) due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Indebtedness are paid in full in cash or Marketable Securities, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of or premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a written notice (with a copy to the Company) of such other default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness. Payments on the Notes may and shall be resumed
(a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of receipt by the Trustee of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice (it being understood that any subsequent action, or any breach of any covenant for a period commencing after the date of receipt by the Trustee of such Payment Blockage Notice, that, in either case, would give rise to such a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

  The Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. As of March 28, 1997, the aggregate principal amount of Senior Indebtedness of the Company to which the Notes would have been subordinated would have been approximately $68.0 million. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Indebtedness, that the Company and its subsidiaries can incur. See "--Certain Covenants--Limitation on Incurrence of Indebtedness."

NOTE GUARANTEES

  The Company's payment obligations under the Notes will be fully and unconditionally guaranteed jointly and severally, on a senior subordinated basis, (the "Note Guarantees"), by the Company's future Restricted Subsidiaries (the "Guarantors"). The Note Guarantees will be subordinated to the prior payment in full in cash or Marketable Securities of all Senior Indebtedness of each Guarantor (including such Guarantor's guarantee of the New Credit Agreement) to the same extent that the Notes are subordinated to Senior Indebtedness of the Company. The obligations of any Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

  The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) the Company would be permitted by virtue of the Company's pro forma Cash Flow Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Cash Flow Coverage test set forth in the covenant described below under the caption "Limitation on Incurrence of Indebtedness." The requirements of clauses (iii) and (iv) of this paragraph will not apply in the case of a consolidation with or merger with or into the Company or another Guarantor.

  The Indenture will provide that (a) in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, or (b) in the event that the Company designates a Guarantor to be a Non-Restricted Subsidiary, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor or any such designation) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Note Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Mandatory Offers to Purchase Notes."

REDEMPTION OF NOTES

  Optional Redemption. Except as set forth below, the Notes may not be redeemed at the option of the Company prior to March 1, 2002. During the 12-month period beginning on March 1 of the years indicated below, the Notes will be redeemable, at the option of the Company, in whole or in part, on at least 30 but not more than 60 days' notice to each holder of Notes to be redeemed, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus any accrued and unpaid interest and Liquidated Damages, if any, to the redemption date:

        YEAR                                                          PERCENTAGE
        ----                                                          ----------
        2002.........................................................  104.813%
        2003.........................................................  103.208%
        2004.........................................................  101.604%
        2005 and thereafter..........................................  100.000%

  Notwithstanding the foregoing, prior to March 1, 2000, the Company may (but shall not have the obligation to) redeem up to 40% of the original aggregate principal amount of the Notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net proceeds of one or more Equity Offerings of the Company or Holdings (to the extent contributed to the Company); provided that at least 60% of the aggregate principal amount of Notes originally issued remain outstanding immediately after the occurrence of any such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of any such Equity Offering. The restrictions on optional redemptions contained in the Indenture do not limit the Company's right to separately make open market, privately negotiated or other purchases of Notes from time to time.

  Mandatory Redemption. Except as set forth below under "--Mandatory Offers to Purchase Notes--Change of Control" and "--Asset Sales," the Company is not required to make any mandatory redemption, purchase or sinking fund payments with respect to the Notes.

MANDATORY OFFERS TO PURCHASE NOTES

  Change of Control. Upon the occurrence of a Change of Control (such date being the "Change of Control Trigger Date"), each holder of Notes shall have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to an Offer (as defined) at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus any accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The Company shall furnish to the Trustee, at least two Business Days before notice of an Offer is mailed to all holders of Notes pursuant to the procedures described below under "-- Procedures for Offers," notice that the Offer is being made. Transactions constituting a Change of Control are not limited to hostile takeover transactions not approved by the current management of the Company. Except as described under "--Change of Control," the Indenture does not contain provisions that permit the holders of Notes to require the Company to purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring, including an issuer recapitalization or similar transaction with management. Consequently, the Change of Control provisions will not afford any protection in a highly leveraged transaction, including such a transaction initiated by the Company, management of the Company or an affiliate of the Company, if such transaction does not result in a Change of Control. In addition, because the obligations of the Company with respect to the Notes are subordinated to all Senior Indebtedness of the Company and all obligations of the Company's future subsidiaries, existing or future Senior Indebtedness of the Company or obligations of the Company's future subsidiaries may prohibit the Company from repurchasing the Notes upon a Change of Control. Moreover, the ability of the Company to repurchase Notes following a Change of Control will be limited by the Company's then-available resources. The Change of Control provisions may not be waived by the Board of Directors of the Company or the Trustee without the consent of holders of at least a majority in principal amount of the Notes. See "--Amendment, Supplement and Waiver."

  The Company expects that prepayment of the Notes following a Change of Control would, and the exercise by holders of Notes of the right to require the Company to purchase Notes may, constitute a default under the New Credit Agreement or other indebtedness of the Company. The Indenture will provide that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control Trigger Date, the Company is required to (i) repay in full and terminate all commitments under Indebtedness under the New Credit Agreement and all other Senior Indebtedness the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the New Credit Agreement and all other such Senior Indebtedness and to repay the Indebtedness owed to each lender which has accepted such offer or (ii) obtain the requisite consents under the New Credit Agreement and all such other Senior Indebtedness to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with this covenant shall constitute an Event of Default described in clause (c) and not in clause (b) under "--Events of Default and Remedies" below. In the event a Change of Control occurs, the Company will likely be required to refinance the Indebtedness outstanding under the New Credit Agreement and the Notes. If there is a Change of Control, any Indebtedness under the New Credit Agreement could be accelerated. There is no limitation in the Indenture which prohibits the Company from using the proceeds from the offering of the Notes to finance mandatory purchases of Notes upon a Change of Control. Moreover, there can be no assurance that sufficient funds will be available at the time of any Change of Control to repay Senior Indebtedness and make any required repurchases of the Notes given the Company's high leverage. The financing of the purchases of Notes could additionally result in a default under the New Credit Agreement or other indebtedness of the Company. The occurrence of a Change of Control may also have an adverse impact on the ability of the Company to obtain additional financing in the future. The ability of holders of Notes to require that the Company purchase Notes upon a Change of Control may deter persons from effecting a takeover of the Company. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of Notes to require that the Company purchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring. See "Risk Factors--Leverage and Debt Service. "

  Asset Sales. The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale (including the sale of any of the Capital Stock of any Restricted Subsidiary) providing for Net Proceeds in excess of $2.5 million unless at least 75% of the Net Proceeds from such Asset Sale are applied (in any manner otherwise permitted by the Indenture) to one or more of the following purposes in such combination as the Company shall elect: (a) an investment in another asset or business in the same line of business as, or a line of business similar to that of, the line of business of the Company and its Restricted Subsidiaries at the time of the Asset Sale or the making of a capital expenditure otherwise permitted by the Indenture; provided that such investment occurs within 365 days of the date of such Asset Sale (the "Asset Sale Disposition Date"), (b) to reimburse the Company or its Restricted Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of insurance proceeds received on account of such loss, damage or taking, (c) to cash collateralize letters of credit; provided any such cash collateral released to the Company or its Restricted Subsidiaries upon the expiration of such letters of credit shall again be deemed to be Net Proceeds received on the date of such release, (d) the permanent purchase, redemption or other prepayment or repayment of outstanding Senior Indebtedness of the Company or Indebtedness of the Company's Restricted Subsidiaries (with a corresponding reduction in any commitment relating thereto) on or prior to the 365th day following the Asset Sale Disposition Date or (e) an Offer expiring on or prior to the Purchase Date (as defined herein). The Indenture also provides that the Company may not, and may not permit any Restricted Subsidiary to, directly or indirectly, consummate an Asset Sale unless at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Marketable Securities; provided that, solely for purposes of calculating such 75% of the consideration, the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto, excluding contingent liabilities and trade payables) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly, but in no event more than 90 days after receipt, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash and cash equivalents for purposes of this provision. Any Net Proceeds from any Asset Sale that are not applied or invested as provided in the first sentence of this paragraph shall constitute "Excess Proceeds."

  When the aggregate amount of Excess Proceeds exceeds $10.0 million (such date being an "Asset Sale Trigger Date"), the Company shall make an Offer to all holders of Notes to purchase the maximum principal amount of the Notes then outstanding that may be purchased out of Excess Proceeds, at an offer price in cash in an amount equal to 100% of principal amount thereof plus any accrued and unpaid interest and Liquidated Damages, if any, to the Purchase Date in accordance with the procedures set forth in the Indenture. Notwithstanding the foregoing, to the extent that any or all of the Net Proceeds of an Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied as described in this or the preceding paragraph, but may be retained for so long, but only for so long, as the applicable local law prohibits repatriation to the United States.

  To the extent that any Excess Proceeds remain after completion of an Offer, the Company may use such remaining amount for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

  Procedures for Offers. Within 30 days following any Change of Control Trigger Date or Asset Sale Trigger Date, subject to the provisions of the Indenture, the Company shall mail a notice to each holder of Notes at such holder's registered address a notice stating: (a) that an offer (an "Offer") is being made pursuant to a Change of Control or an Asset Sale Trigger Date, as the case may be, the length of time the Offer shall remain open and the maximum principal amount of Notes that will be accepted for payment pursuant to such Offer, (b) the purchase price, the amount of accrued and unpaid interest as of the purchase date, and the purchase date (which shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Purchase Date")), and (c) such other information required by the Indenture and applicable law and regulations.

  On the Purchase Date for any Offer, the Company will, to the extent required by the Indenture and such Offer, (1) in the case of an Offer resulting from a Change of Control, accept for payment all Notes or portions thereof tendered pursuant to such Offer and, in the case of an Offer resulting from an Asset Sale Trigger Date, accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to such Offer that can be purchased out of Excess Proceeds, (2) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest on such Notes as of the Purchase Date, and (3) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus any accrued and unpaid interest thereon, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book-entry) to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes and any Note not accepted for payment in whole or in part shall be promptly returned to the holder thereof. The Company will publicly announce the results of the Offer on or as soon as practicable after the Purchase Date.

  The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an offer required to be made by the Company to repurchase the Notes as a result of a Change of Control or an Asset Sale Trigger Date. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

  Selection and Notice. In the event of a redemption or purchase of less than all of the Notes, the Notes to be redeemed or purchased will be chosen by the Trustee pro rata, by lot or by any other method that the Trustee considers fair and appropriate and, if the Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided that, if less than all of a holder's Notes are to be redeemed or accepted for payment, only principal amounts of $1,000 or multiples thereof may be selected for redemption or accepted for payment. On and after any redemption or purchase date, interest shall cease to accrue on the Notes or portions thereof called for redemption or accepted for payment. Notice of any redemption or offer to purchase will be mailed at least 30 days but not more than 60 days before the redemption or purchase date to each holder of Notes to be redeemed or purchased at such holder's registered address.

CERTAIN COVENANTS

  The Indenture contains, among other things, the following material covenants:

  Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or any Restricted Subsidiary's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and dividends or distributions payable by a Restricted Subsidiary pro rata to its shareholders; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Restricted Subsidiaries, other than any such Equity Interests purchased from the Company or any Restricted Subsidiary for fair market value determined by the Board of Directors in good faith; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), if, at the time of such Restricted Payment:

    (a) a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof; or

    (b) immediately after such Restricted Payment and after giving effect thereto on a Pro Forma Basis, the Company shall not be able to issue $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant; or

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the date of original issuance of the Notes, without duplication, exceeds the sum of: (1) 50% of the aggregate Consolidated Net Income (including, for this purpose, gains from Asset Sales and, to the extent not included in Consolidated Net Income, any gain from a sale or disposition of a Restricted Investment) of the Company (or, in case such aggregate is a loss, 100% of such loss) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing immediately after the date of original issuance of the Notes and ended as of the Company's most recently ended fiscal quarter at the time of such Restricted Payment; plus (2) 100% of the aggregate net cash proceeds and the fair market value of any property or securities, as determined by the Board of Directors in good faith, received by the Company from the issue or sale of Equity Interests of the Company or Holdings (to the extent contributed to the Company) subsequent to the date of original issuance of the Notes (other than (x) Equity Interests issued or sold to a Restricted Subsidiary and (y) Disqualified Stock); plus (3) $5.0 million; plus (4) the amount by which the principal amount of and any accrued interest on either Senior Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary) subsequent to the date of original issuance of the Notes of any Indebtedness of the Company or any Restricted Subsidiary (not held by the Company or any Restricted Subsidiary) for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property or securities (as determined by the Board of Directors in good faith), distributed by the Company or any Restricted Subsidiary (to persons other than the Company or any other Restricted Subsidiary) upon such conversion or exchange); plus (5) if any Non-Restricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as a Non-Restricted Subsidiary at such time, as determined in accordance with the second sentence of the "Designation of Restricted and Non-Restricted Subsidiaries" covenant; provided, however, that for purposes of this clause (5), the value of any redesignated Non-Restricted Subsidiary shall be reduced by the amount that any such redesignation replenishes or increases the amount of Restricted Investments permitted to be made pursuant to clause (ii) of the next sentence.

  Notwithstanding the foregoing, the Indenture shall not prohibit as Restricted Payments:

  (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, such payment would comply with all covenants of such Indenture (including, but not limited to, the "Limitation on Restricted Payments" covenant);

  (ii) making Restricted Investments at any time, and from time to time, in an aggregate outstanding amount of $10.0 million after the date of original issuance of the Notes (it being understood that if any Restricted Investment after the date of original issuance of the Notes pursuant to this clause (ii) is sold, transferred or otherwise conveyed to any person other than the Company or a Restricted Subsidiary, the portion of the net cash proceeds or fair market value of securities or properties paid or transferred to the Company and its Restricted Subsidiaries in connection with such sale, transfer or conveyance that relates or corresponds to the repayment or return of the original cost of such a Restricted Investment will replenish or increase the amount of Restricted Investments permitted to be made pursuant to this clause
(ii), so that up to $10.0 million of Restricted Investments may be outstanding under this clause (ii) at any given time); provided that, without otherwise limiting this clause (ii), any Restricted Investment in a Subsidiary made pursuant to this clause (ii) is made for fair market value (as determined by the Board of Directors in good faith);

  (iii) the repurchase, redemption, retirement or acquisition of Equity Interests of the Company or Holdings from the executives, management, employees or consultants of the Company or its Restricted Subsidiaries in an aggregate amount not to exceed $7.5 million;

  (iv) any loans, advances, distributions or payments from the Company to its Restricted Subsidiaries, or any loans, advances, distributions or payments by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, in each case pursuant to intercompany Indebtedness, intercompany management agreements and other intercompany agreements and obligations;

  (v) the purchase, redemption, retirement or other acquisition of the Notes pursuant to the "--Change of Control" or "--Asset Sales" provisions of the Indenture;

  (vi) the payment of (a) consulting, financial and investment banking fees under the TJC Agreement, provided, that no Default or Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, and the Company's Obligations to pay such fees under the TJC Agreement shall be subordinated expressly to the Company's Obligations in respect of the Notes, and (b) indemnities, expenses and other amounts under the TJC Agreement;

  (vii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock) or the redemption, repurchase, retirement or other acquisition of any Equity Interests of any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to the Company or a Subsidiary of the Company) of other Equity Interests of such Restricted Subsidiary; provided that, in each case, any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

  (viii) the defeasance, redemption or repurchase of Subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an issuance of permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock) or the defeasance, redemption or repurchase of Subordinated Indebtedness of any Restricted Subsidiary with the net cash proceeds from the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of such Restricted Subsidiary (other than Disqualified Stock); provided that, in each case, any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, shall be excluded from clauses (c)(1) and (c)(2) of the preceding paragraph;

  (ix) Restricted Investments made or received in connection with the sale, transfer or disposition of any business, properties or assets of the Company or any Restricted Subsidiary, provided, that if such sale, transfer or disposition constitutes an Asset Sale, the Company complies with the "Asset Sale" provisions of the Indenture;

  (x) any Restricted Investment constituting securities or instruments of a person issued in exchange for trade or other claims against such person in connection with a financial reorganization or restructuring of such person;

  (xi) payments to Holdings in an amount sufficient to permit Holdings to make required payments on the Holdings Subordinated Notes;

  (xii) payments in connection with the Transactions as described under "The Transactions" and "Use of Proceeds";

  (xiii) payments of fees, expenses and indemnities to the directors of Holdings, the Company and its Restricted Subsidiaries;

  (xiv) payments to Holdings in respect of accounting, legal or other professional or administrative expenses or reimbursements or franchise or similar taxes and governmental charges incurred by it relating to the business, operations or finances of the Company and its Restricted Subsidiaries and in respect of fees and related expenses associated with any registration statements relating to the Notes filed with the Commission and subsequent ongoing public reporting requirements with respect to the Notes;

  (xv) so long as Holdings files consolidated income tax returns that include the Company, payments to Holdings pursuant to the Tax Sharing Agreement;

  (xvi) payments, if any, relating to any purchase price adjustment pursuant to the terms of the Acquisition Agreement;

  (xvii) payments in respect of the Wolff Noncompetition Agreement; and

  (xviii) shareholder loans in an aggregate principal amount not to exceed $1.0 million.

  In addition, Holdings has agreed, for the benefit of the holders of the Senior Indebtedness under the New Credit Agreement and the holders of the Notes, under certain circumstances to repay to the Company amounts received from the Company in violation of the restricted payments covenants set forth in the New Credit Agreement and the Indenture.

  Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, issue any Indebtedness (other than the Indebtedness represented by the Notes) unless the Company's Cash Flow Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is issued would have been at least 2.0 to 1 determined on a Pro Forma Basis (including, for this purpose, any other Indebtedness incurred since the end of the applicable four quarter period) as if such additional Indebtedness and any other Indebtedness issued since the end of such four quarter period had been issued at the beginning of such four quarter period.

  The foregoing limitations will not apply to the issuance of:

    (i) Indebtedness of the Company and/or its Restricted Subsidiaries under the New Credit Agreement in an aggregate principal amount outstanding on such date of issuance not to exceed the greater of (A) $115.0 million and
  (B) the sum of: (1) 85% of the book value of accounts receivable of the Company and its Restricted Subsidiaries on a consolidated basis and (2) 65% of the book value of the inventories of the Company and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding under this clause (i) together with the aggregate principal amount of Indebtedness outstanding under clause (iii) below shall not exceed $140.0 million at any one time outstanding (less the amount of any permanent reductions as set forth under "Asset Sales");

    (ii) Indebtedness of the Company and its Restricted Subsidiaries in connection with capital leases, sale and leaseback transactions, purchase money obligations, capital expenditures or similar financing transactions relating to: (A) their properties, assets and rights as of the date of original issuance of the Notes not to exceed $7.5 million in aggregate principal amount at any one time outstanding, or (B) their properties, assets and rights acquired after the date of original issuance of the Notes, provided that the aggregate principal amount of such Indebtedness under this clause (ii)(B) does not exceed 100% of the cost of such properties, assets and rights;

    (iii) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount up to $25.0 million (all or any portion of which may be issued as additional Indebtedness under the New Credit Agreement) provided that the aggregate principal amount of Indebtedness outstanding under this clause (iii) together with the aggregate principal amount of Indebtedness outstanding under clause
  (i) above shall not exceed $140.0 million at any one time outstanding (less the amount of any permanent reductions as set forth under "Asset Sales"); and

    (iv) Other Permitted Indebtedness.

  No Senior Subordinated Debt. The Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in any respect in right of payment to the Note Guarantees.

  Limitation on Liens. The Indenture will provide that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than Permitted Liens, upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any Restricted Subsidiary to: (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits, owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary, (b) make loans or advances to the Company, or (c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reason of:

    (i) applicable law,

    (ii) Indebtedness permitted (A) under the first sentence of the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant and
  (B) under clauses (i), (ii) and (iii) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant and clauses (iv), (vii) and (x) of the definition of "Other Permitted Indebtedness," provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to the items set forth in clauses (a), (b) and (c) of the first paragraph of this covenant than those contained in the New Credit Agreement as in effect on the date of the Indenture,

    (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Restricted Subsidiary,

    (iv) customary provisions of any franchise, distribution or similar agreement,

    (v) any instrument governing Indebtedness or preferred stock or any other encumbrance or restriction of a person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired,

    (vi) Indebtedness or other agreements existing on the date of original issuance of the Notes,

    (vii) any Refinancing Indebtedness permitted under the "Limitation on Incurrence of Indebtedness" covenant, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in any material respect with regard to the interests of the holders of the Notes than those contained in the agreements governing the Indebtedness being refinanced,

    (viii) any restrictions, with respect to a Restricted Subsidiary, imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Restricted Subsidiary,

    (ix) the terms of purchase money or capital lease obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired, or

    (x) any instrument governing the sale of assets of the Company or any Restricted Subsidiary, which encumbrance or restriction applies solely to the assets of the Company or such Restricted subsidiary being sold in such transaction.

  Nothing contained in this covenant shall prevent the Company from entering into any agreement or instrument providing for the incurrence of Permitted Liens or restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that are subject to Permitted Liens.

  Limitation on Transactions With Affiliates. The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries may make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into any or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan are referred to as an "Affiliate Transaction"), except in good faith and on terms that are no less favorable to the

Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated person.

  The Indenture will further provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Affiliate Transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $5.0 million (including cash and non-cash payments and benefits valued at their fair market value by the Board of Directors of the Company in good faith) unless the Company delivers to the
Trustee:

    (i) a resolution of the Board of Directors of the Company stating that the Board of Directors (including a majority of the disinterested directors, if any) has, in good faith, determined that such Affiliate Transaction complies with the provisions of the Indenture, and

    (ii) (A) with respect to any Affiliate Transaction involving the incurrence of Indebtedness, a written opinion of a nationally recognized investment banking or accounting firm experienced in the review of similar types of transactions, (B) with respect to any Affiliate Transaction involving the transfer of real property, fixed assets or equipment, either directly or by a transfer of 50% or more of the Capital Stock of a Restricted Subsidiary which holds any such real property, fixed assets or equipment, a written appraisal from a nationally recognized appraiser, experienced in the review of similar types of transactions or (C) with respect to any Affiliate Transaction not otherwise described in (A) and (B) above, a written certification from a nationally recognized professional or firm experienced in evaluating similar types of transactions, in each case, stating that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

  Notwithstanding the foregoing, this Affiliate Transactions covenant will not apply to:

    (1) transactions between the Company and any Restricted Subsidiary or between Restricted Subsidiaries;

    (2) payments under the TJC Agreement;

    (3) any other payments or transactions permitted pursuant to the "Limitation on Restricted Payments" covenant;

    (4) (A) payments and transactions under Incentive Arrangements and (B) reasonable compensation paid to officers, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors or executives;

    (5) payments and transactions in connection with the Transactions and the application of the net proceeds therefrom as described under "The Transactions" and "Use of Proceeds;"

    (6) the sale of the corporate aircraft owned by the Company on the date of issuance of the Notes to Robert M. Wolff or his designee; or

    (7) the sale, transfer and/or termination of the officers' life insurance policies in effect on the date of issuance of the Notes.

  In addition, notwithstanding the foregoing, any Affiliate Transaction between the Company and Affiliated Embroiderers relating to the provision of embroidery services in the ordinary course of business shall not be subject to the provisions of clause (ii) above.

  Subsidiary Guarantees. The Indenture will provide that if the Company or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture.

  Designation of Restricted and Non-Restricted Subsidiaries. The Indenture will provide that, subject to the exceptions described below, from and after the date of original issuance of the Notes, the Company may designate any existing or newly formed or acquired Subsidiary as a Non-Restricted Subsidiary; provided that (i) either (A) the Subsidiary to be so designated has total assets of $1.0 million or less or (B) immediately before and after giving effect to such designation on a Pro Forma Basis: (1) the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant determined on a Pro Forma Basis; and (2) no Default or Event of Default shall have occurred and be continuing, and (ii) all transactions between the Subsidiary to be so designated and its Affiliates remaining in effect are permitted pursuant to the "Limitation on Transactions with Affiliates" covenant. Any Investment made by the Company or any Restricted Subsidiary which is redesignated from a Restricted Subsidiary to a Non-Restricted Subsidiary shall be considered a Restricted Payment (to the extent not previously included as a Restricted Payment) made on the day such Subsidiary is designated a Non-Restricted Subsidiary in the amount of the greater of (i) the fair market value (as determined by the Board of Directors of the Company in good faith) of the Equity Interests of such Subsidiary held by the Company and its Restricted Subsidiaries on such date, and (ii) the amount of the Investments determined in accordance with GAAP made by the Company and any of its Restricted Subsidiaries in such Subsidiary.

  A Non-Restricted Subsidiary may be redesignated as a Restricted Subsidiary. The Company may not, and may not permit any Restricted Subsidiary to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of a Non-Restricted Subsidiary or otherwise, but not including through the creation of a new Restricted Subsidiary) unless, immediately before and after giving effect to such action, transaction or series of transactions on a Pro Forma Basis, (a) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first sentence of "Limitation on Incurrence of Indebtedness" and (b) no Default or Event of Default shall have occurred and be continuing.

  The designation of a Subsidiary as a Restricted Subsidiary or the removal of such designation is required to be made by a resolution adopted by a majority of the Board of Directors of the Company stating that the Board of Directors has made such designation in accordance with the Indenture, and the Company is required to deliver to the Trustee such resolution together with an Officers' Certificate certifying that the designation complies with the Indenture. Such designation will be effective as of the date specified in the applicable resolution, which may not be before the date the applicable Officers' Certificate is delivered to the Trustee.

MERGER OR CONSOLIDATION

  The Indenture will provide that the Company shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any person (any such consolidation, merger or sale being a "Disposition") unless: (a) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (b) the successor corporation of such Disposition or the corporation to which such Disposition shall have been made expressly assumes the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Indenture and the Notes; (c) immediately after such Disposition, no Default or Event of Default shall exist; and (d) the corporation formed by or surviving any such Disposition, or the corporation to which such Disposition shall have been made, shall (i) have Consolidated Net Worth (immediately after the Disposition but prior to giving any pro forma effect to purchase accounting adjustments or Restructuring Charges resulting from the Disposition) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the Disposition, (ii) be permitted immediately after the Disposition by the terms of the Indenture to issue at least $1.00 of additional Indebtedness determined on a Pro Forma Basis, and (iii) have a Cash Flow Coverage Ratio for the four fiscal quarters immediately preceding the applicable Disposition, determined on a Pro Forma Basis, equal to or greater than the actual Cash Flow Coverage Ratio of the Company for such four quarter period. The limitations in the Indenture on the Company's ability to make a Disposition described in this paragraph do not restrict the

Company's ability to sell less than all or substantially all of its assets, such sales being governed by the "Asset Sales" provisions of the Indenture as described herein.

  Prior to the consummation of any proposed Disposition, the Company shall deliver to the Trustee an Officers' Certificate to the foregoing effect and an opinion of counsel stating that the proposed Disposition and such supplemental indenture comply with the Indenture.

PROVISION OF FINANCIAL INFORMATION TO HOLDERS OF NOTES

  So long as the Notes are outstanding, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company and the Guarantors shall file with the Commission (unless the Commission will not accept such filing) the annual reports, quarterly reports and other documents relating to the Company and its Restricted Subsidiaries that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) if the Company were subject to such reporting requirements. The Company and the Guarantors will also provide to all holders of Notes and file with the Trustee copies of such annual reports, quarterly reports and other documents required to be furnished to stockholders generally under the Exchange Act. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that an Event of Default is: (a) a default for 30 days in payment of interest on or Liquidated Damages, if any, with respect to the Notes (whether or not prohibited by the subordination provisions of the Indenture); (b) a default in payment when due of principal or premium, if any, with respect to the Notes (whether or not prohibited by the subordination provisions of the Indenture); (c) the failure of the Company to comply with any of its other agreements or covenants in, or provisions of, such Indenture or the Notes outstanding under such Indenture and the Default continues for the period, if applicable, and after the notice specified in the next paragraph; (d) a default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, if (1) either (A) such default results from the failure to pay principal of or interest on any such Indebtedness (after giving effect to any extensions thereof) or (B) as a result of such default the maturity of such Indebtedness has been accelerated prior to its expressed maturity, and (2) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or, because of the acceleration of the maturity thereof, aggregates in excess of $10.0 million; (e) a failure by the Company or any Restricted Subsidiary to pay final judgments (not covered by insurance) aggregating in excess of $5.0 million which judgments a court of competent jurisdiction does not rescind, annul or stay within 45 days after their entry; (f) certain events of bankruptcy or insolvency involving the Company or any Significant Subsidiary and (g) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee. In the case of any Event of Default pursuant to clause (a) or (b) above occurring by reason of any willful action (or inactions) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have to pay pursuant to a redemption of Notes as described under "--Redemption of Notes--Optional Redemption," an equivalent premium shall also become and be immediately, due and payable to the extent permitted by law.

  A Default or Event of Default under clause (c) (other than an Event of Default arising under the "Merger or Consolidation" covenant which shall be an Event of Default with the notice but without the passage of time specified in this paragraph) is not an Event of Default under the Indenture until the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. A Default or Event of Default under clause (f) of the preceding paragraph will result in the Notes automatically becoming due and payable without further action or notice.

  Upon the occurrence of an Event of Default, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice") and the same shall become immediately due and payable or, if there are any amounts outstanding under the New Credit Agreement, shall become immediately due and payable upon the first to occur of acceleration of the New Credit Agreement or five business days after receipt by the Company of such Acceleration Notice, but only if such Event of Default is then continuing. The holders of a majority in principal amount of the Notes then outstanding under the Indenture, by notice to the Trustee, may rescind any declaration of acceleration of such Notes and its consequences (if the rescission would not conflict with any judgment or decree) if all existing Events of Default (other than the nonpayment of principal of or interest on such Notes that shall have become due by such declaration) shall have been cured or waived. Subject to certain limitations, holders of a majority in principal amount of the Notes then outstanding under the Indenture may direct the Trustee in its exercise of any trust or power. Holders of the Notes may not enforce the Indenture, except as provided therein. The Trustee may withhold from holders of Notes notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal, premium, if any, or interest) if the Trustee determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Notes then outstanding may on behalf of all holders of such Notes waive any existing Default or Event of Default under the Indenture and its consequences, except a continuing Default in the payment of the principal of, or premium, if any, interest or Liquidated Damages, if any, on, such Notes, which may only be waived with the consent of each holder of the Notes affected.

  Upon any payment or distribution of assets of the Company and its subsidiaries in a total or partial liquidation, dissolution, reorganization or similar proceeding, including a Default under clause (f) above involving certain events of bankruptcy or insolvency of the Company or a Significant Subsidiary, there may not be sufficient assets remaining to satisfy the claims of any Holders of Notes given the subordination of the Notes to the obligations of the Company under Senior Indebtedness and to the obligations of the Subsidiaries of the Company.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and upon an officer of the Company becoming aware of any Default or Event of Default, a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES, STOCKHOLDERS AND SUBSIDIARIES

  No officer, employee, director, stockholder or Subsidiary of the Company shall have any liability for any Obligations of the Company under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such Obligation, except, in the case of a Subsidiary, for an express guarantee or an express creation of any Lien by such Subsidiary of the Company's Obligations under the Notes issued in accordance with the Indenture. Each holder of the Notes by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for issuance of the Notes. The foregoing waiver may not be effective to waive liabilities under the Federal securities laws and the Commission is of the view that such a waiver is against public policy.

SATISFACTION AND DISCHARGE OF THE INDENTURE

  The Company at any time may terminate all of its and the Guarantors' obligations under the Notes, the Note Guarantees and the Indenture ("legal defeasance option"), except for certain obligations (including those with respect to the defeasance trust (as defined herein) and obligations to register the transfer or exchange of the

Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes). The Company at any time may terminate (1) its obligations under the "Change of Control" and "Asset Sales" provisions described herein and the covenants described under "Certain Covenants" and certain other covenants in the Indenture, (2) the operation of clauses (c), (d) and (e) contained in the first paragraph of the "Events of Default and Remedies" provisions described herein and (3) the limitations contained in clauses (c) and (d) under the "Merger or Consolidation" provisions described herein (collectively, a "covenant defeasance option").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes shall not be accelerated because of an Event of Default specified in clauses (c), (d) or (e) in the first paragraph under the "Events of Default and Remedies" provisions described herein or because of the Company's failure to comply with clauses
(c) and (d) under the "Merger or Consolidation" provisions described herein.

  To exercise either defeasance option with respect to the Notes outstanding, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (as defined in the Indenture) for the payment of principal of and premium and unpaid interest and Liquidated Damages, if any, on the Notes then outstanding to redemption or maturity, as the case may be, and must comply with certain other conditions, including the passage of 91 days and the delivery to the Trustee of an opinion of counsel to the effect that holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

TRANSFER AND EXCHANGE

  Holders of Notes may transfer or exchange their Notes in accordance with the Indenture, but the Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture, in connection with any such transfer or exchange. Neither the Company nor the Registrar is required to issue, register the transfer of, or exchange (i) any Note selected for redemption or tendered pursuant to an Offer, or (ii) any Note during the period between (a) the date the Trustee receives notice of a redemption from the Company and the date the Notes to be redeemed are selected by the Trustee or (b) a record date and the next succeeding interest payment date. The registered holder of a Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding under the Indenture, and any existing Default or Event of Default (other than a payment default) or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding under the Indenture. Without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption by a successor corporation of the Company's obligations to the holders of Notes in the case of a Disposition, to comply with the Trust Indenture Act, or to make any change that does not adversely affect the legal rights of any holder of Notes.

  Without the consent of each holder of Notes affected, the Company may not
(i) reduce the principal amount of Notes whose holders must consent to an amendment to the Indenture or a waiver under the Indenture; (ii) reduce the rate of or change the interest payment time of the Notes, or alter the redemption provisions with respect thereto (other than the provisions relating to the covenants described above under the caption "--Mandatory Offers to Purchase Notes-- Change of Control" and "--Asset Sales") or the price at which the Company is required to offer to purchase the Notes; (iii) reduce the principal of or change the fixed maturity of the Notes; (iv) make the Notes payable in money other than stated in the Notes; (v) make any change in the provisions concerning waiver of Defaults or Events of Default by holders of the Notes, or rights of holders of the Notes to receive payment of principal or interest; or
(vi) waive any default in the payment of principal of or premium, or unpaid interest or Liquidated Damages, if any, on the Notes. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

CONCERNING THE TRUSTEE

  The Indenture will contain certain limitations on the rights of the Trustee, if it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

  The holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care and skill of a prudent person in similar circumstances in the conduct of its own affairs. Subject to the provisions of the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under its Indenture at the request of any of the holders of the Notes, unless such holders shall have offered to the Trustee security and indemnity satisfactory to it.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the New Notes to be exchanged as set forth herein will initially be issued in the form of one Global New Note (the "Global New Note"). The Global New Note will be deposited on the Expiration Date with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global New Note Holder").

  New Notes that are issued as described below under "--Certificated New Notes" will be issued in the form of registered definitive certificates (the "Certificated New Notes"). Such Certificated New Notes may, unless the Global New Note has previously been exchanged for Certificated New Notes, be exchanged for an interest in the Global New Note representing the principal amount of New Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  So long as the Global New Note Holder is the registered owner of any New Notes, the Global New Note Holder will be considered the sole holder under the Indenture of any New Notes evidenced by the Global New

Note. Beneficial owners of New Notes evidenced by the Global New Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the New Notes.

  Payments in respect of the principal of, premium, if any, and interest on New Notes registered in the name of the Global New Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global New Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names New Notes, including the Global New Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED NEW NOTES

  Subject to certain conditions, any person having a beneficial interest in the Global New Note may, upon request to the Trustee, exchange such beneficial interest for New Notes in the form of Certificated New Notes. Upon any such issuance, the Trustee is required to register such Certificated New Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in the form of Certificated New Notes under the Indenture, then, upon surrender by the Global New Note Holder of its Global New Note, New Note in such form will be issued to each person that the Global New Note Holder and the Depositary identify as being the beneficial owner of the related New Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global New Note Holder or the Depositary in identifying the beneficial owners of New Notes and the Company and the Trustee may conclusively rely on, and will protected in relying on, instructions from the Global New Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the New Notes represented by the Global New Note (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global New Note Holder. With respect to Certificated New Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, New Notes represented by the Global New Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated New Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

  "Acquisition Agreement" means the agreement, dated as of January 24, 1997, among Holdings, GFSI, Inc. and the shareholders party thereto, relating to the purchase and sale of the stock of Winning Ways, Inc.

  "Affiliate" means any of the following: (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, (ii) any spouse, immediate family member or other relative who has the same principal residence as any person described in clause (i) above, (iii) any trust in which any such persons described in clause (i) or (ii) above has a beneficial interest and (iv) any corporation or other organization of which any such persons described above collectively own 50% or more of the equity of such entity.

  "Affiliated Embroiderers" means the affiliated entities that provide embroidery services for the Company on the date of issuance of the Notes.

  "Asset Sale" means the sale, lease, conveyance or other disposition by the Company or a Restricted Subsidiary of assets or property whether owned on the date of original issuance of the Notes or thereafter acquired, in a single transaction or in a series of related transactions; provided that Asset Sales will not include such sales, leases, conveyances or dispositions in connection with (i) the sale or disposition of any Restricted Investment, (ii) any Equity Offering by the Company, (iii) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (iv) the sale or lease of inventory equipment, accounts receivable or other assets in the ordinary course of business, (v) a sale-leaseback of assets within one year following the acquisition of such assets, (vi) the grant of any license of patents, trademarks, registration therefor and other similar intellectual property, (vii) a transfer of assets by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, (viii) the designation of a Restricted Subsidiary as a Non-Restricted Subsidiary pursuant to the "--Designation of Restricted and Non-Restricted Subsidiaries" covenant,
(ix) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company as permitted under "--Merger or Consolidation," (x) the sale or disposition of obsolete equipment or other obsolete assets, (xi) Restricted Payments permitted by the "Limitations on Restricted Payments" covenant, (xii) the exchange of assets for other non-cash assets that (a) are useful in the business of the Company and its Restricted Subsidiaries and (b) have a fair market value at least equal to the fair market value of the assets being exchanged (as determined by the Board of Directors in good faith), (xiii) the sale of the corporate aircraft owned by the Company on the date of issuance of the Notes to Robert M. Wolff or his designees or (xiv) the sale, transfer and/or termination of the officers' life insurance policies in effect on the date of issuance of the Notes.

  "Board of Directors" means the Company's board of directors or any authorized committee of such board of directors.

  "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including any preferred stock.

  "Cash Flow" means, for any given period and person, the sum of, without duplication, Consolidated Net Income, plus (a) any provision for taxes based on income or profits to the extent such income or profits were included in computing Consolidated Net Income, plus (b) Consolidated Interest Expense, to the extent deducted in computing Consolidated Net Income, plus (c) the amortization of all intangible assets, to the extent such amortization was deducted in computing Consolidated Net Income (including, but not limited to, inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), plus (d) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees, including those in connection with the Transactions), to the extent deducted in computing Consolidated Net Income, plus (e) all depreciation and all other non-cash charges (including, without limitation, those charges relating to purchase accounting adjustments and LIFO adjustments), to the extent deducted in computing Consolidated Net Income, plus (f) any interest income, to the extent such income was not included in computing Consolidated Net Income, plus (g) all dividend payments on preferred stock (whether or not paid in cash) to the extent deducted in computing Consolidated Net Income, plus (h) any extraordinary or nonrecurring charge or expense arising out of the implementation of SFAS 106 or SFAS 109 to the extent deducted in computing Consolidated Net Income, plus (i) to the extent not covered in clause (d) above, fees paid or payable in respect of the TJC Agreement to the extent deducted in computing Consolidated Net Income, plus
(j) the net loss of any person, other than those of a Restricted Subsidiary, to the extent deducted in computing Consolidated Net Income, plus (k) net losses in respect of any discontinued operations as determined in accordance with GAAP, to the extent deducted in computing Consolidated Net Income, minus
(l) the portion of Consolidated Net Income attributable to the minority interests in other persons, except the amount of such portion received in cash by the Company or its Restricted Subsidiaries; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Cash Flow Coverage Ratio" means, for any given period and person, the ratio of: (i) Cash Flow to (ii) the sum of Consolidated Interest Expense and all dividend payments on any series of preferred stock of such person (except dividends paid or payable in additional shares of Capital Stock (other than Disqualified Stock) and except for accrued and unpaid dividends with respect to the Holdings Preferred Stock outstanding on the date of original issuance of the Notes), in each case, without duplication; provided, however, that if any such calculation includes any period during which an acquisition or sale of a person or the incurrence or repayment of Indebtedness occurred, then such calculation for such period shall be made on a Pro Forma Basis.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties , (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), (iv) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as defined above), directly or indirectly, of more of the Voting Stock of the Company (measured by voting power rather than number of shares) than is at the time "beneficially owned" (as defined above) by the Principals and their Related Parties in the aggregate or (v) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed following the date of issuance of the Notes for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another person may be uncertain.

  "Commission" means the U.S. Securities and Exchange Commission.

  "Consolidated Interest Expense" means, for any given period and person, the aggregate of the interest expense in respect of all Indebtedness of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount on any such Indebtedness, all non-cash interest payments, the interest portion of any deferred payment obligation and the interest component of capital lease obligations, but excluding amortization of deferred financing fees if such amortization would otherwise be included in interest expense); provided, however, that for the purpose of the Cash Flow Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis; provided further that any premiums, fees and expenses (including the amortization thereof) payable in connection with the Offering and the Transactions or any other refinancing of Indebtedness will be excluded. For purposes of this definition, the Consolidated Interest Expense of the Company shall include the cash interest expense of Holdings paid in respect of the Holdings Subordinated Notes.

  "Consolidated Net Income" means, for any given period and person, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that: (i) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (ii) Consolidated Net Income of any person will not include, without duplication, any deduction for: (A) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended or supplemented from time to time, (B) the amortization of all intangible assets (including amortization attributable to inventory write-ups, goodwill, debt and financing costs, and Incentive Arrangements), (C) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees),
(D) any extraordinary or nonrecurring charges relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity and (E) any Restructuring Charges; provided, however, that for purposes of determining the Cash Flow Coverage Ratio, Consolidated Net Income shall be calculated on a Pro Forma Basis.

  "Consolidated Net Worth" with respect to any person means, as of any date, the consolidated equity of the common stockholders of such person (excluding the cumulated foreign currency translation adjustment), all determined on a consolidated basis in accordance with GAAP, but without any reduction in respect of the payment of dividends on any series of such person's preferred stock if such dividends are paid in additional shares of Capital Stock (other than Disqualified Stock); provided, however, that Consolidated Net Worth shall also include, without duplication: (a) the amortization of all write-ups of inventory, (b) the amortization of all intangible assets (including amortization of goodwill, debt and financing costs, and Incentive Arrangements), (c) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees), (d) any increased amortization or depreciation resulting from the write-up of assets pursuant to Accounting Principles Board Opinion Nos. 16 and 17, as amended and supplemented from time to time, (e) any extraordinary or nonrecurring charges or expenses relating to any premium or penalty paid, write-off or deferred financing costs or other financial recapitalization charges incurred in connection with redeeming or retiring any Indebtedness prior to its stated maturity, (f) any Restructuring Charges and (g) any extraordinary or non-recurring charge arising out of the implementation of SFAS 106 or SFAS 109; provided, however, that Consolidated Net Worth shall be calculated on a Pro Forma Basis.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) any Indebtedness outstanding under the New Credit Agreement and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $10.0 million or more and that has been designated by the Company as "Designated Senior Indebtedness."

  "Disqualified Stock" means any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part on, or prior to, the maturity date of the Notes.

  "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to S&P or Moody's at the time as of which any investment or rollover therein is made.

  "Equity Interests" means Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (but excluding (i) any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests and (ii) any other Indebtedness or Obligation); provided, however, that Equity Interests will not include any Incentive Arrangements or obligations or payments thereunder.

  "Equity Offering" means a public or private offering by the Company for cash of Equity Interests and all warrants, options or other rights to acquire Capital Stock, other than (i) an offering of Disqualified Stock or (ii) Incentive Arrangements or obligations or payments thereunder.

  "GAAP" means generally accepted accounting principles, consistently applied, as of the date of original issuance of the Notes. All financial and accounting determinations and calculations under the Indenture will be made in accordance with GAAP.

  "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

  "Guarantors" means each Restricted Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Hedging Obligations" means, with respect to any person, the Obligations of such persons under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts, currency swap agreements or similar agreements and (iii) other agreements or arrangements designed to protect such person against fluctuations, or otherwise to establish financial hedges in respect of, exchange rates, currency rates or interest rates.

  "Holdings" means GFSI Holdings, Inc., a Delaware corporation.

  "Holdings Preferred Stock" means the 12% cumulative preferred stock due 2009 of Holdings, as in effect on the date of issuance of the Notes.

  "Holdings Subordinated Notes" means $25.0 million in aggregate principal amount of Holdings 12% subordinated notes due 2008 as in effect on the date of the issuance of the Notes or any Indebtedness of Holdings issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund such Holdings Subordinated Notes; provided that any such Indebtedness (i) is issued in a principal amount not exceeding the then outstanding principal amount of the Holdings Subordinated Notes, (ii) has an interest rate not exceeding 12%, (iii) is subordinated to other Indebtedness of Holdings to the same extent as the Holdings Subordinated Notes and (iv) has a Weighted Average Life to Maturity no greater than the Holdings Subordinated Notes.

  "Incentive Arrangements" means any earn-out agreements, stock appreciation rights, "phantom" stock plans, employment agreements, non-competition agreements, subscription and stockholders agreements and other incentive and bonus plans, including the Incentive Compensation Plan, and similar arrangements made in connection with acquisitions of persons or businesses by the Company or the Restricted Subsidiaries or the retention of consultants, executives, officers or employees by Holdings, the Company or the Restricted Subsidiaries.

  "Indebtedness" means, with respect to any person, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any Hedging Obligations, if and to the extent such indebtedness (other than a Hedging Obligation) would appear as a liability upon a balance sheet of such person prepared on a consolidated basis in accordance with GAAP and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition; provided, however, that "Indebtedness" will not include any Incentive Arrangements or obligations or payments thereunder.

  "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy or similar case or proceeding, or any reorganization, receivership, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (ii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company.

  "Investment" means any capital contribution to, or other debt or equity investment in, any Person.

  "issue" means create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness or Capital Stock, as applicable; provided, however, that any Indebtedness or Capital Stock of a person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition, redesignation of a Non-Restricted Subsidiary or otherwise) shall be deemed to be issued by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary. For this definition, the terms "issuing," "issuer," "issuance" and "issued" have meanings correlative to the foregoing.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Marketable Securities" means (a) Government Securities, (b) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution, (c) commercial paper maturing not more than 270 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of "A-2" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (d) any bankers acceptances or money market deposit accounts issued by an Eligible Institution and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

  "Moody's" means Moody's Investors Service, Inc.

  "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP excluding, however, any gain or loss, together with any related provision for taxes, realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions).

  "Net Proceeds" means, with respect to any Asset Sale, the aggregate amount of cash proceeds (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received as disbursements or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in either such case, only as and when so received) received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale, net of: (i) the cash expenses of such Asset Sale (including, without limitation, the payment of principal of, and premium, if any, and interest on, Indebtedness required to be paid as a result of such Asset Sale (other than the Notes) and legal, accounting, management and advisory and investment banking fees and sales commissions), (ii) taxes paid or payable as a result thereof, (iii) any portion of cash proceeds that the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries shall constitute Net Proceeds on such date, (iv) any relocation expenses and pension, severance and shutdown costs incurred as a result thereof, and (v) any deduction or appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or such Restricted Subsidiary after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

  "New Credit Agreement" means that certain credit facility, dated as of February 27, 1997, among the Company, as borrower, The First National Bank of Chicago, as contractual representative, and the lenders party thereto, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings, letters of credit or other financial accommodations thereunder, all or any portion of the Obligations under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders).

  "Non-Restricted Subsidiary" means any Subsidiary of the Company other than a Restricted Subsidiary.

  "Obligations" means, with respect to any Indebtedness, all principal, interest, premiums, penalties, fees, indemnities, expenses (including legal fees and expenses), reimbursement obligations and other liabilities payable to the holder of such Indebtedness under the documentation governing such Indebtedness, and any other claims of such holder arising in respect of such Indebtedness.

  "Other Permitted Indebtedness" means:

    (i) Indebtedness of the Company and its Restricted Subsidiaries existing as of the date of original issuance of the Notes and all related Obligations as in effect on such date;

    (ii) Indebtedness of the Company and its Restricted Subsidiaries in respect of bankers acceptances and letters of credit (including, without limitation, letters of credit in respect of workers' compensation claims) issued in the ordinary course of business, or other Indebtedness in respect of reimbursement-type obligations regarding workers' compensation claims;

    (iii) Refinancing Indebtedness, provided that: (A) the principal amount of such Refinancing Indebtedness shall not exceed the outstanding principal amount of Indebtedness (including unused commitments) extended, refinanced, renewed, replaced, substituted or refunded plus any amounts incurred to pay premiums, fees and expenses in connection therewith, (B) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded; provided, however, that this limitation in this clause (B) does not apply to Refinancing Indebtedness of Senior Indebtedness, and (C) in the case of Refinancing Indebtedness of Subordinated Indebtedness, such Refinancing Indebtedness shall be subordinated to the Notes at least to the same extent as the Subordinated Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded;

    (iv) intercompany Indebtedness of and among the Company and its Restricted Subsidiaries;

    (v) Indebtedness of the Company and its Restricted Subsidiaries incurred in connection with making permitted Restricted Payments under clauses
  (iii), (iv) (but only to the extent that such Indebtedness is provided by the Company or a Restricted Subsidiary) or (x) of the second sentence of the "Limitation on

  Restricted Payments" covenant; provided that any Indebtedness incurred pursuant to this clause (v) is expressly subordinate in right of payment to the Notes;

    (vi) Indebtedness of any Non-Restricted Subsidiary created after the date of original issuance of the Notes, provided that such Indebtedness is nonrecourse to the Company and its Restricted Subsidiaries and the Company and its Restricted Subsidiaries have no Obligations with respect to such Indebtedness;

    (vii) Indebtedness of the Company and its Restricted Subsidiaries under Hedging Obligations;

    (viii) Indebtedness of the Company and its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, which will not be, and will not be deemed to be, inadvertent) drawn against insufficient funds in the ordinary course of business;

    (ix) Indebtedness of the Company and its Restricted Subsidiaries in connection with performance, surety, statutory, appeal or similar bonds in the ordinary course of business;

    (x) Indebtedness of the Company and its Restricted Subsidiaries in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the sale or disposition of any of their business, properties or assets;

    (xi) The guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of the covenant entitled "Limitation on Incurrence of Indebtedness"; and

    (xii) Indebtedness of any person at the time it is acquired as a Restricted Subsidiary, provided that such Indebtedness was not issued by such person in connection with or in anticipation of such acquisition.

  "Permitted Junior Securities" means Equity Interests in the Company or subordinated debt securities of the Company that (i) are subordinated to all Senior Indebtedness (and any debt securities issued in exchange for Senior Indebtedness) to at least the same extent as the Notes are subordinated to Senior Indebtedness pursuant to Article 10 of the Indenture, (ii) have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Notes and (iii) if there are any amounts outstanding under the New Credit Agreement, have a Weighted Average Life to Maturity at least as long as the sum of (a) the Weighted Average Life to Maturity of the New Credit Agreement or any debt securities issued in exchange therefor (whichever is longer) plus (b) the positive difference, if any, between the Weighted Average Life to Maturity of the Notes and the Weighted Average Life to Maturity of the New Credit Agreement, in each case measured immediately prior to the issuance of such Permitted Junior Securities.

  "Permitted Liens" means:

    (i) Liens securing Senior Indebtedness of the Company or any Guarantor that was permitted by the terms of the Indenture to be incurred;

    (ii) Liens for taxes, assessments, governmental charges or claims which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (iii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

    (iv) Liens incurred on deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    (v) Liens incurred on deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

    (vi) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries incurred in the ordinary course of business;

    (vii) Liens (including extensions, renewals and replacements thereof) upon property acquired (the "Acquired Property") after the date of original issuance of the Notes, provided that: (A) any such Lien is created solely for the purpose of securing Indebtedness representing, or issued to finance, refinance or refund, the cost (including the cost of construction) of the Acquired Property, (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of the cost of the Acquired Property, (C) such Lien does not extend to or cover any property other than the Acquired Property and any improvements on such Acquired Property, and
  (D) the issuance of the Indebtedness to purchase the Acquired Property is permitted by the "Limitation on Incurrence of Indebtedness" covenant;

    (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

    (ix) judgment and attachment Liens not giving rise to an Event of Default;

    (x) leases or subleases granted to others not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

    (xi) Liens securing Indebtedness under Hedging Obligations;

    (xii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

    (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

    (xiv) any interest or title of a lessor in property subject to any capital lease obligation or operating lease;

    (xv) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

    (xvi) Liens existing on the date of original issuance of the Notes and any extensions, refinancings, renewals, replacements, substitutions or refundings thereof;

    (xvii) any Lien granted to the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Senior Indebtedness permitted by the terms of the Indenture;

    (xviii) Liens in favor of the Company or any Restricted Subsidiary;

    (xix) additional Liens at any one time outstanding in respect of properties or assets where aggregate fair market value does not exceed $2.0 million (the fair market value to be determined on the date such Lien is granted on such properties or assets); and

    (xx) Liens securing intercompany Indebtedness issued by any Restricted Subsidiary to the Company or another Restricted Subsidiary.

  "Principals" means (a) The Jordan Company, Jordan/Zalaznick Capital Corporation and MCIT PLC, and their respective Affiliates, principals, partners and employees, family members of any of the foregoing and trusts for the benefit of any of the foregoing, including, without limitation, Leucadia National Corporation and Jordan Industries, Inc., and their respective Subsidiaries, (b) the officers, directors and employees of the Company on the date of issuance of the Notes and their respective Affiliates and family members and trusts for the benefit of any of the foregoing. For the purpose of the definition of "Principals," The Jordan Company, Jordan/Zalaznick Capital Corporation and MCIT PLC shall be deemed to be Affiliates.

  "Pro Forma Basis" means, for purposes of determining Consolidated Net Income in connection with the Cash Flow Coverage Ratio (including in connection with the "Limitation on Restricted Payments" covenant, the "Designation of Restricted and Non-Restricted Subsidiaries" covenant, the "Merger or Consolidation" covenant, the incurrence of Indebtedness pursuant to the first sentence of the "Limitation on Incurrence of Indebtedness" covenant and Consolidated Net Worth for purposes of the "Merger or Consolidation" covenant) giving pro forma effect to (x) any acquisition or sale of a person, business or asset, related incurrence, repayment or refinancing of Indebtedness or other related transactions, including any Restructuring Charges which would otherwise be accounted for as an adjustment permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP, or (y) any incurrence, repayment or refinancing of any Indebtedness and the application of the proceeds therefrom, in each case, as if such acquisition or sale and related transactions, restructurings, consolidations, cost savings, reductions, incurrence, repayment or refinancing were realized on the first day of the relevant period permitted by Regulation S-X under the Securities Act or on a pro forma basis under GAAP. Furthermore, in calculating the Cash Flow Coverage Ratio, (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the determination date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the determination date;
(2) if interest on any Indebtedness actually incurred on the determination date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the determination date will be deemed to have been in effect during the relevant period; and (3) notwithstanding clause
(1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps or similar interest rate protection Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Redeemable Preferred Stock" means preferred stock that by its terms or otherwise is required to be redeemed or is redeemable at the option of the holder thereof on, or prior to, the maturity date of the Notes.

  "Refinancing Indebtedness" means (i) Indebtedness of the Company and its Restricted Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Indebtedness permitted under this Indenture or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund such Indebtedness,
(ii) any refinancings of Indebtedness issued under the New Credit Agreement, and (iii) any additional Indebtedness issued to pay premiums and fees in connection with clauses (i) and (ii).

  "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) or trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

  "Restricted Investment" means any Investment in any person; provided that Restricted Investments will not include: (i) Investments in Marketable Securities and other negotiable instruments permitted by the Indenture; (ii) any Incentive Arrangements; (iii) Investments in the Company; or (iv) Investments in any Restricted Subsidiary (provided that any Investment in a Restricted Subsidiary was made for fair market value (as determined by the Board of Directors in good faith)). The amount of any Restricted Investment shall be the amount of cash and the fair market value at the time of transfer of all other property (as determined by the Board of Directors in good faith) initially invested or paid for such Restricted Investment, plus all additions thereto, without any adjustments for increases or decreases in value of or write-ups, write-downs or write-offs with respect to, such Restricted Investment.

  "Restricted Subsidiary" means: (i) any Subsidiary of the Company existing on the date of original issuance of the Notes, and (ii) any other Subsidiary of the Company formed, acquired or existing after the date of original issuance of the Notes that is designated as a "Restricted Subsidiary" by the Company pursuant to a resolution approved a majority of the Board of Directors, provided, however, that the term Restricted Subsidiary shall not include any Subsidiary of the Company that has been redesignated by the Company pursuant to a resolution approved by a majority of the Board of Directors as a Non-Restricted Subsidiary in accordance with the "Designation of Restricted and Non-Restricted Subsidiaries" covenant unless such Subsidiary shall have subsequently been redesignated a Restricted Subsidiary in accordance with clause (ii) of this definition.

  "Restructuring Charges" means any charges or expenses in respect of restructuring or consolidating any business, operations or facilities, any compensation or headcount reduction, or any other cost savings, of any persons or businesses either alone or together with the Company or any Restricted Subsidiary, as permitted by GAAP or Regulation S-X under the Securities Act.

  "S&P" means Standard & Poor's Corporation.

  "Senior Indebtedness" means, with respect to any person, (i) all Indebtedness of such person outstanding under the New Credit Agreement and all Hedging Obligations with respect thereto, (ii) any other Indebtedness of such person permitted to be incurred under the terms of the Indenture, provided, however, that Senior Indebtedness shall not include any Indebtedness which by the terms of the instrument creating or evidencing the same is subordinated or junior in right of payment to any other Senior Indebtedness in any respect, and (iii) all Obligations (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) with respect to the foregoing, in each case whether outstanding on the date of the Indenture or thereafter incurred. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of such person to any of its Subsidiaries or other Affiliates (other than Indebtedness arising under the New Credit Agreement), (y) any trade payables or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities) or (z) any Indebtedness that is incurred in violation of the Indenture.

  "SFAS 106" means Statement of Financial Accounting Standards No. 106.

  "SFAS 109" means Statement of Financial Accounting Standards No. 109.

  "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in clause (2) of the definition of such term in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subordinated Indebtedness" means all Obligations with respect to Indebtedness if the instrument creating or evidencing the same, or pursuant to which the same is outstanding, designates such Obligations as subordinated or junior in right of payment to Senior Indebtedness.

  "Subsidiary" of any person means any entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by such person (regardless of whether such Equity Interests are owned directly by such person or through one or more Subsidiaries).

  "Tax Sharing Agreement" means the tax sharing agreement between the Company and Holdings, as in effect on the date of issuance of the Notes.

  "TJC Agreement" means the Management Consulting Agreement, dated the Closing Date, between the Company and TJC Management Corporation, as in effect on the date of original issuance of the Notes.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect the board of directors.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the sum of the product(s) obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other requirement payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wolff Noncompetition Agreement" means the agreement, dated the Closing Date, between Holdings and Robert M. Wolff, relating to certain covenants not to compete with the business of the Company, as in effect on the date of issuance of the Notes.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following is a summary of important terms of certain indebtedness of the
Company:

CERTAIN INDEBTEDNESS

  The Company's indebtedness (the "Existing Indebtedness") at the closing of the Transactions included: (i) a $40.0 million line of credit from Boatmen's First National Bank ("Boatmen's") with floating interest (5.86% at February 27, 1997). Borrowings against this line totaled $23.5 million at February 27, 1997 while letters of credit against the line were $22.5 million at February 27, 1997; (ii) a $20.0 million line of credit from The First National Bank of Chicago with floating interest (5.92% at February 27, 1997) maturing in July 1997; (iii) a $10.0 million credit agreement from Boatmen's with interest accruing at 10.125%, payable in monthly installments of $119,048 plus interest through July 1997 when the remaining unpaid principal and accrued interest is due; (iv) a $9.5 million mortgage loan from Prudential Insurance Company of America with interest accruing at 10.28%, payable in monthly installments of $88,935 through February 2006 when the remaining unpaid principal and accrued interest is due; and (v) $300,000 of industrial revenue bonds from the City of Lexena, Kansas with interest accruing at 5.78%, payable in amounts equal to the principal and interest payments due on the bonds through 1998. The Company used the net proceeds from the Offering and the New Credit Agreement to repay the Existing Indebtedness. See "The Transactions" and "Use of Proceeds."

NEW CREDIT AGREEMENT

  Concurrently with the completion of the Offering, the Company entered into the New Credit Agreement with The First National Bank of Chicago ("FNBC"), as contractual representative, and other lenders thereunder. The New Credit Agreement provides for borrowings of up to $115.0 million under three credit facilities: a term loan ("Term Loan A") in the principal amount of $40.0 million which matures in 2002, a term loan ("Term Loan B") in the principal amount of $25.0 million which matures in 2004 and a revolving credit facility ("Revolver") in the principal amount of up to $50.0 million (based upon availability) which matures in 2002. At the completion of the Transactions, $40.0 million, $25.0 million and approximately $3.0 million was outstanding under Term Loan A, Term Loan B and the Revolver, respectively, leaving approximately $47.0 million available under the Revolver for future borrowings and letter of credit issuances. Approximately $22.9 million of letters of credit were issued at Closing. See "The Transactions."

  The Company will pay interest (i) under each of Term Loan A and the Revolver based on, at the Company's option, either of FNBC's base rate plus 1.25% or the Eurodollar Rate (as defined in the New Credit Agreement) plus 2.25% and
(ii) under Term Loan B based on, at the Company's option, either of FNBC's base rate plus 1.75% or the Eurodollar Rate plus 2.75%. The interest rate under each of Term Loan A, Term Loan B and the Revolver is subject to reduction based upon the Company's Leverage Ratio (as defined in the New Credit Agreement). A commitment fee of 0.50% will be paid by the Company for unutilized commitments under the Revolver, subject to reduction based upon the Company's Leverage Ratio. The Company's obligations under the New Credit Agreement are secured by a security interest in all of the Company's assets. In addition, the Company's obligations under the New Credit Agreement are guaranteed by substantially all of the Company's future subsidiaries.

  The New Credit Agreement contains customary covenants, including as material covenants, covenants relating to minimum interest expense coverage ratio, minimum fixed charge coverage ratio, maximum leverage ratio and maximum rentals and restrictions on, among other things, granting of liens, asset sales, mergers and consolidations, investments and acquisitions, prepayments or redemptions of the Notes and incurring additional indebtedness. The New Credit Agreement also contains customary events of default, including, as material events of default, without limitation, change of control. The Company was not in violation of any covenant under any agreement with respect to the Existing Indebtedness and is currently in compliance with all of the covenants contained in the New Credit Agreement.

                             CERTAIN TRANSACTIONS

  The Jordan Company. In connection with the Acquisition, on February 27, 1997, Holdings entered into an agreement (the "TJC Agreement") with TJC Management Corporation ("JMC"), an affiliate of TJC. Messrs. Jordan, Zalaznick and Caputo, directors of the Company, are also managing directors of TJC and Messrs. Jordan and Zalaznick are the principals of JMC. Under the TJC Agreement, Holdings retained JMC to render services to the Company, its financial and business affairs, its relationships with its lenders and stockholders, and the operation and expansion of its business. The TJC Agreement expires in 2007, but is automatically renewed for successive one-year terms, unless either party provides written notice of termination 60 days prior to the scheduled renewal date. For the first two years, the TJC Agreement provides for an annual consulting fee of $500,000 payable on a quarterly basis. For the remaining term of the TJC Agreement, Holdings will pay JMC an annual consulting fee payable on a quarterly basis equal to the higher of (a) $500,000 or (b) 1.5% of EBITA (as defined in the TJC Agreement), provided that in years three through five of the Agreement, the annual fee does not exceed $750,000 and thereafter the annual fee does not exceed $1.0 million. In addition, the TJC Agreement provides for payment to JMC of (i) an investment banking and sponsorship fee of up to 2.0% of the purchase price of certain acquisitions or sales involving Holdings or the Company and (ii) a financial consulting fee of up to 1.0% of any debt, equity or other financing arranged by Holdings or the Company with the assistance of JMC. Both such fees are subject to Board of Directors approval. In connection with the Transactions, the Company paid JMC consulting and investment banking fees of $3.25 million pursuant to the terms of the TJC Agreement. The parties involved in the negotiation of the TJC Agreement included Mr. Caputo on behalf of JMC and TJC and Mr. Shaw on behalf of the Company. A conflict of interest could be deemed to exist in that Mr. Jordan and Mr. Zalaznick, the principals of JMC, the recipient of the consulting and investment banking fees, are also directors and stockholders of Holdings, the entity paying the consulting and investment banking fees. This conflict was fully disclosed to the entire Board of Directors of Holdings, which unanimously, including the disinterested members, approved the TJC Agreement. Furthermore, the Company believes that the terms of the TJC Agreement are comparable to the terms that it would obtain from disinterested third parties for comparable services. See "Risk Factors--Control by Principal Stockholders."

  Tax Sharing Agreement. In connection with the Transactions, on February 27, 1997, the Company and Holdings entered into a tax sharing agreement (the "Tax Sharing Agreement") for purposes of filing a consolidated federal income tax return and paying federal income taxes on a consolidated basis. Pursuant to the Tax Sharing Agreement, the Company and each of its consolidated subsidiaries will pay to Holdings on an annual basis an amount determined by reference to the separate tax liability of the Company as calculated pursuant to Section 1552(a)(1) of the Code and applicable regulations thereunder.

  The parties involved in the negotiation of the Tax Sharing Agreement included Mr. Caputo, on behalf of Holdings and Mr. Shaw on behalf of the Company. The Tax Sharing agreement does not give rise to any conflicts of interest as the Company will only pay Holdings to the extent of Holdings' tax liability attributable to the operations of the Company.

  Embroidery Service. The Company has an ongoing relationship with Kansas Custom Embroidery and Impact Design, Inc., which are affiliated companies (the "Affiliates"). Mr. Graveel is a 50% owner and vice president of Kansas Custom Embroidery and Mr. Menghini and his family own 100% of Impact Design, Inc. This relationship was memorialized in a memorandum of understanding (the "Memorandum") on July 1, 1996. The Memorandum has no set time limit or renewal terms. The Memorandum allows the Company to outsource embroidery work to the Affiliates in the event that demand for such work exceeds the Company's manufacturing capacity. Over the past three fiscal years, the Company has purchased $5.3 million of embroidered products under the Memorandum. Embroidery work is outsourced only in response to firm customer orders. Under the Memorandum, the Affiliate embroiders blanks according to designs provided by the Company and under terms established by the Company with payment terms based on a combination of the number of units ordered and the stitch range of the embroidered items. The Memorandum could be deemed to give rise to a conflict of interest in that Mr. Graveel and Mr. Meghini, who are principals of Kansas Custom Embroidery and Impact Design, Inc., respectively, are also directors of Holdings. Payments for embroidery services are made from the Company to the Affiliates. The Company believes that the terms of the Memorandum are comparable to the terms it would obtain from disinterested third parties for comparable services. This conflict was fully disclosed to the entire Board of Directors of Holdings, which unanimously, including all disinterested members, approved the Memorandum. The Memorandum will be subject to the future review of the Board of Directors of Holdings regarding affiliate transactions. See "--Future Transactions."

  Affiliate Loans. In March, 1996, the Company sold a portion of its embroidery equipment to Impact Design, Inc. for $181,000. The purchase price for the equipment was determined by reference to its book value and resulted in no gain or loss to the Company. To finance the acquisition of embroidery equipment by the Affiliate and to provide for working capital for both of the Affiliates, the Company loaned $150,000 to Kansas City Embroidery (the "Kansas Loan") and $700,000 to Impact Design, Inc. (the "Impact Loan") under separate promissory notes. Each of the promissory notes is unsecured, has an interest rate of 6.8% per annum and matures July 1, 2000. The Impact Loan, which was executed on August 12, 1996, has a current outstanding balance of $613,500 while the Kansas Loan, which was executed on August 12, 1996, was paid off on June 17, 1997. The Impact Loan is repayable through monthly installments of interest, which commenced on August 31, 1996, and semiannual repayments of principal of $87,500, which commenced on January 1, 1997, with a final repayment of principal at maturity. The Kansas Loan was repaid in monthly installments of interest, which commenced on August 31, 1996, a repayment of principal on January 1, 1997 of $25,000, and a final repayment of principal of $125,000 on June 17, 1997. The Company believes the terms of the loans and the sale of the equipment were on terms as favorable as could have been received from disinterested third parties.

  Wolff Employment Agreement. Effective upon the consummation of the Transactions, the Company entered into the Wolff Employment Agreement. See "Management." Pursuant to the Wolff Employment Agreement, Mr. Wolff will serve as Chairman of the Company for a ten-year period ending on the tenth anniversary of the Acquisition. In exchange for his services, the Company will compensate Mr. Wolff with a base salary of $140,000 per annum, subject to annual increases set forth in the Wolff Employment Agreement, to provide him with certain employee benefits comparable to that received by other Company senior executives, including the use of Company cars, and to reimburse him for expenses incurred in connection with the performance of his duties as Chairman. In the event that Mr. Wolff no longer provides services to the Company due to his dismissal for Cause (as defined in the Wolff Employment Agreement), he will no longer be entitled to any compensation from the Company as of the date of his dismissal, subject to certain rights of appeal.

  Wolff Noncompetition Agreement. Effective upon the consummation of the Transactions, Holdings entered into the Wolff Noncompetition Agreement. See "Management." Pursuant to the Wolff Noncompetition Agreement, Mr. Wolff will not, directly or indirectly, (i) (a) engage in or have any active interest in any sportswear or activewear business comparable to that of the Company or (b) sell to, supply, provide goods or services to, purchase from or conduct business in any form with the Company or Holdings for a ten-year period ending on the tenth anniversary of the Acquisition, (ii) disclose at any time other than to the Company or Holdings any Confidential Information (as defined in the Wolff Noncompetition Agreement) and (iii) engage in any business with the Company or Holdings through an affiliate for as long as Mr. Wolff or any member of his family is the beneficial owner of Holdings' capital stock. In exchange for his covenant not to compete, Holdings will pay Mr. Wolff $250,000 per annum for a period of ten years. In the event that the Wolff Noncompetition Agreement is terminated for Cause, (as defined in the Wolff Noncompetition Agreement), Holdings will no longer be obligated to make any payment to Mr. Wolff, but Mr. Wolff will remain obligated to comply with the covenants set forth in the Wolff Noncompetition Agreement until its expiration on the tenth anniversary of the Acquisition.

  Management Investors Loans. In connection with the consummation of the Transactions, Holdings loaned approximately $0.8 million to certain Management Investors to finance a portion of their purchase of capital stock of Holdings. The aggregate outstanding balances on the loans is $788,500. Each of these loans was executed on February 27, 1997, is secured by a pledge of Holdings' Common Stock, has an interest rate of 6.75% per annum and matures on June 30, 2007. The principal amount of each loan is due and payable on the earlier of June 30, 2007 or within ninety days after the borrower ceases to be employed by the Company. Interest is due and payable on June 30 of each year at which point the borrower, at his or her option, may pay one-half of the interest accrued from July 1 of the prior year, with the other one-half continuing to accrue interest at the same rate of interest, or pay all interest accrued from July 1 of the prior year. The Company believes the terms of the loans were on terms comparable to terms that could have been received from disinterested third parties.

  The Management Investors who borrowed from Holdings are as follows:

                                         LOAN   INTEREST
                                        AMOUNT    RATE
                                        ------- --------
            Jason Krakow............... 100,000  6.75%
            Frank Pikus................ 115,600  6.75%
            Carl Allard................ 173,400  6.75%
            Howie Ellis................ 144,500  6.75%
            Scott Durham...............  57,800  6.75%
            Tom Martin.................  57,800  6.75%
            John White.................  57,800  6.75%
            Sue Agnitsch...............  28,900  6.75%
            Dave Hosier................  23,800  6.75%
            Jim Keaton.................  28,900  6.75%
                                        -------
            Total...................... 788,500
                                        =======

  Management Stock Purchases. On July 1, 1995, Mr.Gary and Mr. Menghini purchased 6,000 and 7,000 shares of the Company's common stock (at $70.00 per share), respectively, for an aggregate purchase price of $420,000 and $490,000, respectively.

  Incentive Compensation Plan. The Company will adopt on or prior to January 1, 1998, the Incentive Plan, which will provide for annual cash bonuses payable based on a percentage of EBITA (as defined in the Incentive Plan), if certain EBITA targets are met.

  Directors and Officers Indemnification. Upon the consummation of the Offering, the Company entered into indemnification agreements with each member of the Board of Directors whereby the Company agreed, subject to certain exceptions, to indemnify and hold harmless each director from liabilities incurred as a result of such person's status as a director of the Company. See "Management--Board of Directors."

  Future Transactions. The Company has adopted a policy, effective simultaneously with the consummation of the Offering, to provide that future transactions between the Company and its officers, directors and other affiliates, including transactions involving conflicts of interest must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account as a result of market-making activities or other trading activities in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 120 days after the Expiration Date, it will make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection
with any such resale. In addition, until     , 1997, all dealers effecting
transactions in the New Notes may be required to deliver a prospectus.

  The Company will receive no proceeds in connection with the Exchange Offer. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                        FEDERAL INCOME TAX CONSEQUENCES

TO EXCHANGING AND NONEXCHANGING HOLDERS

  The exchange of an Old Note for a New Note pursuant to the Exchange Offer will not be taxable to the exchanging Holders for Federal income tax purposes. As a result (i) an exchanging Holder will not recognize any gain or loss on the exchange, (ii) the holding period for the New Note will include the holding period for the Old Note and (iii) the basis of the New Note will be the same as the basis of the Old Note.

  The Exchange Offer will result in no Federal income tax consequences to a nonexchanging Holder.

  The preceding discussion reflects the opinion of Mayer, Brown & Platt, counsel to the Company, as to the material Federal income tax consequences expected to result from the Exchange Offer. Each Holder should consult its own tax adviser as to these and any other Federal income tax consequences of the Exchange Offer as well as any tax consequences to it under state, local or other law. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, judicial authority and administrative rulings and practice. Those consequences could be modified by future changes in the relevant law (which changes could be applied retroactively).

                                 LEGAL MATTERS

  The validity of the Notes will be passed upon for the Company by Mayer, Brown & Platt, New York, New York. Certain legal matters relating to the Notes offered hereby will be passed upon for the Initial Purchasers by Latham & Watkins, New York, New York.

                                    EXPERTS

  The financial statements of Winning Ways, Inc. as of June 30, 1996 and for the fiscal year ended June 30, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The balance sheet of GFSI, Inc. as of January 23, 1997 included in this Prospectus has been audited by Deloitte & Touche LLP, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Winning Ways, Inc. as of June 30, 1995 and for each of the two fiscal years preceding the period ended June 30, 1995 included in this Prospectus have been audited by Donnelly Meiners Jordan Kline, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  On January 2, 1997, the Company, by resolution of the Board of Directors, appointed Deloitte & Touche LLP as its independent auditors, effective January 6, 1997, replacing Donnelly, Meiners Jordan Kline, the previous independent auditors of the Company.

  In connection with its audit for the fiscal year ended June 30, 1995 and through December 31, 1996, the Company has had no disagreements with Donnelly Meiners Jordan Kline on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Donnelly Meiners Jordan Kline would have caused them to make reference thereto in their report on the financial statements for such periods. Donnelly Meiners Jordan Kline has furnished a letter addressed to the Commission stating that it agrees with the above statements.

  The Company currently engages Deloitte & Touche LLP as its independent auditors. During the most recent fiscal year and through the date of this Offering Memorandum, the Company has not consulted with Deloitte & Touche LLP on items which concerned the subject matter of a disagreement or reportable event with the former auditor.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission the Registration Statement pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes, reference is hereby made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Upon consummation of the Exchange Offer, the Company will become subject to the periodic and other informational requirements of the Exchange Act. Periodic reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20540, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 at prescribed rates. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                                  GFSI, INC.

                   UNAUDITED PRO FORMA STATEMENTS OF INCOME
                            (DOLLARS IN THOUSANDS)

  The following sets forth the Unaudited Pro Forma Statements of Income of GFSI, Inc. ("GFSI") giving effect to the transactions described in Note 1 of the Notes to the Unaudited Pro Forma Statements of Income as if such transactions had consummated at the beginning of the earliest period presented. The Unaudited Pro Forma Statements of Income of GFSI do not purport to present the results of operations of GFSI had the transactions assumed herein occurred on the date indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

  The acquisition of the Company has been accounted for as a leveraged recapitalization, and accordingly, the accompanying Unaudited Pro Forma Statements of Income reflect no change in the accounting basis of GFSI's assets and liabilities for financial accounting purposes.

                                   GFSI, INC.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                        NINE MONTHS ENDED MARCH 28, 1997

                                         PRO FORMA ADJUSTMENT
                              GFSI, INC. ------------------------   GFSI, INC.
                              HISTORICAL     DR           CR        PRO FORMA
                              ---------- ----------    ----------   ----------
Net sales....................  $144,182  $      --     $     --      $144,182
Costs of sales...............    80,122         153(2)       --        80,275
                               --------  ----------    ---------     --------
    Gross profit.............    64,060         153          --        63,907
Operating expenses:
  Selling....................    14,654         --           --        14,654
  General and
   administrative............    19,181         593(3)       676(3)    19,098
                               --------  ----------    ---------     --------
                                 33,835         593          676       33,752
                               --------  ----------    ---------     --------
    Operating income.........    30,225         746          676       30,155
Other income/(expense):
  Interest expense...........    (3,339)     12,687(4)     1,841(4)   (14,185)
  Other......................        60         --           --            60
                               --------  ----------    ---------     --------
                                 (3,279)     12,687        1,841      (14,125)
                               --------  ----------    ---------     --------
Income before income taxes
 and extraordinary item......    26,946      13,433        2,517       16,030
  Provision for income
   taxes.....................     1,319       6,087(5)       994(5)     6,412
                               --------  ----------    ---------     --------
Net income before
 extraordinary item..........  $ 25,627  $   19,520    $   3,511     $  9,618
                               ========  ==========    =========     ========


             See Notes to Unaudited Pro Forma Statements of Income.

                                   GFSI, INC.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                            YEAR ENDED JUNE 30, 1996

                                           PRO FORMA ADJUSTMENT
                                GFSI, INC. ------------------------   GFSI, INC.
                                HISTORICAL     DR           CR        PRO FORMA
                                ---------- ----------    ----------   ----------
Net sales......................  $169,321  $      --     $     --      $169,321
Costs of sales.................    97,308         229(2)       --        97,537
                                 --------  ----------    ---------     --------
    Gross profit...............    72,013         229          --        71,784
Operating expenses:
  Selling......................    16,963         --           --        16,963
  General and administrative...    22,216         890(3)     1,265(3)    21,841
                                 --------  ----------    ---------     --------
                                   39,179         890        1,265       38,804
                                 --------  ----------    ---------     --------
    Operating income...........    32,834       1,119        1,265       32,980
Other income/(expense):
  Interest expense.............    (2,608)     19,033(4)     2,608(4)   (19,033)
  Other........................       --          --           --           --
                                 --------  ----------    ---------     --------
                                   (2,608)     19,033        2,608      (19,033)
                                 --------  ----------    ---------     --------
Income before income taxes.....    30,226      20,152        3,873       13,947
  Provision for income taxes...       --        5,579(5)       --         5,579
                                 --------  ----------    ---------     --------
Net income.....................  $ 30,226  $   25,731    $   3,873     $  8,368
                                 ========  ==========    =========     ========


             See Notes to Unaudited Pro Forma Statements of Income.

                                  GFSI, INC.

               NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME

1. Presentation and Transactions:

  The unaudited pro forma statements of income assume the following transactions occurred at the beginning of the earliest period presented.

  Holdings and GFSI, a wholly-owned subsidiary of Holdings, were organized by affiliates of The Jordan Company and management to effect the acquisition of the Company. Pursuant to the Acquisition Agreement, Holdings and GFSI on February 27, 1997, acquired all of the issued and outstanding capital stock of the Company, and the Company immediately thereafter merged with and into GFSI. All of the capital stock of the Company acquired by Holdings in connection with the Acquisition was contributed to GFSI along with the balance of the Equity Contribution, as described below.

  The aggregate purchase price for the Company was $242.3 million consisting of $173.1 million in cash at closing, a post closing payment at April 30, 1997, of $10.0 million and the repayment of $59.2 million of the Company's Existing Indebtedness including a $2.4 million prepayment penalty. To finance the Acquisition, including approximately $11.5 million of related fees and expenses: (i) TJC, its affiliates and MCIT PLC (collectively, the "Jordan Investors") and certain members of management (the "Management Investors") invested $52.2 million in Holdings and Holdings contributed $51.4 million of this amount in cash to the Company (the "Equity Contribution"); (ii) the Company consummated the Offering of Old Notes; and
  (iii) the Company entered into the New Credit Agreement providing for borrowings of up to $115.0 million, of which approximately $68.0 million was outstanding and $22.9 million was utilized to cover outstanding letters of credit at Closing. The Equity Contribution was comprised of: (i) a contribution of $13.6 million from the Jordan Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings; (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings; and (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for Holdings Subordinated Notes. Approximately $0.8 million of the contribution from the Management Investors was financed by loans from Holdings. Consummation of the Offering of Old Notes was conditioned upon the concurrent consummation of the Acquisition, the Equity Contribution and the initial borrowings under the New Credit Agreement which all occurred on February 27, 1997.

  The Transactions are reflected in the accompanying unaudited pro forma financial statements of the Company as a leveraged recapitalization under which the existing basis of accounting was continued for financial accounting and reporting purposes.

  The following summarizes the sources and uses of funds resulting from the Transactions described above at the Company's level (in millions):

   SOURCES OF FUNDS:
     New Credit Agreement............................................... $ 68.0
     New Senior Subordinated Notes due 2007.............................  125.0
     Equity Contribution from GFSI Holdings, Inc. ......................   51.4
     Existing Cash Balances In The Business.............................    9.4
                                                                         ------
       Total sources.................................................... $253.8
                                                                         ======
   USES OF FUNDS:
     Cash purchase price of the Acquisition............................. $183.1
     Repayment of Existing Indebtedness.................................   59.2
     Fees and expenses..................................................   11.5
                                                                         ------
       Total uses....................................................... $253.8
                                                                         ======

  Subsequent to the Transactions, Holdings is dependent upon the cash flows of the Company to provide funds to service $25.0 million of Holdings Subordinated Notes. The annual cash flow requirements to service

                                  GFSI, INC.

  Holdings Subordinated Notes is $3 million (principal due in balloon payment in 2008). Pursuant to the terms of a deferred limited interest guaranty between the Company and Holdings, the Company is obligated to pay accrued and unpaid interest on the Holdings Subordinated Notes under certain limited circumstances. Additionally, Holdings' cumulative non-cash preferred stock dividends will total $3.2 million annually. Holdings Preferred Stock may be redeemed at stated value ($27.0 million) plus accrued dividends with mandatory redemption in 2009. The annual cash flow requirements relative to the Holdings Subordinated Notes and Holdings Preferred Stock are not reflected in the accompanying unaudited pro forma financial statements.

  2.The pro forma adjustment to costs of sales represents fees associated with inventory purchased under letter of credit arrangements in accordance with the New Credit Agreement.

3. The pro forma adjustment to general and administrative expense (in thousands):

                                                                       YEAR
                                                          NINE MONTHS  ENDED
                                                             ENDED     JUNE
                                                           MARCH 28,    30,
                                                             1997      1996
                                                          ----------- -------
   Additional general and administrative expense related
    to:
     Consulting fee to The Jordan Company................    $ 333    $   500
     Board of Directors fees.............................       93        140
     Wolff non-competition payments......................      167        250
                                                             -----    -------
       Pro forma adjustment..............................    $ 593    $   890
                                                             =====    =======
   Elimination of general and administrative expense
    related to:
     Officers life insurance premiums....................    $(289)   $  (718)
     Expenses of corporate jet not retained by Company...     (153)      (195)
     Depreciation on corporate jet not retained by
      Company............................................     (234)      (352)
                                                             -----    -------
       Pro forma adjustment..............................    $(676)   $(1,265)
                                                             =====    =======

                                  GFSI, INC.

4. The pro forma adjustments to interest expense (in thousands):

                                                                       YEAR
                                                          NINE MONTHS  ENDED
                                                             ENDED     JUNE
                                                           MARCH 28,    30,
                                                             1997      1996
                                                          ----------- -------
   Elimination of interest expense relating to Winning
    Ways, Inc.'s prior debt agreements:
     Repay prior 10.125% credit agreement...............    $  (255)  $  (501)
     Repay prior line of credit agreement...............       (583)     (545)
     Repay prior 10.28% mortgage loan...................       (647)     (998)
     Repay prior 5.78% industrial revenue bonds.........        (11)      (29)
     Repay prior short-term borrowings..................       (345)     (535)
                                                            -------   -------
       Pro forma adjustment.............................    $(1,841)  $(2,608)
                                                            =======   =======
   Additional interest expense related to:
     Issuance of Notes (9.625%).........................    $ 8,021   $12,031
     Amortization of deferred issuance costs related to
      the Notes.........................................        428       643
     Issuance of Term Loans assuming 8.44% interest
      rate..............................................      3,657     5,486
     Issuance of Revolver assuming 8.25% interest rate..        165       248
     Amortization of deferred issuance costs related to
      New Credit Agreement..............................        336       504
     Commitment fees related to New Credit Agreement....         80       121
                                                            -------   -------
       Pro forma adjustment.............................    $12,687   $19,033
                                                            =======   =======

  The pro forma adjustments to interest expense do not include the extraordinary item related to the loss on early extinguishment of debt, of $2.5 million ($1.5 million on an after-tax basis) included in the Statement of Income for the nine months ended March 28, 1997. Such amounts are excluded from the accompanying pro forma income statement as it is considered a non-recurring charge.

                                  GFSI, INC.

        NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME--(CONCLUDED)


5. The pro forma adjustment to provide income taxes at an effective rate of 40% recognizes that the Company is subject to income tax upon revocation of the S Corporation status for income tax purposes. The tax expense associated with the Company's change in tax status reflecting the cumulative difference between the book and tax basis of assets and liabilities as of the date of the conversion was $994,000. Such expense was charged to operations at the date of conversion, however, it has been treated as a pro forma adjustment in the accompanying statements of income as it is considered a nonrecurring charge.

                                   GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                         INDEX TO FINANCIAL STATEMENTS

GFSI, Inc. (formerly Winning Ways, Inc.)--Historical Financial Statements:
  Independent Auditors' Reports...........................................   F-2
  Balance Sheets--June 30, 1995 and 1996 and March 28, 1997 (unaudited)...   F-4
  Statements of Income--Years Ended June 30, 1994, 1995 and 1996 and Nine
   Months Ended March 31, 1996 and March 28, 1997 (unaudited).............   F-5
  Statements of Changes in Stockholders' Equity--Years Ended June 30,
   1994, 1995 and 1996 and Nine Months Ended March 28, 1997 (unaudited)...   F-6
  Statements of Cash Flows--Years Ended June 30, 1994, 1995 and 1996 and
   Nine Months Ended March 31, 1996 and March 28, 1997 (unaudited)........   F-7
  Notes to Financial Statements...........................................   F-8
GFSI, Inc.--Balance Sheet:
  Independent Auditors' Report............................................  F-19
  Balance Sheet--January 23, 1997.........................................  F-20
  Notes to Balance Sheet..................................................  F-21

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
GFSI, Inc. (formerly Winning Ways, Inc.)
Lenexa, Kansas

  We have audited the accompanying balance sheet of GFSI, Inc. (formerly Winning Ways, Inc.) (the "Company") as of June 30, 1996, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

  As described in Note 1 to the financial statements, the Company completed recapitalization transactions on February 27, 1997 which included the merger of Winning Ways, Inc. with and into GFSI, Inc. with GFSI, Inc. as the surviving entity.

Deloitte & Touche LLP

Kansas City, Missouri
January 24, 1997
(February 27, 1997 as to Note 1)

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Winning Ways, Inc.
Lenexa, Kansas

  We have audited the accompanying balance sheet of Winning Ways, Inc. (the "Company") as of June 30, 1995, and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 1995, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

Donnelly Meiners Jordan Kline

Kansas City, Missouri
July 26, 1996

                                   GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                                 BALANCE SHEETS

             JUNE 30, 1995 AND 1996 AND MARCH 28, 1997 (UNAUDITED)

                                                JUNE 30,
                                         -----------------------   MARCH 28,
                                            1995        1996         1997
                                         ----------- ----------- -------------
                                                                  (UNAUDITED)
                 ASSETS
Current assets:
  Cash and cash equivalents............. $   112,459 $   139,977 $   5,568,997
  Accounts receivable, net of allowance
   for doubtful accounts of $463,270 and
   $472,092 at June 30, 1995 and 1996,
   $569,936 at March 28, 1997
   (unaudited)..........................  18,080,480  22,583,452    25,562,086
  Inventories, net......................  29,484,671  27,782,953    27,886,586
  Cash value of life insurance, net of
   related policy loans of $90,117 at
   March 28, 1997 (unaudited)...........         --          --      5,187,487
  Income tax receivable.................         --          --        664,529
  Deferred income taxes.................         --          --        515,804
  Prepaid expenses and other current
   assets...............................   1,463,502     802,311     1,013,413
                                         ----------- ----------- -------------
    Total current assets................  49,141,112  51,308,693    66,398,902
Property, plant and equipment, net......  23,751,206  23,038,589    22,184,789
Other assets:
  Deferred financing costs, net of
   accumulated amortization of $42,103
   and $51,459 at June 30, 1995 and 1996
   and $93,656 at March 28, 1997
   (unaudited)..........................      98,239      88,883     9,858,480
  Cash value of life insurance, net of
   related policy loans of $90,117 at
   June 30, 1995 and 1996...............   3,935,904   4,267,871           --
  Other.................................      12,003       7,269         3,995
                                         ----------- ----------- -------------
                                           4,046,146   4,364,023     9,862,475
                                         ----------- ----------- -------------
      Total assets...................... $76,938,464 $78,711,305 $  98,446,166
                                         =========== =========== =============
  LIABILITIES AND STOCKHOLDERS' EQUITY
                (DEFICIT)
Current liabilities:
  Short-term borrowings................. $ 8,000,000 $ 7,000,000 $   3,000,000
  Accounts payable......................   7,383,223   9,667,536     8,079,744
  Accrued expenses......................   4,533,584   5,288,998     7,443,306
  Distributions payable to Winning Ways,
   Inc. stockholders....................         --          --     10,022,141
  Current portion of long-term debt.....   1,639,443   1,658,160     3,375,000
                                         ----------- ----------- -------------
    Total current liabilities...........  21,556,250  23,614,694    31,920,191
Deferred income taxes...................         --          --      1,509,425
Long-term debt, less current portion....  23,275,973  20,617,878   186,625,000
Commitments and contingencies (Notes 6)
Stockholders' equity (deficit):
  Winning Ways, Inc. Common stock, $.10
   par value, 2,000,000 shares
   authorized, 1,491,000 shares issued
   at June 30, 1995 and 1996............     149,100     149,100           --
  GFSI, Inc. Common Stock, $.10 par
   value, 10,000 shares authorized,
   10,000 shares issued and outstanding
   at March 28, 1997 (unaudited)........         --          --            100
  Additional paid-in capital............     882,746   1,585,691    49,938,863
  Retained earnings (accumulated
   deficit).............................  33,554,728  35,045,220  (171,547,413)
                                         ----------- ----------- -------------
                                          34,586,574  36,780,011  (121,608,450)
  Less treasury stock, at cost..........   2,480,333   2,301,278           --
                                         ----------- ----------- -------------
    Total stockholders' equity
     (deficit)..........................  32,106,241  34,478,733  (121,608,450)
                                         ----------- ----------- -------------
      Total liabilities and
       stockholders' equity............. $76,938,464 $78,711,305 $  98,446,166
                                         =========== =========== =============

                       See notes to financial statements.

                                   GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                              STATEMENTS OF INCOME

                  YEARS ENDED JUNE 30, 1994, 1995 AND 1996 AND
        NINE MONTHS ENDED MARCH 31, 1996 AND MARCH 28, 1997 (UNAUDITED)

                                   YEARS ENDED JUNE 30,                 NINE MONTHS ENDED
                          ----------------------------------------  --------------------------
                                                                     MARCH 31,     MARCH 28,
                                                                    ------------  ------------
                              1994          1995          1996          1996          1997
                          ------------  ------------  ------------  ------------  ------------
                                                                    (UNAUDITED)   (UNAUDITED)
Net sales...............  $128,171,107  $148,196,394  $169,320,620  $132,068,220  $144,182,342
Cost of sales...........    74,447,220    84,869,223    97,307,746    74,720,872    80,122,678
                          ------------  ------------  ------------  ------------  ------------
    Gross profit........    53,723,887    63,327,171    72,012,874    57,347,348    64,059,644
Operating expenses:
  Selling...............    12,062,795    14,884,100    16,963,137    13,572,654    14,653,988
  General and
   administrative.......    17,087,995    19,544,325    22,216,193    16,457,752    19,180,991
                          ------------  ------------  ------------  ------------  ------------
                            29,150,790    34,428,425    39,179,330    30,030,406    33,834,989
                          ------------  ------------  ------------  ------------  ------------
    Operating income....    24,573,097    28,898,746    32,833,544    27,316,942    30,224,675
Other income (expense):
  Interest expense......    (2,455,129)   (2,522,054)   (2,608,154)   (2,038,113)   (3,338,777)
  Other.................       (13,054)     (156,869)          490        (8,702)       59,959
                          ------------  ------------  ------------  ------------  ------------
                            (2,468,183)   (2,678,923)   (2,607,664)   (2,046,815)   (3,278,818)
                          ------------  ------------  ------------  ------------  ------------
Income before income
 taxes and extraordinary
 item...................    22,104,914    26,219,823    30,225,880    25,270,127    26,945,857
Provision for income
 taxes..................           --            --            --            --      1,318,726
                          ------------  ------------  ------------  ------------  ------------
Income before
 extraordinary item.....    22,104,914    26,219,823    30,225,880    25,270,127    25,627,131
Extraordinary item, net
 of tax benefit of
 $989,634...............           --            --            --            --      1,484,451
                          ------------  ------------  ------------  ------------  ------------
Net income..............  $ 22,104,914  $ 26,219,823  $ 30,225,880  $ 25,270,127  $ 24,142,680
                          ============  ============  ============  ============  ============
Supplemental
 information:
  Income before income
   taxes and
   extraordinary item...  $ 22,104,914  $ 26,219,823  $ 30,225,880  $ 25,270,127  $ 26,945,857
   Pro forma income tax
    provision...........     9,063,000    10,750,000    12,393,000    10,361,000    11,048,000
                          ------------  ------------  ------------  ------------  ------------
Pro forma income before
 extraordinary item.....  $ 13,041,914  $ 15,469,823  $ 17,832,880  $ 14,909,127  $ 15,897,857
                          ============  ============  ============  ============  ============

                       See notes to financial statements.

                                   GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  YEARS ENDED JUNE 30, 1994, 1995 AND 1996 AND
                  NINE MONTHS ENDED MARCH 28, 1997 (UNAUDITED)

                             COMMON STOCK       ADDITIONAL                     TREASURY STOCK          TOTAL
                          --------------------    PAID-IN      RETAINED     ---------------------  STOCKHOLDERS'
                            SHARES    AMOUNTS     CAPITAL      EARNINGS      SHARES     AMOUNTS       EQUITY
                          ----------  --------  -----------  -------------  --------  -----------  -------------
Balance, July 1, 1993 ..   1,491,000  $149,100  $   413,246  $  29,543,853   282,250  $(2,604,250) $  27,501,949
 Reissuance of treasury
  stock.................         --        --         7,500            --       (125)       1,875          9,375
 Net income.............         --        --           --      22,104,914       --           --      22,104,914
 Dividends declared.....         --        --           --     (20,186,975)      --           --     (20,186,975)
                          ----------  --------  -----------  -------------  --------  -----------  -------------
Balance, June 30, 1994..   1,491,000   149,100      420,746     31,461,792   282,125   (2,602,375)    29,429,263
 Purchase of treasury
  stock.................         --        --                          --        125       (3,958)        (3,958)
 Reissuance of treasury
  stock.................         --        --       462,000            --     (8,400)     126,000        588,000
 Net income.............         --        --           --      26,219,823       --           --      26,219,823
 Dividends declared.....         --        --           --     (24,126,887)      --           --     (24,126,887)
                          ----------  --------  -----------  -------------  --------  -----------  -------------
Balance, June 30, 1995..   1,491,000   149,100      882,746     33,554,728   273,850   (2,480,333)    32,106,241
 Reissuance of treasury
  stock.................         --        --       702,945            --    (12,600)     179,055        882,000
 Net income.............         --        --           --      30,225,880       --           --      30,225,880
 Dividends declared.....         --        --           --     (28,735,388)      --           --     (28,735,388)
                          ----------  --------  -----------  -------------  --------  -----------  -------------
Balance, June 30, 1996..   1,491,000   149,100    1,585,691     35,045,220   261,250   (2,301,278)    34,478,733
 Reissuance of treasury
  stock (unaudited) ....         --        --     1,134,396            --    (19,250)     267,791      1,402,187
 Net income (unau-
  dited)................         --        --           --      24,142,680       --           --      24,142,680
 Distributions to share-
  holders
  (unaudited)...........         --        --           --     (48,407,375)      --           --     (48,407,375)
 Distributions and re-
  capitalization of Win-
  ning Ways, Inc. (unau-
  dited)................  (1,491,000) (149,100)  (2,720,087)  (182,327,938) (242,000)   2,033,487   (183,163,638)
 Issuance of common
  stock to GFSI Hold-
  ings, Inc. (net of is-
  suance costs of
  $1,472,637) (unau-
  dited)................      10,000       100   49,938,863            --        --           --      49,938,963
                          ----------  --------  -----------  -------------  --------  -----------  -------------
Balance at March 28,
 1997 (unaudited) ......      10,000  $    100  $49,938,863  $(171,547,413)      --   $       --   $(121,608,450)
                          ==========  ========  ===========  =============  ========  ===========  =============


                       See notes to financial statements.

                                   GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                            STATEMENTS OF CASH FLOWS

                 YEARS ENDED JUNE 30, 1994, 1995, AND 1996 AND
        NINE MONTHS ENDED MARCH 31, 1996 AND MARCH 28, 1997 (UNAUDITED)

                                   YEARS ENDED JUNE 30,                NINE MONTHS ENDED
                          ----------------------------------------  -------------------------
                                                                     MARCH 31,    MARCH 28,
                                                                    -----------  ------------
                              1994          1995          1996         1996          1997
                          ------------  ------------  ------------  -----------  ------------
                                                                    (UNAUDITED)  (UNAUDITED)
Cash flows from operat-
 ing activities:
 Net income.............  $ 22,104,914  $ 26,219,823  $ 30,225,880  $25,270,127  $ 24,142,680
 Adjustments to recon-
  cile net income to net
  cash provided by oper-
  ating activities:
 Depreciation and amor-
  tization..............     2,302,955     2,860,190     3,200,951    2,378,965     2,543,823
 (Gain) loss on sale or
  disposal of property,
  plant and equipment...         5,673       156,869         1,009       10,202       (24,567)
 Deferred income tax-
  es....................           --            --            --           --        993,621
 Increase in cash value
  of life insurance.....      (638,166)     (519,580)     (331,967)    (242,646)     (919,616)
 Extraordinary loss on
  early extinguishment
  of debt...............           --            --            --           --      2,473,192
 Changes in operating
  assets and liabili-
  ties:
 Accounts receivable,
  net...................       860,105    (4,993,971)   (4,502,972)  (2,962,248)   (2,978,634)
 Income tax receiv-
  able..................           --            --            --           --       (664,529)
 Inventories, net.......    (4,017,993)   (1,873,099)    1,701,718    4,466,398      (103,633)
 Prepaid expenses and
  other assets..........     1,331,544       271,658       665,925      613,996      (207,828)
 Accounts payable and
  accrued expenses......     2,481,751     1,783,226     3,039,727   (1,110,425)      566,516
                          ------------  ------------  ------------  -----------  ------------
   Net cash provided by
    operating activi-
    ties................    24,430,783    23,905,116    34,000,271   28,424,369    25,821,025
                          ------------  ------------  ------------  -----------  ------------
Cash flows from invest-
 ing activities:
 Proceeds from sales of
  property, plant and
  equipment.............       259,149       733,698       131,032      121,781       946,153
 Purchases of property,
  plant and equipment...    (2,856,257)   (4,988,639)   (2,611,019)  (1,359,659)   (2,511,716)
                          ------------  ------------  ------------  -----------  ------------
   Net cash used by in-
    vesting activities..    (2,597,108)   (4,254,941)   (2,479,987)  (1,237,878)   (1,565,563)
                          ------------  ------------  ------------  -----------  ------------
Cash flows from financ-
 ing activities:
 Net changes to short-
  term borrowings.......    (9,829,398)    6,200,000    (1,000,000)  (2,000,000)   (4,000,000)
 Issuance of senior sub-
  ordinated notes.......           --            --            --           --    125,000,000
 Proceeds from long-term
  debt..................     9,700,000           --            --     1,000,000    67,000,000
 Payments on long-term
  debt..................    (1,613,838)   (2,326,424)   (2,639,378)  (6,261,234)  (24,276,038)
 Cash paid for penalties
  related to early ex-
  tinguishment of debt..           --            --            --           --     (2,390,546)
 Cash paid for financing
  costs.................           --            --            --           --     (9,952,136)
 Distributions to stock-
  holders...............   (20,186,975)  (24,126,887)  (28,735,388) (18,897,387)  (48,407,375)
 Distributions and re-
  capitalization of
  Winning Ways, Inc.....           --            --            --           --   (183,163,638)
 Issuance of Common
  Stock to GFSI Hold-
  ings, Inc. ...........           --            --            --           --     49,938,963
 Proceeds from sale of
  treasury stock........         9,375       588,000       882,000      882,000     1,402,187
 Purchase of treasury
  stock.................           --         (3,958)          --           --            --
                          ------------  ------------  ------------  -----------  ------------
   Net cash used by fi-
    nancing activities..   (21,920,836)  (19,669,269)  (31,492,766) (25,276,621)  (18,826,442)
                          ------------  ------------  ------------  -----------  ------------
   Net increase (de-
    crease) in cash.....       (87,161)      (19,094)       27,518    1,909,870     5,429,020
Cash and cash equiva-
 lents,
 Beginning of period....       218,714       131,553       112,459      112,459       139,977
                          ------------  ------------  ------------  -----------  ------------
 End of period..........  $    131,553  $    112,459  $    139,977  $ 2,022,329  $  5,568,997
                          ============  ============  ============  ===========  ============
Supplemental cash flow
 information:
 Interest paid..........  $  2,465,752  $  2,496,989  $  2,628,291  $ 2,159,201  $  2,206,562
                          ============  ============  ============  ===========  ============
Supplemental schedule of
 non-cash financing ac-
 tivities:
 Distributions payable
  to Winning Ways, Inc.
  stockholders..........  $        --   $        --   $        --   $       --   $ 10,022,141
                          ============  ============  ============  ===========  ============

                       See notes to financial statements.

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1995 AND 1996 AND
        NINE MONTHS ENDED MARCH 31, 1996 AND MARCH 28, 1997 (UNAUDITED)

1. RECAPITALIZATION TRANSACTION

  On October 31, 1996, the Board of Directors of Winning Ways, Inc. ("Winning Ways") executed a letter of intent to enter into a transaction with the Jordan Company. The transaction included the formation of a holding company, GFSI Holdings, Inc. ("Holdings") and GFSI, Inc. (the "Company"), a wholly owned subsidiary of Holdings, to effect the acquisition of Winning Ways. On February 27, 1997, pursuant to the acquisition agreement, Holdings and the Company acquired all of the issued and outstanding capital stock of Winning Ways, and immediately thereafter merged Winning Ways with and into GFSI, Inc. with GFSI, Inc. as the surviving entity. All of the capital stock of Winning Ways acquired by Holdings in connection with the acquisition was contributed to the Company along with the balance of the Equity Contribution, as described below.

  The aggregate purchase price for Winning Ways was $242.3 million, consisting of $173.1 million in cash at closing, a post closing payment at April 30, 1997 of $10.0 million and the repayment of $59.2 million of Winning Ways existing indebtedness. To finance the Acquisition, including approximately $11.5 million of related fees and expenses: (i) the Jordan Company, its affiliates and MCIT PLC (collectively the "Jordan Investors") and certain members of management (the "Management Investors") invested $52.2 million in Holdings and Holdings contributed $51.4 million of this amount to the Company (the "Equity Contribution"); (ii) the Company entered into a credit agreement (the "New Credit Agreement") which provides for borrowings of up to $115.0 million, of which approximately $68.0 million was outstanding at closing and approximately $22.9 million was utilized to cover outstanding letters of credit at Closing; and (iii) the Company issued $125.0 million of Senior Subordinates Notes (the "Senior Subordinated Notes") which were purchased by institutional investors through a Regulation 144A private placement. The Equity Contribution was comprised of (i) a contribution of $13.6 million from the Jordan Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings; (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings and (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for Holdings Subordinated Notes. Approximately $0.8 million of the contribution from the Management Investors was financed by loans from Holdings.

  The Transactions are reflected in the accompanying unaudited financial statements of the Company as of and for the nine months ended March 28, 1997 as a leveraged recapitalization under which the existing basis of accounting for Winning Ways was continued for financial accounting and reporting purposes. The historical financial information presented herein include Winning Ways through February 27, 1997 and the merged entity, GFSI, Inc., subsequent thereto as a result of the merger and the leveraged recapitalization.

  The following summarizes the sources and uses of funds by the transactions described above (in millions):

  SOURCES OF FUNDS:

     New Credit Agreement................................................ $ 68.0
     New Senior Subordinated Notes due 2007..............................  125.0
     Equity Contribution From GFSI Holdings, Inc.........................   51.4
     Existing Cash Balances In The Business..............................    9.4
                                                                          ------
        Total sources.................................................... $253.8
                                                                          ======
  USE OF FUNDS:
     Cash purchase price of the Acquisition.............................. $183.1
     Repayment of Existing Indebtedness..................................   59.2
     Fees and expenses...................................................   11.5
                                                                          ------
     Total uses.......................................................... $253.8
                                                                          ======

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1995 AND 1996 AND
        NINE MONTHS ENDED MARCH 31, 1996 AND MARCH 28, 1997 (UNAUDITED)

  Subsequent to the recapitalization transactions described above, the Company is a wholly-owned subsidiary of Holdings. Holdings is dependent upon the cash flows of the Company to provide funds to service $25.0 million of Holdings subordinated notes. The annual cash flow requirements to service Holdings subordinated notes is $3 million (principal due in balloon payment in 2008). Pursuant to the terms of a deferred limited interest guarantee between the Company and Holdings, the Company is obligated to pay accrued and unpaid interest on the Holdings subordinated Notes under certain limited circumstances. Additionally, Holdings' cumulative non-cash preferred stock dividends will total $3.2 million annually. Holdings preferred stock may be redeemed at stated value ($27.0 million) plus accrued dividends with mandatory redemption in 2009. The annual cash flow requirements relative to the Holdings subordinated notes and Holdings preferred stock are not reflected in the accompanying unaudited financial statements as of March 28, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS--GFSI, Inc. (the "Company") is a leading designer, manufacturer and marketer of high quality, custom designed sportswear and activewear bearing names, logos and insignia of resorts, corporations, colleges and professional sports. The Company's customer base is spread throughout the United States.

  FISCAL YEAR--On January 1, 1997, the Company converted its fiscal year to a 52/53 week fiscal year which ends on the Friday nearest June 30. Previously, the Company's fiscal year ended June 30. Due to conversion, the nine month period ended March 28, 1997 contains 39 weeks. The nine month period ended March 31, 1996 contains 39 weeks.

  CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  INVENTORIES--Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Included in inventories are markdown allowances of $1,570,917 and $1,922,038 at June 30, 1995 and 1996, respectively and $906,387 (unaudited) at March 28, 1997.

  PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are recorded at cost. Major renewals and betterments that extend the life of the asset are capitalized; other repairs and maintenance are expensed when incurred.

  Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

       Buildings and improvements....................................   40 years
       Furniture and fixtures........................................ 3-10 years

  DEFERRED FINANCING COSTS--Deferred financing costs are amortized using the straight-line method over the shorter of the terms of the related loans or the period such loans are expected to be outstanding. Amortization of deferred financing costs is included in interest expense.

  INTEREST RATE SWAP AGREEMENTS--Income or expense resulting from interest rate swap agreements used in conjunction with on-balance sheet liabilities are accounted for on an accrual basis and recorded as an adjustment to expense on the matched instrument. Interest rate swap agreements that are not matched with specific liabilities are recorded at fair value, with changes in the fair value recognized in current operations.

  Gains and losses on terminations of interest rate swap agreements are recognized as other income (expense) when terminated in conjunction with the retirement of the associated debt. Gains and losses are deferred and amortized to interest expense over the remaining life of the associated debt to the extent such debt remains outstanding. Redesignations which are appropriately matched against underlying debt instruments will continue to qualify for settlement accounting.

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1995 AND 1996 AND
        NINE MONTHS ENDED MARCH 31, 1996 AND MARCH 28, 1997 (UNAUDITED)

  ADVERTISING COSTS. All costs related to advertising the Company's products are expensed in the period incurred. Advertising expenses totaled $813,320, $865,341, and $1,011,784 for the years ended June 30, 1994, 1995 and 1996, respectively, and $781,865 (unaudited) and $1,108,537 (unaudited) for the nine months ended March 31, 1996 and March 28, 1997, respectively.

  INCOME TAXES--Effective July 1, 1982, the Company elected to be taxed under the S Corporation provisions of the Internal Revenue Code which provide that, in lieu of corporate income taxes, the shareholders are taxed on the Company's taxable income. Therefore, no provision or liability for income taxes is reflected in the accompanying statements through February 27, 1997. Upon consummation of the recapitalization Transactions (described in Note 1) on February 27, 1997, the Company converted from S-Corporation to C-Corporation status for income tax reporting purposes. In conjunction with this change in tax status, the Company began accounting for income taxes using the liability method in accordance with SFAS No. 109. The liability method provides that deferred tax assets and liabilities are recorded based on the difference between tax bases of assets and liabilities and their carrying amount for financial reporting purposes, as measured by the enacted tax rates which will be in effect when these differences are expected to reverse.

  In addition upon consummation of the Transactions, the Company became a party to a tax-sharing agreement with Holdings. As such, the taxable income of the Company is included in the consolidated federal and state income tax returns of Holdings. The Company's income tax provision subsequent to February 27, 1997 has been calculated as if the Company would have filed separate federal and state income tax returns.

  Supplemental information relative to the Statements of Income has been provided which reflects a provision for income taxes assuming a 41% effective income tax rate.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM FINANCIAL INFORMATION--The unaudited interim financial information as of March 28, 1997 and for the nine months ended March 31, 1996 and March 28, 1997 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the interim information. Operating results for the nine months ended March 28, 1997 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 1997.

  NEW ACCOUNTING STANDARDS--Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was implemented on July 1, 1996. The adoption of this Statement did not have a material impact on the Company's financial position or results of operations.

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


3. PROPERTY, PLANT AND EQUIPMENT

                                                   JUNE 30,
                                            -----------------------  MARCH 28,
                                               1995        1996        1997
                                            ----------- ----------- -----------
                                                                    (UNAUDITED)
Land....................................... $ 2,442,373 $ 2,442,373 $ 2,442,373
Buildings and improvements.................  17,235,686  18,392,598  19,140,216
Furniture and fixtures.....................  15,851,182  16,722,972  15,848,370
                                            ----------- ----------- -----------
                                             35,529,241  37,557,943  37,430,959
Less accumulated depreciation..............  11,779,797  14,521,591  16,292,088
                                            ----------- ----------- -----------
                                             23,749,444  23,036,352  21,138,871
Construction in progress...................       1,762       2,237   1,045,918
                                            ----------- ----------- -----------
                                            $23,751,206 $23,038,589 $22,184,789
                                            =========== =========== ===========

  The net book value of assets under capital lease were $1,653,662 and $1,576,876 at June 30, 1995 and 1996, respectively.

4. SHORT-TERM BORROWINGS

  At June 30, 1996, the Company had a $40,000,000 unsecured line of credit with floating interest of 5.37%. The floating interest rate is based on a 40 basis point spread over bankers acceptance, federal funds, or LIBOR rates adjusted daily. The line is subject to certain restrictions and covenants, among them being the maintenance of certain financial ratios, the most restrictive of which require the Company to maintain a current ratio of greater than 1.3 to 1.0, a cash flow coverage ratio of greater than 1.5 to 1.0 and a leverage ratio of less than 3.3 to 1.0. Borrowings against this line totaled $8,000,000 and $7,000,000 at June 30, 1995 and 1996, respectively.

  Letters of credit against this line for unshipped merchandise aggregated $18,708,772, and $23,512,080 at June 30, 1995 and 1996, respectively.

  As discussed in Note 9 to the financial statements, the floating interest rate on the above line of credit is partially converted to a fixed interest rate of 5.30% by an interest rate swap agreement. The notional amount of the interest rate swap agreement fluctuates based on the Company's anticipated level of short term borrowing with the maximum notional amount equalling $33,100,000. This interest rate swap agreement was terminated on February 27, 1997 in conjunction with the early retirement of debt. The gain realized by the Company of $300,000 on the terminated swap was deferred and will be amortized over the life of the New Credit Agreement.

  In conjunction with the recapitalization transactions (see note 1), the Company replaced the $40,000,000 unsecured line of credit whereby, at March 28, 1997, the Company had a $50,000,000 secured line of credit (the "Line") with floating interest of 7.81%. The Line is secured by substantially all of the property of the Company and is subject to general and financial covenants that place certain restrictions on the Company. The Company is limited with respect to the making of payments (dividends and distributions); the incurrence of certain liens; the sale of assets under certain circumstances; certain transactions with affiliates; certain consolidations, mergers, and transfers; and the use of loan proceeds. Borrowings against this line totaled $3,000,000 (unaudited) at March 28, 1997.

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
  Letters of credit against this line at March 28, 1997, for unshipped merchandise aggregated $18,610,609 (unaudited). Stand-by letters of credit issued against the line at March 28, 1997, aggregated $18,105,686 (unaudited).

5. LONG-TERM DEBT

  Long-term debt consists of:

                                                 JUNE 30,
                                          -----------------------  MARCH 28,
                                             1995        1996         1997
                                          ----------- ----------- ------------
                                                                  (UNAUDITED)
10.125% credit agreement with bank to
 borrow up to $10,000,000, unsecured,
 payable in monthly principal
 installments of $119,048 plus interest
 through July 1, 1997 when the remaining
 unpaid principal and accrued interest
 is due (paid off on February 27, 1997-
 unaudited).............................. $ 5,714,286 $ 4,285,714 $        --
Floating interest $10,000,000 line of
 credit agreement maturing in July 1997.
 Interest was 5.71% at June 30, 1996 and
 6.00% at December 31, 1996 (paid off on
 February 27, 1997-unaudited)............   9,000,000   8,000,000          --
10.28% first mortgage loan, secured by
 building and equipment (with a carrying
 value of $9,556,710 at June 30, 1996),
 payable in monthly installments of
 $88,935 through February 1, 2006 when
 the remaining unpaid principal and
 accrued interest is due (paid off on
 February 27, 1997-unaudited)............   9,631,130   9,550,324          --
5.78% Industrial revenue bonds, payable
 in amounts equal to the principal and
 interest payments due on the bonds
 through 1998 (paid off on February 27,
 1997-unaudited).........................     570,000     440,000          --
Senior Subordinated Notes, 9.625%
 interest rate, due 2007.................         --          --   125,000,000
Term Loan A, variable interest rate,
 7.81% at March 28, 1997, due 2002.......         --          --    40,000,000
Term Loan B, variable interest rate,
 8.31% at March 28, 1997, due 2004.......         --          --    25,000,000
                                          ----------- ----------- ------------
                                           24,915,416  22,276,038  190,000,000
Less current portion.....................   1,639,443   1,658,160    3,375,000
                                          ----------- ----------- ------------
                                          $23,275,973 $20,617,878 $186,625,000
                                          =========== =========== ============

  The above agreements which were in effect at June 30, 1995 and 1996 contained certain restrictions and covenants, the most restrictive of which require the Company to maintain a current ratio of greater than 1.3 to 1.0, a cash flow coverage ratio of greater than 1.5 to 1.0 and a leverage ratio of less than 3.3 to 1.0.

  As discussed in Note 9 to the financial statements, the floating interest rate on the $10,000,000 line of credit agreement is partially converted to fixed interest rate of 5.62% by a $7,000,000 notional amount interest rate swap agreement terminating on November 18, 2000. The floating interest rate is based generally on the higher of the corporate base rate of the federal funds rate plus 50 basis points adjusted daily. This interest rate swap agreement was not terminated at February 27, 1997 in conjunction with the early extinguishment of the debt. Such interest rate swap has been redesignated to the new Term Loan A debt agreement. Accordingly, the unrealized gain of $173,208 at termination was not recognized.

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Scheduled reduction of long-term debt at June 30, 1996 is as follows:

      YEAR ENDING JUNE 30,
      --------------------
      1997.......................................................... $ 1,658,160
      1998..........................................................  11,101,387
      1999..........................................................     264,942
      2000..........................................................     121,792
      2001..........................................................     134,919
      Thereafter....................................................   8,994,838
                                                                     -----------
                                                                     $22,276,038
                                                                     ===========

  Included in the foregoing schedule of long-term debt as of June 30, 1995 and 1996 is the following capital lease information on the Company's 100,000 square foot manufacturing and distribution facility. At March 28, 1997, no capital lease obligations were outstanding.

                                                      JUNE 30,
                                                  -----------------  MARCH 28,
                                                    1995     1996      1997
                                                  -------- -------- -----------
                                                                    (UNAUDITED)
Total minimum lease payments..................... $639,326 $479,657  $    --
Less amounts representing interest...............   69,326   39,657       --
                                                  -------- --------  --------
Present value of net minimum lease payments...... $570,000 $440,000  $    --
                                                  ======== ========  ========

  On February 27, 1997 (unaudited), the Company entered into the New Credit Agreement with a group of financial institutions to provide for three credit facilities: (i) a term loan of $40,000,000 ("Term Loan A"), (ii) a term loan of $20,000,000 ("Term Loan B" and collectively, with Term Loan A, the "Term Loans") and (iii) the $50,000,000 secured line of credit. At closing of the recapitalization transaction, $68,000,000 was borrowed under the New Credit Agreement to finance the transactions described in Note 1 to the financial statements.

  The New Credit Agreement is secured by substantially all of the property of the Company and is subject to general and financial covenants that place certain restrictions on the Company. The Company is limited with respect to the making of payments (dividends and distributions); the incurrence of certain liens; the sale of assets under certain circumstances; certain transactions with affiliates; certain consolidations, mergers, and transfers; and the use of loan proceeds.

  In addition, on February 27, 1997, the Company issued the 9 5/8% Senior Subordinated Notes due 2007 (the "Subordinated Notes") in the aggregate principal amount of $125,000,000 in a Regulation 144A private placement. Proceeds from the Subordinated Notes were also used to finance the transactions described in Note 1 to the financial statements.

  Interest on the Subordinated Notes is payable semi-annually in cash in arrears on September 1 and March 1, commencing September 1, 1997. The Subordinated Notes mature on March 1, 2006 and are redeemable, in whole or in part, at the option of the Company at any time on or after March 1, 2002 at the redemption prices listed below:

         YEAR                                                         PERCENTAGE
         ----                                                         ----------
         2002........................................................  104.813%
         2003........................................................  103.208
         2004........................................................  101.604
         2005 and thereafter.........................................  100.000

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  At any time prior to March 1, 2000, the Company may redeem up to 40% of the original aggregate principal amount of the Subordinated Notes with the net proceeds of one or more equity offerings at a redemption price equal to 110% of the principal amount plus any accrued and unpaid interest to the date of redemption. Upon the occurrence of a change of control, the Company will be required, subject to certain conditions, to make an offer to purchase the Subordinated Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase.

  The Subordinated Notes are senior unsecured obligations of the Company and pursuant to the terms of the Subordinated Notes indenture, rank pari passu in right of payment to any future subordinated indebtedness of the Company, and effectively rank junior to secured indebtedness of the Company, including borrowings under the New Credit Agreement.

  At March 28, 1997, the Subordinated Notes estimated fair value approximated their carrying value.

  The Subordinated Notes Indenture includes covenants that, among other things, limit payments of dividends and other restricted payments and the incurrence of additional indebtedness. As of March 28, 1997, the Company was in compliance with all such covenants.

  Aggregate maturities of the Company's long-term debt as of March 28, 1997 are as follows assuming a 52/53 week fiscal year:

         FISCAL YEAR,
         ------------
         1998...................................................... $  3,375,000
         1999......................................................    4,875,000
         2000......................................................    6,125,000
         2001......................................................    7,625,000
         2002......................................................    9,500,000
         Thereafter................................................  158,500,000
                                                                    ------------
         Total..................................................... $190,000,000
                                                                    ============

  In connection with the early extinguishment of debt existing at February 27, 1997, the Company recognized an extraordinary loss in the statement of income for the nine months ended March 28, 1997 of $2,474,085 ($1,484,451 on an after-tax basis). This loss consisted of a $83,538 ($50,123 on an after-tax basis) of deferred financing costs related to the repayment of the Company's debt and a prepayment penalty of $2,390,547 ($1,434,328 on an after-tax basis) incurred in connection with the prepayment of the Company's first mortgage loan.

6. COMMITMENTS AND CONTINGENCIES

  Prior to February 27, 1997, the Company was obligated under stock redemption agreements to repurchase all shares owned upon the death of any stockholder and termination of key employee stockholders. The price to be paid was determined annually by the Board of Directors, and the Company could elect a ten year installment payment plan. The majority of the commitment arising from these agreements was funded by life insurance contracts.

  The Company, in the normal course of business, is threatened with or named as a defendant in various lawsuits. It is not possible to determine the ultimate disposition of these matters, however, management is of the opinion that there are no known claims or known contingent claims that are likely to have a material adverse effect on the results of operations, financial condition, or cash flows of the Company.

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


7. PROFIT SHARING AND (401K) PLAN

  The Company provides a non-contributory defined contribution profit sharing plan (the "Plan") covering all eligible employees. Contributions are at the discretion of the Board of Directors of the Company and totaled $1,079,215 and $875,756 for the years ended June 30, 1995 and 1996, respectively.

  On August 1, 1996, the Company amended the Plan to include employee directed contributions with an annual Company discretionary matching contribution and renamed the Plan the Winning Ways, Inc. Profit Sharing and 401(k) Plan. Participants exercise control over the assets of his or her account and choose from a broad range of investment alternatives. Contributions made by the Company to the plan related to the 401(k) and profit sharing portions totaled $168,651 (unaudited) and $263,062 (unaudited), respectively, for the nine months ended March 28, 1997.

8. INCOME TAXES (UNAUDITED)

  The provision for income taxes for the nine months ended March 28, 1997 consists of the following.

                                                                    MARCH 28,
                                                                      1997
                                                                   -----------
                                                                   (UNAUDITED)
Current income tax benefit........................................ ($  664,529)
Deferred income tax provision.....................................     993,621
                                                                   -----------
Total income tax provision........................................  $  329,092
                                                                   ===========
Allocated to:
 Operating activities.............................................  $1,318,726
 Extraordinary loss...............................................    (989,634)
                                                                   -----------
                                                                    $  329,092
                                                                   ===========

  The income tax provision differs from amounts computed at the statutory federal income tax rate as follows:

                                                               MARCH 28, 1997
                                                              -----------------
                                                                AMOUNT      %
                                                              ----------  -----
                                                                (UNAUDITED)
Income tax provision at the statutory rate................... $9,431,050   35.0%
Income attributable to S-Corporation earnings................ (9,146,583) (33.9)
Change in tax status to C-Corporation........................    993,621    3.7
Effect of state income taxes, net of federal benefit.........     40,638    0.1
                                                              ----------  -----
                                                              $1,318,726    4.9%
                                                              ==========  =====

  The Company's operating results are included in Holding's consolidated income tax returns. The provision for current income taxes is based on the Company's taxable income calculated as if the Company filed a separate tax return.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The sources of the differences that give rise to the deferred income tax assets and liabilities as of March 28, 1997, along with the income tax effect of each, are as follows:

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


                                                               MARCH 28, 1997
                                                            DEFERRED INCOME TAX
                                                            --------------------
                                                            CURRENT   LONG-TERM
                                                             ASSETS  LIABILITIES
                                                            -------- -----------
                                                                (UNAUDITED)
Accounts receivable........................................ $218,392 $      --
Inventory valuation........................................  239,666        --
Property, plant, and equipment.............................      --   1,509,425
Accrued expenses...........................................   57,746        --
                                                            -------- ----------
Total...................................................... $515,804 $1,509,425
                                                            ======== ==========

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  The Company engages in transactions which result in off-balance sheet risk. Interest rate swap agreements are primarily used in conjunction with on-balance sheet liabilities to reduce the impact of changes in interest rates. Interest rate swap agreements are contractual agreements to exchange, or "swap", a series of interest rate payments over a specified period, based on an underlying notional amount but differing interest rate indices, usually fixed and floating. The notional principal amount does not represent a cash requirement, but merely serves as the amount used, along with the reference rate, to calculate contractual payments. Because the instrument is a contract or agreement rather than a cash market asset, the financial derivative transactions described above are referred to as "off-balance sheet" instruments.

  The Company attempts to minimize its credit exposure to counterparties by entering into interest rate swap agreements only with major financial institutions.

  The fair values of the Company's interest rate swap agreements are not recognized in the financial statements as they are used in conjunction with on-balance sheet liabilities and were as follows:

                                                               WEIGHTED AVERAGE
                                        CONTRACT OR ESTIMATED   INTEREST RATE
                                         NOTIONAL     FAIR    ------------------
                                          AMOUNT      VALUE   RECEIVABLE PAYABLE
                                        ----------- --------- ---------- -------
   June 30, 1995....................... $ 7,000,000 $219,000     5.83%    5.62%
   June 30, 1996.......................  21,900,000  850,000     5.39     5.62
   March 28, 1997 (unaudited)..........   7,000,000  249,000     5.47     5.43

  The Company has entered into two interest rate swap agreements to exchange fixed interest rates for floating rate debt payments. One interest rate swap agreement carries a notional amount of $7,000,000 and terminates on November 18, 2000 as further described in Note 5 to the financial statements. The notional amount of the other interest rate swap agreement fluctuates based on the Company's anticipated level of short-term borrowing with the maximum notional amount equalling $33,100,000 as further described in Note 4 to the financial statements. This agreement was entered into in January 1996 to be effective July 1, 1996. The interest rate swap agreement was terminated on February 27, 1997.

10. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statements of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values for its financial instruments which include cash and cash equivalents, accounts receivables, short-term borrowings, accounts payables, long-term debt and interest rate swap agreements.

                                  GFSI, INC.
                         (FORMERLY WINNING WAYS, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  CASH AND CASH EQUIVALENTS--The carrying amount reported on the balance sheet represents the fair value of cash and cash equivalents.

  ACCOUNTS RECEIVABLE--The carrying amount of accounts receivable approximates fair value because of the short-term nature of the financial instruments.

  SHORT-TERM BORROWINGS--Short-term borrowings have variable interest rates which adjust daily. The carrying value of these borrowings is a reasonable estimate of their fair value.

  ACCOUNTS PAYABLE--The carrying amount of accounts payable approximates fair value because of the short-term nature of the financial instruments.

  LONG-TERM DEBT--Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value of debt issues with fixed rates. The carrying value of floating rate debt is a reasonable estimate of their fair value.

  INTEREST RATE SWAP AGREEMENTS--Quoted market prices or dealer quotes are used to estimate the fair value of interest rate swap agreements.

  The following summarizes the estimated fair value of financial instruments, by type:

                                            JUNE 30,
                         -----------------------------------------------
                                  1995                    1996               MARCH 28, 1997
                         ----------------------- ----------------------- -----------------------
                                                                               (UNAUDITED)
                          CARRYING      FAIR      CARRYING      FAIR      CARRYING      FAIR
                           AMOUNT       VALUE      AMOUNT       VALUE      AMOUNT       VALUE
                         ----------- ----------- ----------- ----------- ----------- -----------
Assets and liabilities:
Cash and cash
 equivalents............ $   112,459 $   112,459 $   139,977 $   139,977 $ 5,568,997 $ 5,568,997
Accounts receivable.....  18,080,480  18,080,480  22,583,452  22,583,452  25,562,086  25,562,086
Short-term borrowings...   8,000,000   8,000,000   7,000,000   7,000,000   3,000,000   3,000,000
Accounts payable........   7,383,223   7,383,223   9,667,536   9,667,536   8,079,744   8,079,744
Long-term debt..........  24,915,416  27,387,454  22,276,038  24,562,702 190,000,000 190,000,000
Off Balance Sheet
 Financial Instruments:
Interest rate swap
 agreements
 (asset/(liability)) ...         --      219,000         --      850,000         --      249,000

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision.

11. RELATED PARTY TRANSACTIONS

  The Company has entered into supply agreements with several affiliated companies controlled by certain members of Company management. The agreements allow the Company to outsource embroidery work to the affiliates in the event that demand exceeds the Company's manufacturing capacity. Amounts paid to these entities were $2,262,967 and $3,080,718 for the years ended June 30, 1995 and 1996, respectively, and $3,443,695 (unaudited) for the nine months ended March 28, 1997.

  During the nine months ended March 28, 1997 (unaudited), the Company loaned the affiliates $150,000 and $700,000 under separate promissory notes to finance the affiliates purchase of embroidery equipment from the Company and to provide for working capital. The equipment was sold at net book value. Each of the promissory notes is unsecured, has an interest rate of 6.8% per annum and matures July 1, 2000.

  Subsequent to the consummation of the transactions at February 27, 1997, and prior to March 28, 1997, a shareholder purchased the corporate aircraft from the Company resulting in no gain or loss to the Company.

  Subsequent to March 28, 1997, the cash value of life insurance was liquidated into cash or transferred to the respective individuals at carrying value. As a result, cash surrender value of life insurance is included in the accompanying balance sheet at March 28, 1997, as a current asset.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
GFSI, Inc.
Lenexa, Kansas

  We have audited the accompanying balance sheet of GFSI, Inc. ("GFSI") as of January 23, 1997. This financial statement is the responsibility of GFSI's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of GFSI as of January 23, 1997 in conformity with generally accepted accounting principles.

  As described in Note 2 to the balance sheet, GFSI, Inc. completed recapitalization transactions on February 27, 1997 which included the merger of Winning Wasy, Inc. with and into GFSI, Inc. with GFSI, Inc. as the surviving entity.

Deloitte & Touche LLP

Kansas City, Missouri
January 24, 1997
[February 27, 1997 as to Note 2]

                                   GFSI, INC.

                                 BALANCE SHEET

                                JANUARY 23, 1997

                                  ASSETS
Current assets:
  Cash.................................................................... $100
                                                                           ----
    Total................................................................. $100
                                                                           ====
                           STOCKHOLDER'S EQUITY
  Common Stock, $.01 par value; 10,000 shares authorized; 1 share issued and outstanding........................................................ $  1
  Additional paid-in-capital..............................................   99
                                                                           ----
    Total................................................................. $100
                                                                           ====


                          See notes to balance sheet.

                                  GFSI, INC.

                            NOTES TO BALANCE SHEET

                               JANUARY 23, 1997

1. FORMATION

  GFSI, a Delaware corporation, was formed on January 15, 1997. GFSI for the sole purpose of becoming a wholly-owned subsidiary of GFSI Holdings, Inc. ("Holdings") concurrent with the consummation of the acquisition of Winning Ways, Inc. (the "Acquisition"), described below.

  GFSI is expected to affect an acquisition of Winning Ways, Inc. for a total purchase price of $232.9 million, subject to certain post-closing net worth adjustments, with closing to occur in February 1997. In order to finance the Acquisition, GFSI intends to offer $125.0 million in aggregate principal amount of Senior Subordinated Notes in a Rule 144A private placement transaction.

  In addition to the Senior Subordinated Notes, GFSI is expecting to enter into a new credit facility and receive contributions of capital from Holdings in order to complete the Acquisition.

  GFSI received an initial capital contribution of $100 on January 16, 1997 in exchange for 1 share of common stock. There have been no other transactions involving GFSI as of January 23, 1997.

2. SUBSEQUENT EVENT

  On October 31, 1996, the Board of Directors of Winning Ways, Inc. ("Winning Ways") executed a letter of intent to enter into a transaction with the Jordan Company. The transaction included the formation of a holding company, GFSI Holdings Inc. ("Holdings") and GFSI, Inc. (the "Company"), a wholly owned subsidiary of Holdings, to effect the acquisition of Winning Ways. On February 27, 1997, pursuant to the acquisition agreement, Holdings and the Company acquired all of the issued and outstanding capital stock of Winning Ways, and immediately thereafter merged Winning Ways with and into GFSI, Inc. with GFSI, Inc. as the surviving entity. All of the capital stock of Winning Ways acquired by Holdings in connection with the acquisition was contributed to the Company along with the balance of the Equity Contribution, as described below.

  The aggregate purchase price for Winning Ways was $242.3 million, consisting of $173.1 million in cash at closing, a post closing payment at April 30, 1997 of $10.0 million and the repayment of $59.2 million of Winning Ways existing indebtedness. To finance the Acquisition, including approximately $11.5 million of related fees and expenses: (1) the Jordan Company, its affiliates and MCIT PLC (collectively the "Jordan Investors") and certain members of management (the "Management Investors") invested $52.2 million in Holdings and Holdings contributed $51.4 million of this amount to the Company (the "Equity Contribution"); (ii) the Company entered into a credit agreement (the "New Credit Agreement") which provides for borrowings of up to $115.0 million, of which approximately $68.0 million was outstanding at closing and approximately $22.9 million was utilized to cover outstanding commercial and stand-by letters of credit at Closing; and (iii) the Company issued $125.0 million of Senior Subordinates Notes (the "Senior Subordinated Notes") which were purchased by institutional investors through a Regulation 144A private placement. The Equity Contribution was comprised of (i) a contribution of $13.6 million form the Jordon Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings; (ii) a contribution of $13.6 million from the Management Investors to Holdings in exchange for Holdings Preferred Stock and approximately 50% of the Common Stock of Holdings and, (iii) a contribution of $25.0 million from a Jordan Investor to Holdings in exchange for Holdings Subordinated Notes. Approximately $0.8 million of the contribution from the Management Investors was financed by loans from Holdings.

  Subsequent to the recapitalization transactions described above, the Company is a wholly-owned subsidiary of Holdings. Holdings is dependent upon the cash flows of the Company to provide funds to serve $25.0 million of Holdings subordinated notes. The annual cash flow requirements to service Holdings subordinated notes is $3 million (principal due in balloon payment in 2008). Additionally, Holdings' cumulative non-cash preferred stock dividends will total $3.2 million annually. Holdings preferred stock may be redeemed at stated value ($27.0 million) plus accrued dividends with mandatory redemption in 2009. The annual cash flow requirements relative to the Holdings subordinated notes and Holdings preferred stock will not be refected in the financial statements of the Company.

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  NO DEALER, SALESMAN OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

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                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................  15
The Transactions.........................................................  22
Use of Proceeds..........................................................  23
Capitalization...........................................................  24
Selected Historical Financial Data.......................................  25
Management's Discussion and Analysis of Results of Operations and
 Financial Condition.....................................................  27
Business.................................................................  34
Management...............................................................  44
Principal Stockholders...................................................  49
The Exchange Offer.......................................................  50
Description of Notes.....................................................  59
Description of Certain Indebtedness......................................  87
Certain Transactions.....................................................  88
Plan of Distribution.....................................................  90
Federal Income Tax Consequences..........................................  91
Legal Matters............................................................  91
Experts..................................................................  91
Available Information....................................................  92
Unaudited Pro Forma Statements of Income................................. P-1
Index to Financial Statements............................................ F-1

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                                  $125,000,000

                                   GFSI, INC.

               9 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2007

                               ----------------

                                   PROSPECTUS

                               ----------------


                                        , 1997

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                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  (a) The Delaware General Corporation Law (Section 145) gives Delaware corporations broad powers to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant. For actions or suits by or in the right of the registrant, no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the registrant, unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court deems proper.

  Section 145 also authorizes the registrant to buy directors' and officers' liability insurance and gives a director, officer, employee or agent of the registrant who has been successful on the merits or otherwise in defense of any action, suit or proceeding of a type referred to in the preceding paragraph the right to be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Any indemnification (unless ordered by a court) will be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

  (b) The Certificate of Incorporation of the registrant requires, and the By-Laws of the registrant provides for, indemnification of directors, officers, employees and agents to the full extent permitted by law.

  (c) The Purchase Agreement and the Registration Rights Agreement (the forms of which are included as Exhibits 1 and 4.4 to this registration statement) provide for the indemnification under certain circumstances of the registrant, its directors and certain of its officers by the Underwriters.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

  A list of the exhibits included as part of this registration statement is set forth below and in the Exhibit Index that immediately precedes such exhibits.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                         DESCRIPTION                          SEQ. #
 -------                        -----------                          ------
    1    Purchase Agreement, dated February 27, 1997, by and among     *
         GFSI, Inc., Donaldson, Lufkin & Jenrette Securities
         Corporation and Jefferies & Company, Inc.

 EXHIBIT
 NUMBER                           DESCRIPTION                            SEQ. #
 -------                          -----------                            ------
  2.1++  Agreement for Purchase and Sale of Stock, dated January 24,       *
         1997, among GFSI Holdings, Inc., GFSI, Inc. and the
         Shareholders of Winning Ways, Inc.
  2.2    Amendment No. 1 to Agreement for Purchase and Sale of Stock,      *
         dated February 27, 1997, among GFSI Holdings, Inc., GFSI,
         Inc. and the Shareholders of Winning Ways, Inc.
  2.3    Plan of Merger, dated February 27, 1997, between GFSI, Inc.       *
         and Winning Ways, Inc.
  3.1    Certificate of Incorporation of GFSI, Inc.                        *
  3.2    Bylaws of GFSI, Inc.                                              *
  4.1    Indenture, dated February 27, 1997, between GFSI, Inc. and        *
         Fleet National Bank, as Trustee
  4.2    Global Series A Senior Subordinated Note                          *
  4.3    Form of Global Series B Senior Subordinated Note                  *
  4.4    Registration Rights Agreement, dated February 27, 1997, by        *
         and among GFSI, Inc., Donaldson, Lufkin & Jenrette Securities
         Corporation and Jefferies & Company, Inc.
  4.5    Subscription and Stockholders Agreement, dated February 27,       *
         1997, by and among GFSI, Inc. and the investors listed
         thereto
  4.6    Deferred Limited Interest Guaranty, dated February 27, 1997       *
         by GFSI, Inc. to MCIT PLC
  5      Opinion of Mayer, Brown & Platt                                   *
  8      Tax Opinion                                                       *
 10.1    Credit Agreement, dated February 27, 1997, by and among GFSI,
         Inc., the lenders listed thereto and The First National Bank of Chicago, as Agent
 10.2    Security Agreement, dated February 27, 1997, between GFSI,
         Inc. and The First National Bank of Chicago, as Agent
 10.3    Trademark Security Agreement, dated February 27, 1997,            *
         between GFSI, Inc. and The First National Bank of Chicago, as
         Agent
 10.4    Mortgage, Security Agreement, Financing Statement and
         Assignment of Rents and Leases, dated February 27, 1997, by
         GFSI, Inc. in favor of The First National Bank of Chicago
 10.5(a) Restricted Account Agreement, dated February 27, 1997,            *
         between GFSI, Inc. and Boatmen's National Bank
 10.5(b) Restricted Account Agreement, dated February 27, 1997,            *
         between GFSI, Inc. and Hillcrest Bank
 10.6    Tax Sharing Agreement, dated February 27, 1997, between GFSI,     *
         Inc. and GFSI Holdings, Inc.
 10.7    Management Consulting Agreement, dated February 27, 1997,         *
         between GFSI Holdings, Inc. and TJC Management Corporation
 10.8    Employment Agreement, dated February 27, 1997, between GFSI,      *
         Inc. and Robert M. Wolff
 10.9    Noncompetition Agreement, dated February 27, 1997, between        *
         GFSI Holdings, Inc. and Robert M. Wolff
 10.10   Form of Indemnification Agreement, dated February 27, 1997,       *
         between GFSI Holdings, Inc. and its director and executive officers
 10.11   Promissory Note, dated August 12, 1996, between Winning Ways,     *
         Inc. and Impact Design, Inc.
 10.12   Promissory Note, dated August 12, 1996, between Winning Ways,     *
         Inc. and Kansas Custom Embroidery.

 EXHIBIT
 NUMBER                           DESCRIPTION                           SEQ. #
 -------                          -----------                           ------
  10.13  Form of Promissory Note, dated February 27, between GFSI         *
         Holdings, Inc. and the Management Investors.
  10.14  License Agreement, dated April 1, 1994, by and between
         Winning Ways, Inc. and Softwear Athletics, Inc.
  12     Statement re: Computation of Ratios                              *
  16     Letter re: Change in Certifying Accountant                       *
         Consent of Mayer, Brown & Platt (included in the opinion
  23.1   filed as Exhibit 5)                                             *
  23.2   Consent of Deloitte & Touche LLP
  23.3   Consent of Donnelly Meiners Jordan and Kline
         Power of Attorney (included on the signature page in Part II
  24     of the Registration Statement)                                  *
  25     Statement of Eligibility of Trustee                             *
  27     Financial Data Schedule                                         *
  99     Form of Letter of Transmittal

++ The schedules and exhibits to the agreements have not been filed pursuant to Items 601(b)(2) of Regulation S-K. Such schedules and exhibits will be filed supplementally upon the request of the Securities and Exchange Commission.
 * Previously filed.

  (b) Financial Statement Schedules:

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in the registration statement.

ITEM 22. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (f) The registrant has not entered into any arrangement or understanding with any person to distribute the securities to be received in the Exchange Offer and to the best of the registrant's information and belief, each person participating in the Exchange Offer is acquiring the securities in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the securities to be received in the Exchange Offer. In this regard, the registrant will make each person participating in the Exchange Offer aware (through the Exchange Offer Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resales, any securityholder using the exchange offer to participate in a distribution of the securities to be acquired in the registered exchange offer (1) could not rely on the staff position enunciated in Exxon Capital Holdings Corporation (available April 13, 1989) or similar letters and (2) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. The registrant acknowledges that such a secondary resale transaction should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 22, 1997.

                                          GFSI, INC.

                                               /s/ A. Richard Caputo, Jr.
                                          By __________________________________
                                                 A. RICHARD CAPUTO, JR.
                                               VICE PRESIDENT AND DIRECTOR

  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 22, 1997.

             SIGNATURES                           TITLE

                  *                       Chairman and a Director
-------------------------------------
           ROBERT M. WOLFF

                  *                       President, Chief Operating Officer
-------------------------------------      and a Director
          JOHN L. MENGHINI                (Principal Executive Officer)

                  *                       Senior Vice President, Finance and a
-------------------------------------      Director (Principal Financial and
           ROBERT G. SHAW                  Accounting Officer)

                  *                       Senior Vice President, Merchandising
-------------------------------------      and a Director
          LARRY D. GRAVEEL

                  *                       Vice President and a Director
-------------------------------------
       A. RICHARD CAPUTO, JR.

                  *                       Director
-------------------------------------
          JOHN W. JORDAN II

                  *                       Director
-------------------------------------
         DAVID W. ZALAZNICK

     /s/ A. Richard Caputo, Jr.
By __________________________________
   NAME: A. RICHARD CAPUTO, JR. AS
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DESCRIPTION                            SEQ. #
 -------                          -----------                            ------
  1      Purchase Agreement, dated February 27, 1997, by and among         *
         GFSI, Inc., Donaldson, Lufkin & Jenrette Securities
         Corporation and Jefferies & Company, Inc.
  2.1++  Agreement for Purchase and Sale of Stock, dated January 24,       *
         1997, among GFSI Holdings, Inc., GFSI, Inc. and the
         Shareholders of Winning Ways, Inc.
  2.2    Amendment No. 1 to Agreement for Purchase and Sale of Stock,      *
         dated February 27, 1997, among GFSI Holdings, Inc., GFSI,
         Inc. and the Shareholders of Winning Ways, Inc.
  2.3    Plan of Merger, dated February 27, 1997, between GFSI, Inc.       *
         and Winning Ways, Inc.
  3.1    Certificate of Incorporation of GFSI, Inc.                        *
  3.2    Bylaws of GFSI, Inc.                                              *
  4.1    Indenture, dated February 27, 1997, between GFSI, Inc. and        *
         Fleet National Bank, as Trustee
  4.2    Global Series A Senior Subordinated Note                          *
  4.3    Form of Global Series B Senior Subordinated Note                  *
  4.4    Registration Rights Agreement, dated February 27, 1997, by        *
         and among GFSI, Inc., Donaldson, Lufkin & Jenrette Securities
         Corporation and Jefferies & Company, Inc.
  4.5    Subscription and Stockholders Agreement, dated February 27,       *
         1997, by and among GFSI, Inc. and the investors listed
         thereto
  4.6    Deferred Limited Interest Guaranty, dated February 27, 1997       *
         by GFSI, Inc. to MCIT PLC
  5      Opinion of Mayer, Brown & Platt                                   *
  8      Tax Opinion                                                       *
 10.1    Credit Agreement, dated February 27, 1997, by and among GFSI,
         Inc., the lenders listed thereto and The First National Bank of Chicago, as Agent
 10.2    Security Agreement, dated February 27, 1997, between GFSI,
         Inc. and The First National Bank of Chicago, as Agent
 10.3    Trademark Security Agreement, dated February 27, 1997,            *
         between GFSI, Inc. and The First National Bank of Chicago, as
         Agent
 10.4    Mortgage, Security Agreement, Financing Statement and
         Assignment of Rents and Leases, dated February 27, 1997, by
         GFSI, Inc. in favor of The First National Bank of Chicago
 10.5(a) Restricted Account Agreement, dated February 27, 1997,            *
         between GFSI, Inc. and Boatmen's National Bank
 10.5(b) Restricted Account Agreement, dated February 27, 1997,            *
         between GFSI, Inc. and Hillcrest Bank
 10.6    Tax Sharing Agreement, dated February 27, 1997, between GFSI,     *
         Inc. and GFSI Holdings, Inc.
 10.7    Management Consulting Agreement, dated February 27, 1997,         *
         between GFSI Holdings, Inc. and TJC Management Corporation
 10.8    Employment Agreement, dated February 27, 1997, between GFSI,      *
         Inc. and Robert M. Wolff

 EXHIBIT
 NUMBER                           DESCRIPTION                            SEQ. #
 -------                          -----------                            ------
  10.9   Noncompetition Agreement, dated February 27, 1997, between        *
         GFSI Holdings, Inc. and Robert M. Wolff
  10.10  Form of Indemnification Agreement, dated February 27, 1997,       *
         between GFSI Holdings, Inc. and its director and executive officers
  10.11  Promissory Note, dated August 12, 1996, between Winning Ways,     *
         Inc. and Impact Design, Inc.
  10.12  Promissory Note, dated August 12, 1996, between Winning Ways,     *
         Inc. and Kansas Custom Embroidery.
  10.13  Form of Promissory Note, dated February 27, between GFSI          *
         Holdings, Inc. and the Management Investors.
  10.14  License Agreement, dated April 1, 1994, by and between
         Winning Ways, Inc. and Softwear Athletics, Inc.
  12     Statement re: Computation of Ratios                               *
  16     Letter re: Change in Certifying Accountant                        *
         Consent of Mayer, Brown & Platt (included in the opinion
  23.1   filed as Exhibit 5)                                              *
  23.2   Consent of Deloitte & Touche LLP
  23.3   Consent of Donnelly Meiners Jordan and Kline
         Power of Attorney (included on the signature page in Part II
  24     of the Registration Statement)                                   *
  25     Statement of Eligibility of Trustee                              *
  27     Financial Data Schedule                                          *
  99     Form of Letter of Transmittal

++ The schedules and exhibits to the agreements have not been filed pursuant to Items 601(b)(2) of Regulation S-K. Such schedules and exhibits will be filed supplementally upon the request of the Securities and Exchange Commission.
 * Previously filed.